      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 2002



                                                      REGISTRATION NO. 333-90576

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                     THE READER'S DIGEST ASSOCIATION, INC.
             (Exact Name of Registrant as Specified in its Charter)

                 DELAWARE                                      2731                                     13-1726769
      (State or Other Jurisdiction of              (Primary Standard Industrial                      (I.R.S. Employer
      Incorporation or Organization)                Classification Code Number)                   Identification Number)

                       PLEASANTVILLE, NEW YORK 10570-7000
                                 (914) 238-1000
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                             ---------------------

                              C.H.R. DUPREE, ESQ.
       VICE PRESIDENT, CORPORATE SECRETARY AND ASSOCIATE GENERAL COUNSEL
                       PLEASANTVILLE, NEW YORK 10570-7000
                                 (914) 238-1000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                             ---------------------

                                   COPIES TO:

                           PATRICIA A. VLAHAKIS, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the recapitalization of the Registrant pursuant to the recapitalization agreement, dated as of April 12, 2002, described in the enclosed proxy statement/prospectus.

                             ---------------------

    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

             [LETTERHEAD OF THE READER'S DIGEST ASSOCIATION, INC.]



                                                                   July   , 2002


Dear Reader's Digest Stockholder:


     I am pleased to invite you to attend a special meeting of stockholders on Wednesday, August 14, 2002. The meeting will begin promptly at 9:00 a.m. local time at Reader's Digest's DeWitt Wallace Auditorium, Reader's Digest Road, Chappaqua, New York. Driving directions to the Wallace Auditorium appear on the last page of this proxy statement/prospectus.


     The accompanying notice of meeting and proxy statement/prospectus describe the matters to be considered and voted upon at the special meeting.


     Although only holders of record of Reader's Digest's Class B Voting Common Stock at the close of business on July 8, 2002 are entitled to vote at the special meeting, we invite all Reader's Digest stockholders, including the holders of Reader's Digest Class A Nonvoting Common Stock, to attend.


     We are asking you to approve a recapitalization transaction in which

     - each share of Class A Nonvoting Common Stock will be recapitalized into one share of Common Stock, entitled to one vote per share;


     - each share of Class B Voting Common Stock will be recapitalized into 1.24 shares of Common Stock, entitled to one vote per share;



     - our board of directors will be divided into three classes; and



     - the ability of stockholders to act by written consent without a meeting will be eliminated.


     In addition, under the terms of the recapitalization agreement, we have agreed to purchase 3,636,363 shares of Class B Voting Common Stock owned by the DeWitt Wallace-Reader's Digest Fund and the Lila Wallace-Reader's Digest Fund at $27.50 in cash per share for an aggregate purchase price of $99,999,983.

     If you are entitled to vote at the special meeting, it is important that your shares be represented, whether or not you plan to attend the special meeting personally. To ensure that your vote will be received and counted, please promptly complete, date and return your proxy or voting direction card in the enclosed return envelope, whether or not you plan to attend the meeting in person.

                                          Sincerely,

                                          [SIGNATURE OF THOMAS O. RYDER]
                                          Chairman and Chief Executive Officer

NOTE: HOLDERS OF CLASS A NONVOTING COMMON STOCK AND READER'S DIGEST PREFERRED STOCK ARE NOT ENTITLED TO VOTE AT THE SPECIAL MEETING AND WILL NOT RECEIVE A PROXY CARD OR VOTING DIRECTION CARD WITH THIS PROXY STATEMENT/PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This proxy statement/prospectus is dated July 2, 2002, and is first being
mailed to stockholders on or about July   , 2002.

                     THE READER'S DIGEST ASSOCIATION, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD AUGUST 14, 2002



     The special meeting of stockholders of The Reader's Digest Association, Inc. will be held at Reader's Digest's DeWitt Wallace Auditorium, Reader's Digest Road, Chappaqua, New York at 9:00 a.m. Eastern Time on Wednesday, August 14, 2002 for the following purposes:



     1. To adopt the Agreement and Plan of Merger, dated as of June 28, 2002, by and between Reader's Digest and RDA Merger Corp., providing for a recapitalization of the company by means of a merger of RDA Merger Corp. with and into Reader's Digest that will result in:


     - the conversion of each share of our Class A Nonvoting Common Stock into one share of Common Stock, entitled to one vote per share;

     - the conversion of each share of our Class B Voting Common Stock into 1.24 shares of Common Stock, entitled to one vote per share; and


in the alternative, to approve proposed amendments to our certificate of incorporation that would recapitalize the company by, first, reclassifying each share of Class B Voting Common Stock into 1.24 shares of Class A Nonvoting Common Stock, and, immediately thereafter, granting the shares of Class A Nonvoting Common Stock the right to cast one vote per share and renaming the Class A Nonvoting Common Stock "Common Stock."



     2. To approve an amendment to our certificate of incorporation to divide our board of directors into three classes.



     3. To approve an amendment to our certificate of incorporation to eliminate the ability of stockholders to act by written consent without a meeting.



     4. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.



     Approval of the charter proposals (Items 2 and 3 above) is a condition to completion of the recapitalization transaction. Therefore, if stockholders wish to have the recapitalization transaction completed, they must also approve the charter proposals.


     Under the terms of the recapitalization agreement, we have also agreed to purchase 3,636,363 shares of Class B Voting Common Stock owned by the DeWitt Wallace-Reader's Digest Fund and the Lila Wallace-Reader's Digest Fund at $27.50 in cash per share for an aggregate purchase price of $99,999,983.


     Holders of Class B Voting Common Stock of record at the close of business on July 8, 2002 are entitled to notice of and to vote at the special meeting.


     Whether or not you plan to attend the special meeting, you can vote your shares by completing and returning the proxy card or voting direction card sent to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement/prospectus.

     If we effect the recapitalization by means of a merger, holders of our preferred stock will have appraisal rights, which are described in the proxy statement/prospectus. If holders of more than $5 million in stated amount of our preferred stock properly seek to exercise appraisal rights, we will effect the recapitalization by amending our certificate of incorporation instead of completing the merger and holders of our preferred stock will not be entitled to appraisal rights. Under no circumstances are holders of Class A Nonvoting Common Stock or Class B Voting Common Stock entitled to appraisal rights in connection with the recapitalization.

                                         By order of the Board of Directors,


                                         [SIGNATURE OF C.H.R. DUPREE]


                                         Vice President and Corporate Secretary



July   , 2002



      PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION.........................    1
QUESTIONS AND ANSWERS ABOUT THE RECAPITALIZATION............    3
SUMMARY.....................................................    6
  The Company...............................................    6
  The Recapitalization Agreement............................    6
  Stockholder Approval......................................    7
  Appraisal Rights..........................................    7
  United States Federal Income Tax Consequences.............    8
  Recommendation to Stockholders............................    8
  Opinion of Financial Advisor..............................    8
  Interests of Certain Persons in the Recapitalization......    9
  Conditions to the Recapitalization........................    9
  Termination of the Recapitalization Agreement.............    9
  Regulatory Matters........................................    9
  Accounting Treatment......................................   10
  Stock Exchange Listing....................................   10
  Amendments to By-Laws.....................................   10
  Selected Historical Financial Information.................   11
  Unaudited Selected Pro Forma Condensed Combined Financial
     Information............................................   13
  Historical and Pro Forma Per Share Data...................   14
  Comparative Per Share Market Price and Dividend
     Information............................................   15
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................   16
THE SPECIAL MEETING.........................................   18
  General...................................................   18
  Date, Time and Place of the Special Meeting; Record
     Date...................................................   18
  What Will Be Voted Upon...................................   18
  Quorum....................................................   19
  Vote Required for Approval................................   19
  Proxies; Revocability of Proxies; Cost of Solicitation....   19
  Voting Shares of Class B Voting Common Stock held through
     the Reader's Digest 401(k) Plan........................   20
  Meeting Admittance Procedures.............................   20
  Confidential Voting.......................................   21
  Recommendation of Our Board of Directors..................   21
THE RECAPITALIZATION........................................   22
  The Company...............................................   22
  Structure of the Recapitalization.........................   22
  Background of the Recapitalization........................   23
  Reasons for the Recapitalization..........................   27
  Recommendation of the Reader's Digest Special Committee
     and the Reader's Digest Board of Directors.............   29
  Opinion of Financial Advisor..............................   29
  Accounting Treatment......................................   36
  United States Federal Income Tax Consequences of the
     Recapitalization.......................................   36
  Appraisal Rights..........................................   37
  Federal Securities Laws Consequences......................   39
  Regulatory Matters........................................   39
  Stock Certificates........................................   39
  Litigation Relating to the Recapitalization...............   39
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................   41
INTERESTS OF CERTAIN PERSONS IN THE RECAPITALIZATION........   50

                                                              PAGE
                                                              ----
THE RECAPITALIZATION AGREEMENT..............................   51
  The Share Purchase........................................   51
  The Merger................................................   51
  The Alternative Structure.................................   51
  Amendments to Our Certificate of Incorporation............   51
  Representations and Warranties............................   51
  Stockholders' Meeting; Proxy Statement and Registration
     Statement..............................................   51
  Funds' Agreement to Vote in Favor of Recapitalization
     Proposal and the Charter Proposals; Limitation on
     Transfer of Funds' Shares..............................   52
  Funds' Registration Rights................................   52
  Listing of Common Stock...................................   53
  Funds' Designee...........................................   53
  Conditions to Completion of the Recapitalization..........   53
  Termination...............................................   53
  Fees and Expenses.........................................   54
  Amendment.................................................   54
THE MERGER AGREEMENT........................................   55
  General...................................................   55
  The Merger................................................   55
  Effect of Merger on Reader's Digest Capital Stock.........   55
  Amendments to Our Certificate of Incorporation Effected by
     the Merger.............................................   56
  Stock Certificates........................................   56
  Termination...............................................   57
  Amendment.................................................   57
ALTERNATIVE STRUCTURE -- EFFECTING THE RECAPITALIZATION BY
  AMENDING OUR CERTIFICATE OF INCORPORATION.................   58
  General...................................................   58
  The Certificates of Amendment to Our Certificate of
     Incorporation..........................................   58
  Stock Certificates........................................   59
THE CHARTER PROPOSALS.......................................   60
  Proposal 2 -- Classified Board............................   60
  Proposal 3 -- Elimination of Action by Written Consent....   61
  Approval of the Charter Proposals as a Condition to
     Completion of the Recapitalization Transaction.........   62
BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS................   63
  Principal Stockholders....................................   63
  Directors and Executive Officers..........................   64
DESCRIPTION OF COMMON STOCK.................................   65
  Authorized Capital Stock..................................   65
  Reader's Digest Common Stock..............................   65
  Anti-takeover Considerations..............................   66
COMPARISON OF STOCKHOLDER RIGHTS............................   68
STOCK EXCHANGE LISTING......................................   71
INDEPENDENT ACCOUNTANTS.....................................   71
LEGAL MATTERS...............................................   71
SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS.........   71
APPENDIX A -- Recapitalization Agreement
APPENDIX B -- Agreement and Plan of Merger
APPENDIX C -- Certificates of Amendment
APPENDIX D -- Opinion of Goldman, Sachs & Co.
APPENDIX E -- Section 262 of the Delaware General
  Corporation Law

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's website at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. We maintain a website at www.rd.com. The information contained in our website is not incorporated in this proxy statement/prospectus by reference and you should not consider it a part of this proxy statement/prospectus.

     The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates important business and financial information about Reader's Digest that is not included in or delivered with this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that have previously been filed with the Securities and Exchange Commission:

     - our annual report on Form 10-K for the fiscal year ended June 30, 2001;

     - our quarterly reports on Form 10-Q for the fiscal quarters ended September 30, 2001, December 31, 2001 and March 31, 2002; and

     - our current reports on Form 8-K filed on August 14, 2001, August 20, 2001, October 31, 2001, December 4, 2001, January 24, 2002, March 22,
       2002, March 25, 2002, April 15, 2002, April 18, 2002, April 25, 2002, May
       21, 2002, June 3, 2002 and June 11, 2002.

     We are also incorporating by reference additional documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the special meeting.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

                               Investor Relations
                     The Reader's Digest Association, Inc.
                       Pleasantville, New York 10570-7000
                           Telephone: (914) 244-7446


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, INCLUDING ANY DOCUMENTS WE MAY SUBSEQUENTLY FILE WITH THE SECURITIES AND EXCHANGE COMMISSION BEFORE THE SPECIAL MEETING, PLEASE DO SO BY AUGUST 7, 2002 SO THAT YOU WILL RECEIVE THEM BEFORE THE SPECIAL MEETING.


     This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the matters presented to you for your approval. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/ prospectus. This proxy statement/prospectus is dated July 2, 2002. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of the proxy statement/prospectus to stockholders nor the issuance of Common Stock in the recapitalization shall create any implication to the contrary.

                QUESTIONS AND ANSWERS ABOUT THE RECAPITALIZATION

Q: WHY IS READER'S DIGEST PROPOSING THE RECAPITALIZATION?

A: We have proposed the recapitalization for a number of reasons:

     - Alignment of Economic Interests and Voting Rights. Currently, holders of the Class B Voting Common Stock, representing approximately 13% of the economic interest in Reader's Digest, control 100% of the company's voting power, while holders of the Class A Nonvoting Common Stock, representing approximately 87% of the economic interest in Reader's Digest, have no voting power. The recapitalization will align our stockholders' voting rights with their economic interests in our company by establishing a simplified one share/one vote capital structure.

     - Reduce Funds' Voting Influence. The recapitalization will reduce the combined voting power of our largest stockholders, the DeWitt Wallace-Reader's Digest Fund and the Lila Wallace-Reader's Digest Fund (the Funds), from 50% to approximately 14%. As a result of their reduced voting interest, the Funds will no longer effectively control the outcome of matters submitted to a vote of our stockholders.

     - Facilitate Diversification by the Funds. For some time, the Funds have expressed an interest in diversifying their holdings in our company. The registration rights we will grant to the Funds under the terms of the recapitalization agreement are intended to provide a mechanism to facilitate diversification by the Funds in due course and in an orderly manner, without disrupting the market for our shares.

     - Elimination of Control Block. Following the recapitalization, the Funds will not have the ability to sell effective voting control of the company in an isolated transaction in which our other stockholders do not participate. In addition, the elimination of dual class, voting/nonvoting common stock will limit the possibility that a person could acquire voting control of Reader's Digest without purchasing a majority of its shares.

     - Enhance Our Strategic Flexibility. We believe that the simplified capital structure will likely improve our ability to structure equity financings and acquisitions by eliminating tax concerns of the Funds resulting from their ability to control the company.

     - Improved Liquidity, Trading Efficiencies and Expanded Investor Base. We believe that the recapitalization could result in improved liquidity, trading efficiencies and an expanded investor base for Reader's Digest.

Q: WHAT WILL HAPPEN TO MY SHARES OF CLASS A NONVOTING COMMON STOCK IN THE
   RECAPITALIZATION?

A: Each share of Class A Nonvoting Common Stock will be recapitalized into one share of Common Stock, entitled to one vote per share.

Q: WHAT WILL HAPPEN TO MY SHARES OF CLASS B VOTING COMMON STOCK IN THE
   RECAPITALIZATION?

A: Each share of Class B Voting Common Stock will be recapitalized into 1.24 shares of Common Stock, entitled to one vote per share. You will receive cash in lieu of any fractional shares of Common Stock.

Q: WHAT DO I NEED TO DO WITH MY STOCK CERTIFICATES?


A: You do not need to do anything at this time.



     - Following completion of the recapitalization, each stock certificate representing shares of Class A Nonvoting Common Stock will represent the same number of shares of Common Stock.



     - Promptly following completion of the recapitalization, our transfer agent will mail each record holder of shares of Class B Voting Common Stock in certificated form, instructions and transmittal materials for effecting the surrender of stock certificates for Class B Voting Common Stock in exchange for replacement certificates representing the number of whole shares of Common Stock obtained by multiplying the number of shares of Class B Voting Common Stock shown on the certificate by

1.24 (with cash to be paid in lieu of any fractional shares of Common Stock).



     PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD AND DO NOT SURRENDER ANY CERTIFICATES REPRESENTING CLASS B VOTING COMMON STOCK UNTIL YOU HAVE RECEIVED TRANSMITTAL MATERIALS FROM OUR TRANSFER AGENT FOLLOWING COMPLETION OF THE RECAPITALIZATION.


Q: WHEN DOES READER'S DIGEST EXPECT TO COMPLETE THE RECAPITALIZATION?


A: We are working to complete the recapitalization as quickly as possible. We hope to complete the recapitalization in August 2002. However, we cannot assure you that we will complete the recapitalization by then.



Q: WHAT STOCKHOLDER VOTES ARE REQUIRED TO APPROVE THE RECAPITALIZATION PROPOSAL
   AND THE CHARTER PROPOSALS?



A: A majority of the voting power of our shares of Class B Voting Common Stock must approve the recapitalization proposal and the charter proposals. The Funds, which together control 50% of the voting power of our shares of Class B Voting Common Stock, have agreed to vote in favor of the recapitalization proposal and the charter proposals. In addition, certain executive officers and directors of Reader's Digest may direct the voting of shares of Class B Voting Common Stock held in their accounts in the Reader's Digest Employee Ownership Plan and 401(k) Partnership. Approval of the charter proposals is a condition to completion of the recapitalization transaction.



Q: WHO IS ENTITLED TO VOTE ON THE RECAPITALIZATION PROPOSAL AND THE CHARTER
   PROPOSALS?



A: Only holders of record of shares of our Class B Voting Common Stock at the close of business on July 8, 2002 may vote on the recapitalization proposal and the charter proposals. If you own shares of Class B Voting Common Stock on the record date through a bank, broker or other record holder, you may vote in person at the special meeting only if you present a letter signed by the record holder indicating the number of shares you are entitled to vote.


Q: WHEN AND WHERE IS THE SPECIAL MEETING?


A: We will hold the special meeting on Wednesday, August 14, 2002, at 9:00 a.m., local time, at Reader's Digest's DeWitt Wallace Auditorium, Reader's Digest Road, Chappaqua, New York.


Q: IF I AM A HOLDER OF SHARES OF CLASS A NONVOTING COMMON STOCK, WHAT DO I NEED
   TO DO NOW?

A: If you are a holder of shares of Class A Nonvoting Common Stock, you are not entitled to vote at the special meeting and do not need to do anything now.

Q: IF I AM A HOLDER OF SHARES OF CLASS B VOTING COMMON STOCK, WHAT DO I NEED TO
   DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope. Please return your proxy card as soon as possible so that we may vote your shares at the special meeting.


Q: IF I AM A HOLDER OF SHARES OF CLASS B VOTING COMMON STOCK OTHER THAN THROUGH
   THE READER'S DIGEST 401(K) PLAN, WHAT HAPPENS IF I DO NOT RESPOND OR IF I RESPOND AND FAIL TO INDICATE MY VOTING PREFERENCE OR IF I ABSTAIN FROM VOTING?



A: If you fail to respond, it will have the same effect as a vote against the recapitalization proposal and the charter proposals. If you respond and do not indicate your voting preference, we will count your proxy as vote in favor of the recapitalization proposal and the charter proposals. If you respond and abstain from voting, your proxy will have the same effect as a vote against the recapitalization proposal and the charter proposals.


Q: IF I AM A HOLDER OF SHARES OF CLASS B VOTING COMMON STOCK, CAN I CHANGE MY
   VOTE AFTER I HAVE DELIVERED MY PROXY?

A: Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to our corporate secretary before the special meeting. If you hold your shares through an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, you can attend the special meeting and vote in person.

Q: IF I HOLD SHARES OF CLASS B VOTING COMMON STOCK THROUGH THE READER'S DIGEST
   401(k) PLAN, HOW DO I VOTE THESE SHARES?


A: As a participant in our 401(k) plan, you are entitled to direct the plan trustee how to vote your shares of Class B Voting Common Stock held through the plan. The trustee will vote your shares of Class B Voting Common Stock in accordance with your direction. A voting direction card relating to your shares of Class B Voting Common Stock held through the plan accompanies this proxy statement/prospectus. After carefully reading and considering the information contained in this proxy statement/prospectus, please respond by completing, signing and dating your voting direction card and returning it to the trustee in the enclosed postage paid envelope so that the trustee receives it no later than 4:00 p.m., Eastern Time, on Tuesday, August 13, 2002. You may revoke your voting direction by giving written notice to the trustee so that it is received by the trustee no later than 4:00 p.m., Eastern Time, on Tuesday, August 13, 2002.


   With respect to shares of Class B Voting Common Stock held through the plan but not yet allocated to plan participants or as to which plan participants fail to provide to the trustee timely voting directions, the trustee will vote these shares in the same proportion as the shares as to which the trustee receives timely voting directions.

Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: Holders of shares of our Class A Nonvoting Common Stock and Class B Voting
   Common Stock are not entitled to appraisal rights. Under the Delaware General Corporation Law, if we effect the recapitalization by means of a merger, holders of our preferred stock will have appraisal rights. Holders of our preferred stock wishing to exercise appraisal rights must strictly comply with the rules governing the exercise of appraisal rights or lose those rights. We describe the procedures for exercising appraisal rights in this proxy statement/prospectus and we attach the provisions of Delaware law that govern appraisal rights as Appendix E to this proxy statement/prospectus.

   If holders of more than $5 million in stated amount of our preferred stock properly seek to exercise appraisal rights, we will effect the recapitalization by amending our certificate of incorporation instead of completing the merger. If we effect the recapitalization by amending our certificate of incorporation, holders of our preferred stock will not be entitled to appraisal rights under Delaware law.

Q: WHOM SHOULD I CALL IF I HAVE QUESTIONS?

A: If you have questions about the recapitalization or how to submit your proxy card or voting direction card, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting direction card, you should contact:

     - Morrow & Co., Inc.
       445 Park Avenue
       5th Floor
       New York, New York 10022
       Telephone: (877) 366-1578

       or

     - The Reader's Digest Association, Inc.
       Pleasantville, New York 10570-7000
       Attention: Investor Relations
       Telephone: (914) 244-7446

                                    SUMMARY


     This summary highlights selected information about the recapitalization proposal and the charter proposals and may not contain all of the information that is important to you. To understand the recapitalization proposal and the charter proposals better, you should read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information" beginning on page 1.


THE COMPANY
(See Page 22)

The Reader's Digest Association, Inc.
Pleasantville, New York 10570-7000
(914) 238-1000
website: http://www.rd.com

     Reader's Digest is a preeminent global leader in publishing and direct marketing. Reader's Digest creates and delivers products that inform, enrich, entertain and inspire, including magazines, books, recorded music collections, and home videos. Reader's Digest is best known for publishing its flagship Reader's Digest magazine. DeWitt and Lila Acheson Wallace founded Reader's Digest magazine in 1922. Today, Reader's Digest has a worldwide circulation of about 23 million and over 100 million readers each month. Reader's Digest is published in 48 editions and 19 languages.

     On May 20, 2002, Reader's Digest acquired substantially all of the assets, and assumed various liabilities, of Reiman Holding Company, LLC, a publisher of cooking, gardening, country lifestyle and nostalgia magazines and books in the United States and Canada, for $760 million in cash. We refer to this transaction throughout this proxy statement/prospectus as the "Reiman acquisition."

     For additional information about Reader's Digest and its businesses, see "The Recapitalization -- The Company" and "Where You Can Find More Information."

THE RECAPITALIZATION AGREEMENT
(See Page 51)

     We have entered into a recapitalization agreement with our principal stockholders, the DeWitt Wallace-Reader's Digest Fund and the Lila Wallace-Reader's Digest Fund, charitable organizations established by Reader's Digest's founders, DeWitt and Lila Wallace. Throughout this proxy statement/prospectus, we refer to the DeWitt Wallace-Reader's Digest Fund and the Lila Wallace-Reader's Digest Fund as the "Funds."

     Under the terms of the recapitalization agreement, we have agreed to purchase 3,636,363 shares of Class B Voting Common Stock owned by the Funds at $27.50 in cash per share for an aggregate purchase price of $99,999,983. In addition, we have agreed to:

     - recapitalize each share of Class A Nonvoting Common Stock into one share of Common Stock, entitled to one vote per share;


     - recapitalize each share of Class B Voting Common Stock into 1.24 shares of Common Stock, entitled to one vote per share;



     - divide our board of directors into three classes; and



     - eliminate the ability of stockholders to act by written consent without a meeting.


     Following the recapitalization, we will have a single class of Common Stock, with each share entitled to one vote. Throughout this proxy statement/prospectus, we refer to the transactions set forth in the recapitalization agreement and described in the immediately preceding paragraph as the "recapitalization."


     Under the terms of the recapitalization agreement, unless holders of more than $5 million in stated amount of our preferred stock properly seek to exercise appraisal rights, we will effect the recapitalization through a merger of RDA Merger Corp., our wholly-owned subsidiary, with and into Reader's Digest, with Reader's Digest surviving. If holders of more than $5 million in stated amount of our preferred stock properly seek to exercise appraisal rights, we will effect the recapitalization by amending our certificate of incorporation instead of completing the merger. If we effect the recapitalization by amending our certificate of incorporation, the holders of our preferred stock will not have appraisal rights. We believe that the manner in which we effect the recapitalization will not affect holders of shares of our Class A Nonvoting Common Stock or Class B Voting Common Stock.

STOCKHOLDER APPROVAL
(See Page 18)

     Our holders of Class B Voting Common Stock will vote on a proposal to adopt the merger agreement, providing for a recapitalization of the company by means of a merger that will result in:

     - the conversion of each share of our Class A Nonvoting Common Stock into one share of Common Stock, entitled to one vote per share;

     - the conversion of each share of our Class B Voting Common Stock into 1.24 shares of Common Stock, entitled to one vote per share; and


in the alternative, to approve proposed amendments to our certificate of incorporation that would recapitalize the company by, first, reclassifying each share of Class B Voting Common Stock into 1.24 shares of Class A Nonvoting Common Stock, and, immediately thereafter, granting the shares of Class A Nonvoting Common Stock the right to cast one vote per share and renaming the Class A Nonvoting Common Stock "Common Stock."



     Throughout this proxy statement/prospectus, we refer to the matters described above that we are asking you to approve as the "recapitalization proposal."



     Holders of our Class B Voting Common Stock will also vote on proposals to:



     - amend our certificate of incorporation to divide our board of directors into three classes; and



     - amend our certificate of incorporation to eliminate the ability of stockholders to act by written consent without a meeting.



     Throughout this proxy statement/prospectus, we refer to the matters described in the immediately preceding two bullet points that we are asking you to approve as the "charter proposals."



     Approval of the charter proposals is a condition to completion of the recapitalization transaction. Therefore, if stockholders wish to have the recapitalization transaction completed, they must also approve the charter proposals.



     Following the recapitalization, you will own the same number of shares of Common Stock whether we effect the recapitalization by means of a merger or by amending our certificate of incorporation.



     As of the record date, the Funds owned and were entitled to vote 6,216,082 shares (or 50%) of our Class B Voting Common Stock. The Funds have agreed to vote in favor of the recapitalization proposal and the charter proposals. In addition, certain executive officers and directors of Reader's Digest may direct the voting of shares of Class B Voting Common Stock held in their accounts in the Reader's Digest Employee Ownership Plan and 401(k) Partnership. For additional information on the beneficial ownership of Reader's Digest stock, see "Beneficial Ownership of Certain Stockholders."


APPRAISAL RIGHTS
(See Page 37)

     Holders of shares of our Class A Nonvoting Common Stock and Class B Voting Common Stock are not entitled to appraisal rights. Under the Delaware General Corporation Law, if we effect the recapitalization by means of a merger, holders of our preferred stock will have appraisal rights. Holders of our preferred stock wishing to exercise appraisal rights must strictly comply with the rules governing the exercise of appraisal rights or lose those rights. We describe the procedures for exercising appraisal rights in this proxy statement/prospectus and we attach the provisions of Delaware law that govern appraisal rights as Appendix E to this proxy statement/prospectus.

     If holders of more than $5 million in stated amount of our preferred stock properly seek to exercise appraisal rights, we will effect the recapitalization by amending our certificate of incorporation instead of completing the merger. If we effect the recapitalization by amending our certificate of incorporation, holders of our preferred stock will not be entitled to appraisal rights under Delaware law.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
(See Page 36)

     The holders of shares of our Class A Nonvoting Common Stock and Class B Voting Common Stock (other than the Funds) will not recognize any gain or loss for U.S. federal income tax purposes as a result of the recapitalization. The tax basis in the shares of Common Stock that you own immediately following the recapitalization (including fractional share interests) will equal the basis of the shares that you owned immediately prior to the recapitalization. The holding period in the shares of Common Stock that you own immediately following the recapitalization (including fractional share interests) will include the period for which the shares that you owned immediately prior to the recapitalization were held, provided that those shares were held as a capital asset. The sale of a fractional share interest will result in capital gain or loss measured by the difference between the cash received and the basis in the fractional interest surrendered, provided that the interest is held as a capital asset.


     You should read "The Recapitalization -- United States Federal Income Tax Consequences of the Recapitalization" for a more complete discussion of the federal income tax consequences of the recapitalization. You should also consult your own tax advisor with respect to other tax consequences of the recapitalization or any special circumstances that may affect the tax treatment for you in the recapitalization.


RECOMMENDATION TO STOCKHOLDERS

(See Page 29)


     The Reader's Digest board of directors believes that the recapitalization agreement and the transactions contemplated thereby, including:


     - the merger agreement, providing for the recapitalization of the company by means of a merger,



     - in the alternative, the proposed amendments to our certificate of incorporation providing for the recapitalization, and



     - the proposed amendments to our certificate of incorporation providing for the division of our board of directors into three classes and the elimination of the ability of stockholders to act by written consent without a meeting are advisable and fair to, and in the best interests of, our stockholders (other than the Funds, as to which the board of directors makes no fairness determination). Our board of directors recommends that you vote FOR the recapitalization proposal and FOR the charter proposals.


OPINION OF FINANCIAL ADVISOR
(See Page 29)

     In deciding to approve the recapitalization agreement and the transactions contemplated thereby, our board of directors considered the opinion of Goldman, Sachs & Co., that, as of the date of the opinion, based upon and subject to the factors and assumptions set forth therein, the repurchase of 3,636,363 shares of Class B Voting Common Stock held by the Funds for $27.50 in cash per share, or $99,999,983 in cash in the aggregate, the recapitalization ratio of 1.24 shares of Common Stock for each share of Class B Voting Common Stock (other than the shares repurchased from the Funds) and the recapitalization ratio of one share of Common Stock for each share of Class A Nonvoting Common Stock, taken as a whole, pursuant to the recapitalization agreement, was fair from a financial point of view to the holders of Class A Nonvoting Common Stock and Class B Voting Common Stock (other than the Funds).


     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT/PROSPECTUS. GOLDMAN SACHS PROVIDED ITS OPINION FOR THE INFORMATION AND ASSISTANCE OF THE READER'S DIGEST SPECIAL COMMITTEE AND THE READER'S DIGEST BOARD OF DIRECTORS IN CONNECTION WITH THEIR CONSIDERATION OF THE TRANSACTIONS CONTEMPLATED BY THE RECAPITALIZATION AGREEMENT AND THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY HOLDER OF CLASS B VOTING COMMON STOCK SHOULD VOTE WITH RESPECT TO THE RECAPITALIZATION PROPOSAL OR THE CHARTER PROPOSALS. WE URGE YOU TO READ THE OPINION IN ITS ENTIRETY.

INTERESTS OF CERTAIN PERSONS IN THE RECAPITALIZATION
(See Page 50)

     Ms. DeVita and Mr. Silas, who are members of the board of directors of Reader's Digest as well as members of the boards of directors of the Funds, have interests in the recapitalization that are different from, or in addition to, the interests of Reader's Digest stockholders. For this reason, our board of directors appointed a special committee consisting of three directors other than Ms. DeVita and Mr. Silas to act as disinterested negotiators on behalf of the company and to negotiate, review and, if appropriate, recommend the recapitalization to the entire board of directors of the company. Ms. DeVita and Mr. Silas recused themselves from all discussions at Reader's Digest board meetings relating to the recapitalization transaction and abstained from voting on the recapitalization.

     In connection with the recapitalization, Reader's Digest has agreed to purchase 3,636,363 shares of Class B Voting Common Stock owned by the Funds at $27.50 in cash per share for an aggregate purchase price of $99,999,983. Each other share of Class B Voting Common Stock (including those owned by the Funds) will be recapitalized into 1.24 shares of Common Stock and each share of Class A Nonvoting Common Stock (including those owned by the Funds) will be recapitalized into one share of Common Stock. Moreover, pursuant to the terms of the recapitalization agreement, the Funds will receive registration rights with respect to the shares of Common Stock that the Funds own following the recapitalization. Finally, under the terms of the recapitalization agreement, Reader's Digest has agreed to use its reasonable best efforts to cause one designee of the Funds to be nominated and elected as a member of the Reader's Digest board of directors until the earlier of the company's 2004 annual meeting of stockholders and the time when the Funds jointly own less than 10% of the outstanding shares of Common Stock.

CONDITIONS TO THE RECAPITALIZATION
(See Page 53)

     Completion of the recapitalization requires, among other things:


     - approval of the recapitalization proposal and the charter proposals by the holders of a majority of the outstanding shares of Class B Voting Common Stock;


     - the absence of any law or injunction preventing the recapitalization;

     - approval of the Common Stock that our stockholders will hold following the recapitalization for listing on the New York Stock Exchange;

     - compliance in all material respects by Reader's Digest and the Funds with their covenants in the recapitalization agreement; and

     - that the representations and warranties of Reader's Digest and the Funds contained in the recapitalization agreement be true and correct in all material respects.

TERMINATION OF THE RECAPITALIZATION AGREEMENT
(See Page 53)

     Reader's Digest and the Funds may mutually agree to terminate the recapitalization agreement at any time.

     Either Reader's Digest or the Funds may terminate the recapitalization agreement if we do not complete the recapitalization by September 30, 2002.

     Reader's Digest or the Funds, as the case may be, may terminate the recapitalization agreement if specific conditions have become incapable of being fulfilled.

REGULATORY MATTERS
(See Page 39)

     To the extent that a Reader's Digest stockholder owns shares of Common Stock valued at $50 million or more following the recapitalization, that stockholder may have a pre-merger notification filing obligation under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, unless the stockholder qualifies for an exemption to the filing requirements under the Act.

ACCOUNTING TREATMENT
(See Page 36)

     We will account for the recapitalization by increasing our capital stock account based on the aggregate par value of the shares outstanding immediately following completion of the recapitalization. The increase in capital stock will be offset by a decrease in paid-in capital. In order to record the repurchase of shares from the Funds, we will increase our borrowings and increase the treasury stock caption on our balance sheet. See "Unaudited Pro Forma Condensed Combined Financial Information" and "The Recapitalization -- Accounting Treatment."


STOCK EXCHANGE LISTING


(See Page 71)



     It is a condition to the recapitalization that the shares of Common Stock that our stockholders will own following the recapitalization be approved for listing on the New York Stock Exchange, subject to official notice of issuance. Following completion of the recapitalization, the shares of Common Stock will be traded under the ticker symbol "RDA."


AMENDMENTS TO BY-LAWS

(See Page 65)


     In connection with the recapitalization, we will amend our by-laws to provide that:

     - a director or directors may be removed only for cause;

     - the size of the company's board of directors may be fixed only by the board of directors;

     - any vacancy on the board of directors may be filled only by a majority vote of the remaining directors;

     - special meetings of stockholders may be called only by the chairman or the board of directors;

     - a stockholder's notice of board nominations or other business to be brought before an annual meeting generally must be delivered no later than the close of business on the 60th day prior to the first anniversary of the preceding year's annual meeting and no earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; and

     - only business described in the company's notice of meeting may be brought before a special meeting of stockholders.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following table shows our selected historical financial information for each of the five fiscal years in the period ended June 30, 2001 and the fiscal quarters ended March 31, 2002 and 2001. We derived the consolidated income statement data for the fiscal years ended June 30, 2001, 2000 and 1999 and the consolidated balance sheet data as of June 30, 2001 and 2000 from audited consolidated financial statements contained in our annual report on Form 10-K for the fiscal year ended June 30, 2001, incorporated in this proxy statement/prospectus by reference. We derived the consolidated income statement data for the fiscal years ended June 30, 1998 and 1997 and the consolidated balance sheet data as of June 30, 1999, 1998 and 1997 from audited consolidated financial statements not incorporated in this proxy statement/prospectus by reference. We derived the consolidated income statement data for the periods ended March 31, 2002 and 2001 and the consolidated balance sheet data as of March 31, 2002 from unaudited consolidated financial statements contained in our quarterly report on Form 10-Q for the nine-month period ended March 31, 2002, incorporated in this proxy statement/prospectus by reference. We derived the consolidated balance sheet data as of March 31, 2001 from unaudited consolidated financial statements not incorporated in this proxy statement/prospectus by reference.

     Interim results are not necessarily indicative of those that would result for the entire year.

     This information is only a summary and you should read it together with the financial information incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 1.


                                                                 (IN MILLIONS, EXCEPT PER SHARE DATA)
                                                 NINE MONTHS
                                               ENDED MARCH 31                     FISCAL YEAR ENDED JUNE 30
                                             -------------------   -------------------------------------------------------
                                               2002     2001(6)    2001(6)      2000(6)     1999(6)      1998       1997
                                             --------   --------   --------   -----------   --------   --------   --------
                                                 (UNAUDITED)
INCOME STATEMENT DATA                                   RESTATED   RESTATED   RESTATED(5)   RESTATED   RESTATED   RESTATED
Revenues(1)................................  $1,823.3   $1,973.7   $2,518.2    $2,484.5     $2,458.5   $2,618.5   $2,823.8
EBITDA as adjusted(2)......................  $  175.4   $  280.6   $  304.2    $  304.7     $  210.7   $  146.3   $  274.6
Segment operating profit...................  $  151.1   $  240.8   $  247.4    $  257.2     $  167.0   $  100.2   $  227.8
Other operating items(3)...................        --   $    8.2   $  (18.4)   $   (3.4)    $  (37.9)  $  (70.0)  $  (35.0)
Operating profit...........................  $  151.1   $  249.0   $  229.0    $  253.8     $  129.1   $   30.2   $  192.8
Net income.................................  $   94.2   $  154.0   $  132.1    $  144.7     $  151.9   $   17.9   $  133.5
Weighted-average common shares outstanding
  (basic)..................................     100.5      102.8      102.7       106.0        107.3      106.5      106.7
Weighted-average common shares outstanding
  (diluted)................................     100.8      103.9      103.7       107.0        108.0      106.5      106.7
Basic earnings per share...................  $   0.93   $   1.49   $   1.27    $   1.35     $   1.40   $   0.16   $   1.24
Diluted earnings per share.................  $   0.92   $   1.47   $   1.26    $   1.34     $   1.39   $   0.16   $   1.24
Dividends per common share.................  $   0.15   $   0.15   $   0.20    $   0.20     $   0.38   $   0.90   $   1.80
                                             --------   --------   --------    --------     --------   --------   --------


BALANCE SHEET DATA                                      RESTATED   RESTATED   RESTATED(5)   RESTATED   RESTATED   RESTATED
Cash and cash equivalents, short-term
  investments and marketable securities....  $   57.6   $   68.4   $   47.3    $  227.6     $  437.2   $  126.1   $  102.4
Total assets(4)............................  $1,702.8   $1,830.0   $1,680.9    $1,736.4     $1,623.2   $1,512.5   $1,627.8
Stockholders' equity(4)....................  $  487.2   $  478.9   $  459.8    $  479.4     $  385.7   $  265.4   $  353.5
Book value per common share(4).............  $   4.84   $   4.66   $   4.47    $   4.52     $   3.59   $   2.49   $   3.31
                                             --------   --------   --------    --------     --------   --------   --------

---------------


All amounts contained in the following notes are in millions, except per share data.


 (1) Results for the nine months ended March 31, 2001 and fiscal years prior to 2001 were restated to reflect gross versus net presentation of revenues. Magazine advertising agency commission costs and magazine and music product remittances to publishers have been reclassified to present revenues net of these costs in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements."

 (2) Earnings before interest, taxes, depreciation and amortization (EBITDA as adjusted) represents segment operating profit excluding depreciation and amortization.

 (3) Other operating items represents charges related primarily to the streamlining of our organizational structure and the strategic repositioning of certain businesses.

 (4) During fiscal 2002, we changed our method of accounting for inventories for certain businesses in the United States from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. As a result, inventories and retained earnings, net of deferred taxes were restated.

 (5) During fiscal 2001, we changed our method of accounting for our investment in BrandDirect Marketing from the cost method to the equity method of accounting, and, as a result, fiscal 2000 (the year in which we acquired the investment) financial information was restated to reflect equity in losses, including goodwill amortization, in this affiliate.



 (6) On July 1, 2001, we elected early adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that amortization of goodwill cease and that the carrying amount of goodwill be evaluated, at least annually, for recoverability. Accordingly, we have not recorded any goodwill amortization for the nine months ended March 31, 2002. Furthermore, we have tested our goodwill for any transitional impairment and have concluded that there was no impairment as of July 1, 2001 (the date of adoption) or in fiscal 2002.



     The changes in the carrying amount of goodwill by segment for the nine months ended March 31, 2002 are as follows:



                                                       NORTH AMERICA BOOKS
                                                            AND HOME                          NEW BUSINESS
                                                          ENTERTAINMENT      U.S. MAGAZINES   DEVELOPMENT    TOTAL
                                                       -------------------   --------------   ------------   ------
      BALANCE AS OF JUNE 30, 2001....................        $323.6              $30.0           $11.6       $365.2
        Reclassification of identified intangible
          assets on July 1, 2001.....................          (1.3)                --            (0.9)        (2.2)
                                                             ------              -----           -----       ------
      BALANCE AS OF MARCH 31, 2002 (UNAUDITED).......        $322.3              $30.0           $10.7       $363.0
                                                             ======              =====           =====       ======



    Included in the caption "total assets" as of March 31, 2002 and June 30, 2001 are the following categories of acquired intangible assets:



                                                                    MARCH 31, 2002    JUNE 30, 2001
                                                                    ---------------   -------------
                                                                    GROSS     NET     GROSS    NET
                                                                    ------   ------   -----   -----
                                                                      (UNAUDITED)
      INTANGIBLE ASSETS (FINITE LIVES):
        Licensing agreements......................................  $43.5    $35.6    $43.1   $38.3
        Customer lists............................................   23.3      3.8    22.7      5.7
        Trademarks and noncompete agreements......................    3.0      0.4     1.1      0.6
                                                                    -----    -----    -----   -----
      TOTAL INTANGIBLE ASSETS (FINITE LIVES)......................  $69.8    $39.8    $66.9   $44.6
                                                                    =====    =====    =====   =====



    Amortization related to intangible assets (finite lives) amounted to $5.5 for the nine months ended March 31, 2002 ($4.3 for the nine months ended March 31, 2001). In accordance with SFAS No. 142, we reassessed the useful lives of all other intangible assets in the first quarter of fiscal 2002. There were no changes to such lives and there are no expected residual values associated with these intangible assets. Licensing agreements are principally amortized over 10 years from the initial contract date, while customer lists are being amortized principally over five years. Estimated fiscal year amortization expense, for intangible assets with finite lives, is as follows: 2002 - $7.4; 2003 - $6.0; 2004 - $5.3; 2005 - $4.7 and
    2006 - $4.7.



    The following table reconciles the prior period's reported net income to its respective unaudited pro forma amounts adjusted to exclude goodwill amortization, which is no longer recorded under SFAS No. 142, for the nine months ended March 31, 2001, and the fiscal years ended June 30, 2001, 2000, and 1999.



                                                                                         FISCAL YEAR ENDED JUNE 30
                                                                    NINE MONTHS ENDED   ---------------------------
                                                                     MARCH 31, 2001      2001      2000      1999
                                                                    -----------------   -------   -------   -------
                                                                       (UNAUDITED)
      NET INCOME..................................................       $154.0         $132.1    $144.7    $151.9
      Add back amortization related to the excess of cost over net
        assets of acquired businesses, net of tax.................         15.3           19.7      14.9       1.8
      Add back goodwill amortization related to an equity method
        investee, net of tax......................................          8.2            5.4       3.8        --
                                                                         ------         ------    ------    ------
      ADJUSTED NET INCOME.........................................       $177.5         $157.2    $163.4    $153.7
                                                                         ======         ======    ======    ======
      BASIC EARNINGS PER SHARE....................................       $ 1.49         $ 1.27    $ 1.35    $ 1.40
      Add back amortization related to the excess of cost over net
        assets of acquired businesses, net of tax.................         0.15           0.19      0.14      0.02
      Add back goodwill amortization related to an equity method
        investee, net of tax......................................         0.08           0.05      0.04        --
                                                                         ------         ------    ------    ------
      ADJUSTED BASIC EARNINGS PER SHARE...........................       $ 1.72         $ 1.51    $ 1.53    $ 1.42
                                                                         ======         ======    ======    ======
      DILUTED EARNINGS PER SHARE..................................       $ 1.47         $ 1.26    $ 1.34    $ 1.39
      Add back amortization related to the excess of cost over net
        assets of acquired businesses, net of tax.................         0.15           0.19      0.14      0.02
      Add back goodwill amortization related to an equity method
        investee, net of tax......................................         0.08           0.05      0.04        --
                                                                         ------         ------    ------    ------
      ADJUSTED DILUTED EARNINGS PER SHARE.........................       $ 1.70         $ 1.50    $ 1.52    $ 1.41
                                                                         ======         ======    ======    ======

     UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following table shows unaudited selected condensed combined financial information for Reader's Digest on a pro forma basis, giving effect to the Reiman acquisition and the recapitalization as if both transactions had occurred on July 1, 2000 for the income statement information and as of March 31, 2002 for the balance sheet information.

     We based the unaudited selected pro forma condensed combined financial information on the historical consolidated financial statements of Reader's Digest and Reiman for the respective periods. We have adjusted the historical consolidated financial information to give effect to pro forma events that are
(1) directly attributable to the Reiman acquisition and the recapitalization,
(2) factually supportable, and (3) with respect to the income statement information, expected to have a continuing impact on the combined results. You should read this information in conjunction with the separate historical consolidated financial statements and accompanying notes of Reader's Digest included in our annual report on Form 10-K for the fiscal year ended June 30, 2001, and our quarterly report on Form 10-Q for the nine-month period ended March 31, 2002, and the separate historical consolidated financial statements and accompanying notes of Reiman for the year ended December 31, 2001 and the three months ended March 31, 2002 contained in our report on Form 8-K dated June 11, 2002, all of which we incorporate in this proxy statement/prospectus by reference.

     We present the unaudited selected pro forma condensed combined financial information for informational purposes only and do not purport to represent what our financial position or operating results actually would have been had we completed the Reiman acquisition and the recapitalization at the dates indicated. In addition, the unaudited selected pro forma condensed combined financial information does not purport to project our future operating results or financial position.

     We prepared the unaudited selected pro forma condensed combined financial information using the purchase method of accounting with Reader's Digest treated as the acquiror. We based the purchase accounting pro forma adjustments on available information and assumptions that we believe are reasonable and have made these adjustments solely for purposes of developing unaudited pro forma condensed combined financial information.

     FOR FURTHER DISCUSSION OF THE PRO FORMA ADJUSTMENTS AND MORE DETAILED PRO FORMA FINANCIAL STATEMENTS, SEE "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION" ON PAGE 41.

                                                           (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                            AS OF AND FOR
                                                               THE NINE        FOR THE TWELVE
                                                             MONTHS ENDED       MONTHS ENDED
                                                            MARCH 31, 2002      JUNE 30, 2001
                                                           ----------------   -----------------
INCOME STATEMENT INFORMATION

Revenues.................................................      $2,061.0            $2,824.4
Operating profit.........................................         182.2               262.2
Net income...............................................          92.4               101.5
Basic earnings per share.................................      $   0.92            $   0.99
Diluted earnings per share...............................      $   0.92            $   0.98

BALANCE SHEET INFORMATION

Cash and cash equivalents................................      $   39.5
Total assets.............................................       2,694.0
Long-term debt...........................................         918.0
Stockholders' equity.....................................         375.7

                    HISTORICAL AND PRO FORMA PER SHARE DATA

     The following table shows selected historical and unaudited pro forma per share data for Reader's Digest. The pro forma data gives effect to (a) the Reiman acquisition alone and (b) the recapitalization and the Reiman acquisition together, in each case as if the transaction(s) had occurred on July 1, 2000 for basic and diluted earnings per share from continuing operations and as of March 31, 2002 for book value and common dividends per share. The outstanding shares for the historical data and for the pro forma data giving effect to the Reiman acquisition alone are based on the aggregate number of shares of Class A Nonvoting Common Stock and Class B Voting Common Stock outstanding for the appropriate period. The outstanding shares of Common Stock for the pro forma data giving effect to both the recapitalization and the Reiman acquisition equals the sum of (1) the number of shares of Class A Nonvoting Common Stock outstanding, PLUS (2) 1.24 multiplied by the number of shares of Class B Voting Common Stock outstanding for the appropriate period, reduced by the 3,636,363 shares of Class B Voting Common Stock to be repurchased from the Funds immediately prior to the recapitalization. You should read the information set forth below in conjunction with the historical consolidated financial data of Reader's Digest and Reiman incorporated by reference in this proxy statement/prospectus and the unaudited pro forma condensed combined financial information.


                                                                   AS OF AND FOR    AS OF AND FOR
                                                                      THE NINE        THE TWELVE
                                                                    MONTHS ENDED     MONTHS ENDED
                                                                   MARCH 31, 2002   JUNE 30, 2001
                                                                   --------------   --------------
Basic earnings per share from continuing operations
     Historical..................................................      $0.93            $1.27
(a)  Pro forma (Reiman acquisition)..............................       0.93             1.07
(b)  Pro forma (recapitalization and Reiman acquisition).........       0.92             0.99
Diluted earnings per share from continuing operations
     Historical..................................................      $0.92            $1.26
(a)  Pro forma (Reiman acquisition)..............................       0.93             1.06
(b)  Pro forma (recapitalization and Reiman acquisition).........       0.92             0.98
Book value per share
     Historical(1)...............................................      $4.84            $4.47
(a)  Pro forma (Reiman acquisition)..............................       4.78             4.43
(b)  Pro forma (recapitalization and Reiman acquisition).........       3.80             3.46
Common dividends per share
     Historical..................................................      $0.15            $0.20
(a)  Pro forma (Reiman acquisition)..............................       0.15             0.20
(b)  Pro forma (recapitalization and Reiman acquisition).........       0.15             0.20


---------------

(1) Historical book value per share for June 30, 2001 has been restated to account for our equity adjustment relative to our change from the last-in, first-out (LIFO) method of accounting of inventory to the first-in, first-out (FIFO) method, for certain inventories in the United States during fiscal 2002.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Our Class A Nonvoting Common Stock and Class B Voting Common Stock are traded on the New York Stock Exchange under the symbols "RDA" and "RDB," respectively.


     The following table shows the high and low closing prices of our Class A Nonvoting Common Stock and our Class B Voting Common Stock as reported on the New York Stock Exchange Composite Tape, in each case, based on published financial sources. Cash dividends on our Class A Nonvoting Common Stock and our Class B Voting Common Stock are identical.



                                                   CLASS A   CLASS A   CLASS B   CLASS B     CASH
                                                    HIGH       LOW      HIGH       LOW     DIVIDENDS
                                                   -------   -------   -------   -------   ---------
FISCAL 1999
  First Quarter..................................  $29.00    $17.00    $29.25    $18.44      $.23
  Second Quarter.................................   26.13     16.25     25.38     16.00       .05
  Third Quarter..................................   36.25     24.75     33.38     23.75       .05
  Fourth Quarter.................................   40.94     28.13     38.00     25.50       .05
FISCAL 2000
  First Quarter..................................  $42.50    $28.75    $39.13    $26.25      $.05
  Second Quarter.................................   33.50     26.75     30.13     24.50       .05
  Third Quarter..................................   39.63     28.38     35.75     25.25       .05
  Fourth Quarter.................................   41.13     29.69     37.75     26.00       .05
FISCAL 2001
  First Quarter..................................  $41.88    $33.13    $38.00    $29.63      $.05
  Second Quarter.................................   40.44     32.44     35.88     28.75       .05
  Third Quarter..................................   40.50     26.25     35.25     23.25       .05
  Fourth Quarter.................................   29.98     25.50     27.10     23.00       .05
FISCAL 2002
  First Quarter..................................  $28.64    $16.68    $26.40    $16.40      $.05
  Second Quarter.................................   23.56     15.65     22.65     15.70       .05
  Third Quarter..................................   23.20     19.99     23.80     19.80       .05
  Fourth Quarter (through June 28, 2002).........   24.15     18.73     29.40     22.90         *


     The closing price for our Class A Nonvoting Common Stock was:

     - $22.61 on April 12, 2002, the last trading day before we announced the execution of the recapitalization agreement; and


     - $17.85 on July 1, 2002, the last trading day before the date of this proxy statement/prospectus.


     The closing price for our Class B Voting Common Stock was:

     - $23.00 on April 12, 2002, the last trading day before we announced the execution of the recapitalization agreement; and


     - $22.40 on July 1, 2002, the last trading day before the date of this proxy statement/prospectus.



     * The regular quarterly dividend will be considered later in the quarter.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We make forward-looking statements in this proxy statement/prospectus and in other documents filed with the Securities and Exchange Commission to which we refer you. These statements may include statements regarding the period following completion of the recapitalization. For each of these "forward-looking statements" we claim the protection of the safe harbor for "forward-looking statements" contained in the Private Securities Litigation Reform Act of 1995.

     Forward-looking statements include any statements that address future results or occurrences. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. Some of these risks and uncertainties include factors relating to:

     - the effects of potentially more restrictive privacy and other governmental regulation relating to our marketing methods;

     - the effects of modified and varied promotions;

     - our ability to identify customer trends;

     - our ability to continue to create and acquire a broadly appealing mix of new products;

     - our ability to attract and retain new and younger magazine subscribers and product customers in view of the maturing of an important portion of our U.S. customer base;

     - our ability to attract and retain subscribers and customers in an economically efficient manner;

     - the effects of selective adjustments in pricing;

     - our ability to expand and more effectively utilize our customer database;

     - our ability to expand into new international markets and to introduce new product lines into new and existing markets;

     - our ability to expand into new channels of distribution;

     - our ability to negotiate and implement productive acquisitions (including the Reiman acquisition), strategic alliances and joint ventures;

     - our ability to integrate newly acquired and newly formed businesses successfully (including the Reiman business);

     - the strength of relationships of newly acquired and newly formed businesses (including the Reiman business) with their employees, suppliers and customers;

     - the accuracy of the basis of forecasts relating to newly acquired and newly formed businesses (including the Reiman business);

     - our ability to achieve financial savings related to restructuring programs;

     - our ability to contain and reduce costs, especially through global efficiencies;

     - the cost and effectiveness of re-engineering of business processes and operations;

     - the accuracy of management's assessment of the current status of our business;

     - the evolution of our organizational and structural capabilities;

     - our ability to respond to competitive pressures within and outside the direct marketing industry, including the Internet;

     - the effects of worldwide paper and postage costs;

     - the effects of possible postal disruptions on deliveries of promotions, products and payments;

     - the effects of foreign currency fluctuations;

     - the accuracy of management's assessment of the future effective tax rate and the effects of initiatives to reduce the rate;

     - the effects of the transition to the euro;

     - the adequacy of our financial resources;

     - the effects of increased leverage resulting from additional borrowings of $950 million to finance the Reiman acquisition and the repurchase of 3,636,363 shares of Class B Voting Common Stock from the Funds;

     - the effects of ratings downgrades resulting from the company's increased leverage;

     - the effects of unforeseen economic and political changes in the markets where we compete;

     - the economic effects of the September 11, 2001 terrorist attacks, the anthrax scare and subsequent related events, especially those affecting the direct marketing industry; and

     - the effects and pace of our stock repurchase program.

                              THE SPECIAL MEETING

GENERAL


     This solicitation is being made on behalf of Reader's Digest. We are mailing this proxy statement/prospectus and the accompanying proxy card
beginning July   , 2002 to holders of our Class B Voting Common Stock, Class A
Nonvoting Common Stock and Reader's Digest preferred stock in connection with the solicitation of proxies by our board of directors for use at the special meeting. Holders of our Class A Nonvoting Common Stock and Reader's Digest preferred stock are not entitled to vote at the special meeting and will not receive a proxy card or voting direction card with this proxy statement/prospectus.


     We solicit proxies to give all holders of shares of Class B Voting Common Stock on the record date an opportunity to vote on matters that will come before the special meeting. This procedure is necessary because stockholders live in all states and abroad and many may not be able to attend the special meeting. Holders of our shares of Class B Voting Common Stock can vote or let us vote your shares only if you are present in person or represented by proxy. We are providing to holders of shares of our Class B Voting Common Stock a form of proxy with this proxy statement/prospectus. Information with respect to the execution and revocation of proxies is provided under "-- Proxies; Revocability of Proxies; Cost of Solicitation."


     At the special meeting, holders of shares of Class B Voting Common Stock eligible to vote will be asked to consider and vote upon the approval of the recapitalization proposal and the charter proposals. For more information, see "-- What Will Be Voted Upon."


DATE, TIME AND PLACE OF THE SPECIAL MEETING; RECORD DATE


     The special meeting is scheduled to be held at 9:00 a.m., Eastern Time, on Wednesday, August 14, 2002, at Reader's Digest's DeWitt Wallace Auditorium, Reader's Digest Road, Chappaqua, New York. Our board of directors has fixed the close of business on July 8, 2002 as the record date for determination of holders of Class B Voting Common Stock entitled to notice of and to vote at the special meeting. On July 1, 2002, there were outstanding 12,432,164 shares of Class B Voting Common Stock.


WHAT WILL BE VOTED UPON

     At the special meeting, we will ask holders of our Class B Voting Common Stock to consider and vote upon the following items:


     1. To adopt the Agreement and Plan of Merger, dated as of June 28, 2002, by and between Reader's Digest and RDA Merger Corp., providing for a recapitalization of the company by means of a merger of RDA Merger Corp. with and into Reader's Digest that will result in:


     - the conversion of each share of our Class A Nonvoting Common Stock into one share of Common Stock, entitled to one vote per share;

     - the conversion of each share of our Class B Voting Common Stock into 1.24 shares of Common Stock, entitled to one vote per share; and


in the alternative, to approve proposed amendments to our certificate of incorporation that would recapitalize the company by, first, reclassifying each share of Class B Voting Common Stock into 1.24 shares of Class A Nonvoting Common Stock, and, immediately thereafter, granting the shares of Class A Nonvoting Common Stock the right to cast one vote per share and renaming the Class A Nonvoting Common Stock "Common Stock."



     2. To approve an amendment to our certificate of incorporation to divide our board of directors into three classes.

     3. To approve an amendment to our certificate of incorporation to eliminate the ability of stockholders to act by written consent without a meeting.



     4. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.



     Approval of the charter proposals is a condition to completion of the recapitalization transaction. Therefore, if stockholders wish to have the recapitalization transaction completed, they must also approve the charter proposals.


     Under the terms of the recapitalization agreement, we have also agreed to purchase 3,636,363 shares of Class B Voting Common Stock owned by the Funds at $27.50 in cash per share for an aggregate purchase price of $99,999,983.

     Following the recapitalization, you will own the same number of shares of Common Stock whether we effect the recapitalization by means of a merger or by amending our certificate of incorporation.

QUORUM

     The presence, either in person or by proxy, of holders of a majority of the shares of Class B Voting Common Stock entitled to vote on the proposals to be presented to holders of our Class B Voting Common Stock at the special meeting is necessary to constitute a quorum at the special meeting. Shares of Class B Voting Common Stock represented by a properly completed proxy will be treated as present at the special meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. See
"-- Proxies; Revocability of Proxies; Cost of Solicitation" for more information.

     The Funds, which together control 50% of the voting power of the outstanding shares of Class B Voting Common Stock, have granted to Reader's Digest an irrevocable proxy to vote their shares at the special meeting. The attendance of any additional holder of Class B Voting Common Stock will assure the presence of a quorum at the meeting.

VOTE REQUIRED FOR APPROVAL


     In order to approve the recapitalization proposal and each charter proposal, we must receive the affirmative vote of a majority of the outstanding shares of Class B Voting Common Stock. Each share of Class B Voting Common Stock is entitled to one vote. Shares of our Class A Nonvoting Common Stock and Reader's Digest preferred stock are not entitled to be voted at the special meeting. Holders of shares of our Class A Nonvoting Common Stock and Reader's Digest preferred stock will not receive a proxy card.



     Approval of the charter proposals is a condition to completion of the recapitalization transaction.



     The Funds, which together control 50% of the voting power of the outstanding shares of Class B Voting Common Stock, have agreed to vote in favor of the recapitalization proposal and the charter proposals. In addition, certain executive officers and directors of Reader's Digest may direct the voting of shares of Class B Voting Common Stock held in their accounts in the Reader's Digest Employee Ownership Plan and 401(k) Partnership.


PROXIES; REVOCABILITY OF PROXIES; COST OF SOLICITATION


     If a holder of Class B Voting Common Stock attends the special meeting, he or she may vote by ballot. However, many stockholders may be unable to attend the special meeting. Therefore, our board of directors is soliciting proxies so that each holder of our shares of Class B Voting Common Stock at the close of business on the record date has the opportunity to vote on the recapitalization proposal and the charter proposals.

     You may vote your shares of Class B Voting Common Stock by proxy by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. You can specify your choices by marking the appropriate boxes on your proxy card. If you sign and return your proxy card without specifying a choice, we will vote the shares as recommended by our board of directors. Abstentions marked on your proxy card are voted neither FOR nor AGAINST, but we count these shares in determining a quorum. Since a majority of outstanding shares of Class B Voting Common Stock is required to approve the recapitalization proposal and each of the charter proposals, an abstention with respect to a proposal has the effect of a vote against that proposal.


     The proxy card also confers discretionary authority on the individuals appointed by our board of directors and named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the special meeting. You may revoke your proxy at any time before it is voted at the special meeting by executing a later-dated proxy by mail, by voting by ballot at the special meeting, or by filing an instrument of revocation with the inspectors of election in care of the corporate secretary of Reader's Digest.

     IF YOU HOLD YOUR SHARES OF CLASS B VOTING COMMON STOCK THROUGH A BANK OR BROKER, FOLLOW THE VOTING INSTRUCTIONS ON THE FORM YOU RECEIVE. BROKER NON-VOTES ARE NOT COUNTED AS PRESENT.

     WE URGE ALL HOLDERS OF SHARES OF OUR CLASS B VOTING COMMON STOCK TO VOTE BY SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. If you do attend the special meeting, you may vote by ballot, thereby canceling any proxy previously given.


     Reader's Digest will bear the cost of the solicitation of proxies through use of this proxy statement/prospectus, including reimbursement of brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy material to principals and obtaining their proxies. Reader's Digest has retained Morrow & Co., Inc. to solicit proxies on behalf of management for an estimated fee of $3,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, regular Reader's Digest employees may solicit proxies personally, or by mail, telephone or electronic transmission, without additional compensation.


VOTING SHARES OF CLASS B VOTING COMMON STOCK HELD THROUGH THE READER'S DIGEST 401(K) PLAN

     If you own shares of Class B Voting Common Stock through our Employee Ownership Plan and 401(k) Partnership, you are entitled to direct the plan trustee how to vote your shares of Class B Voting Common Stock held through the plan. The trustee will vote your shares of Class B Voting Common Stock in accordance with your direction.


     A voting direction card relating to your shares of Class B Voting Common Stock held through the plan accompanies this proxy statement/prospectus. After carefully reading and considering the information contained in this proxy statement/prospectus, please respond by completing, signing and dating your voting direction card and returning it to the trustee in the enclosed postage paid envelope so that the trustee receives it no later than 4:00 p.m., Eastern Time, on Tuesday, August 13, 2002. You may revoke your voting direction card by giving written notice to the trustee so that it is received by the trustee no later than 4:00 p.m., Eastern Time, on Tuesday, August 13, 2002.


     With respect to shares of Class B Voting Common Stock held through the plan but not yet allocated to plan participants or as to which plan participants fail to provide to the trustee timely voting directions, the trustee will vote these shares in the same proportion as the shares as to which the trustee receives timely voting directions.

MEETING ADMITTANCE PROCEDURES

     Only stockholders of record on the record date, or their duly appointed proxy holders (not to exceed one per stockholder), may attend the special meeting. If you or your proxy holder plan to attend the special meeting, please return the longer portion of the enclosed admission card. We will then place your name on an admission list held at the entrance to the special meeting. Please save the shorter portion of the admission card. You will have to present the shorter portion of the admission card to gain entrance to the special meeting.

     If you plan to attend the special meeting and vote your shares in person, but your shares of Class B Voting Common Stock are held in the name of a broker, trust, bank or other nominee, you should also bring with you a proxy or letter from the broker, trustee, bank or nominee confirming that you beneficially own the shares.

CONFIDENTIAL VOTING

     As a matter of Reader's Digest practice, stockholder votes at the special meeting are tabulated on a confidential basis by independent third parties and certain Reader's Digest employees involved in the tabulation process. Each stockholder proxy card and ballot are kept confidential until the final vote is tabulated. Reader's Digest may disclose proxy solicitation information, however, if applicable law requires, if the proxy card contains a stockholder comment or question or if the proxy solicitation is contested.

RECOMMENDATION OF OUR BOARD OF DIRECTORS


     Our board of directors has approved the recapitalization proposal and the charter proposals and recommends that the holders of shares of our Class B Voting Common Stock vote FOR the recapitalization proposal and FOR the charter proposals.

                              THE RECAPITALIZATION

     The description of the material terms of the recapitalization set forth below is not intended to be a complete description of the recapitalization. We qualify this description by reference to the recapitalization agreement, the merger agreement and the certificates of amendment, which we have attached as Appendices A, B and C, respectively, to this proxy statement/prospectus and which we incorporate in this proxy statement/prospectus by reference. We urge all stockholders to read these documents in their entirety.

THE COMPANY

     Reader's Digest is a preeminent global leader in publishing and direct marketing. Reader's Digest creates and delivers products that inform, enrich, entertain and inspire, including magazines, books, recorded music collections, and home videos. Reader's Digest is best known for publishing its flagship Reader's Digest magazine. DeWitt and Lila Acheson Wallace founded Reader's Digest magazine in 1922. Today, Reader's Digest has a worldwide circulation of about 23 million and over 100 million readers each month. Reader's Digest is published in 48 editions and 19 languages.

     On May 20, 2002, Reader's Digest acquired substantially all of the assets, and assumed various liabilities, of Reiman Holding Company, LLC, a publisher of cooking, gardening, country lifestyle and nostalgia magazines and books in the United States and Canada, for $760 million in cash.

     Our principal executive offices are located in Pleasantville, New York. Our telephone number at our principal executive offices is (914) 238-1000.

STRUCTURE OF THE RECAPITALIZATION

     We have entered into a recapitalization agreement with the Funds, our principal stockholders. Under the terms of the recapitalization agreement, we have agreed to purchase 3,636,363 shares of Class B Voting Common Stock owned by the Funds at $27.50 in cash per share for an aggregate purchase price of $99,999,983. In addition, we have agreed to:

     - recapitalize each share of Class A Nonvoting Common Stock into one share of Common Stock, entitled to one vote per share;


     - recapitalize each share of Class B Voting Common Stock into 1.24 shares of Common Stock, entitled to one vote per share;



     - divide our board of directors into three classes; and



     - eliminate the ability of stockholders to act by written consent without a meeting.


Following the recapitalization, we will have a single class of Common Stock, with each share entitled to one vote.

     Each share of Reader's Digest preferred stock either issued and outstanding or held by Reader's Digest as treasury stock will remain unchanged by the recapitalization (other than shares as to which holders properly exercise appraisal rights under Delaware law if we effect the recapitalization by means of a merger).


     Under the terms of the recapitalization agreement, we will effect the recapitalization through a merger of RDA Merger Corp., our wholly-owned subsidiary, with and into Reader's Digest, unless holders of more than $5 million in stated amount of our preferred stock properly seek to exercise appraisal rights. If holders of more than $5 million in stated amount of our preferred stock properly seek to exercise appraisal rights, we will effect the recapitalization by amending our certificate of incorporation instead of completing the merger. If we effect the recapitalization by amending our certificate of incorporation, the holders of our preferred stock will not have appraisal rights. We believe that the manner in which we effect the recapitalization will not affect holders of shares of our Class A Nonvoting Common Stock or Class B Voting Common Stock.

BACKGROUND OF THE RECAPITALIZATION

     The Funds have, for some time, expressed an interest in diversifying their holdings in the company and gaining greater liquidity. Since 1990, the Funds have been decreasing the percentage of their assets represented by stock in our company. In 1990, Reader's Digest stock represented 100% of the Funds' assets. Today, Reader's Digest stock represents approximately 30% of the Funds' assets. The Funds most recently diversified their assets in September 1999, when the company entered into an agreement with the Funds that provided for an exchange by the Funds of approximately 9.3 million shares of Class B Voting Common Stock for approximately 8.0 million shares of Class A Nonvoting Common Stock issued by the company, reducing the Funds' voting interest to 50%, as required by tax laws applicable to private foundations. As part of the September 1999 transaction, we agreed to register shares of Class A Nonvoting Common Stock owned by the Funds for a secondary public offering by the Funds. In November 1999, the Funds sold an aggregate of 5,617,402 shares of Class A Nonvoting Common Stock at $28.00 per share (less underwriting discounts and expenses) in a registered underwritten offering. The September 1999 transaction was negotiated on behalf of the company by a special committee of Reader's Digest directors who were independent of the Funds. The Funds have advised us that since the September 1999 transaction they have continued to pursue the possibility of further diversifying their holdings.

     In the fall of 2001, our management began negotiations with the owners and management of Reiman Holding Company, LLC, a publisher of cooking, gardening, country lifestyle and nostalgia magazines and books in the United States and Canada, concerning the possible acquisition of substantially all of the Reiman assets. The Reiman negotiations led to discussion and consideration of the possible acquisition at meetings of our board of directors held during January and February of 2002, and on March 1, 2002. The transaction under consideration involved the purchase of substantially all of the Reiman assets for $760 million in cash, to be financed by a new $850 million credit facility. At the March 1, 2002 meeting of the Reader's Digest board of directors, Ms. Christine DeVita, a member of the Reader's Digest board of directors and President and director of each of the Funds, informed the Reader's Digest board of directors that the Funds had been, for a period of months, reviewing several alternatives regarding their investment in the company and expected to make a proposal to the company with respect to a possible recapitalization transaction, including the repurchase by the company of certain shares owned by the Funds.

     On March 6, 2002, Reader's Digest received a letter from the Funds proposing that Reader's Digest:

     - purchase each share of Class B Voting Common Stock owned by the Funds for $31.25 in cash per share (or an aggregate of $194,252,563);

     - recapitalize each other share of Class B Voting Common Stock into up to
       1.3 shares of voting common stock or, at the election of the holder, cash consideration in an amount based on an historical average trading price of the Class A Nonvoting Common Stock multiplied by 1.3, subject to a "cap" on the overall cash consideration of $450 million; and

     - recapitalize each share of Class A Nonvoting Common Stock into one share of voting common stock, or, at the election of the holder, cash consideration in an amount based on an historical average trading price of the Class A Nonvoting Common Stock multiplied by one, subject to the same cap of $450 million on the overall cash consideration.

     On March 8, 2002, our board of directors met with its financial and legal advisors to continue its review of the proposal to acquire substantially all of the assets of Reiman. The Reader's Digest board of directors also considered the Funds' proposal. Following presentations by its legal and financial advisors and discussions among the members of our board of directors, the board voted to proceed with the Reiman acquisition. Ms. DeVita and Mr. Silas, members of the Reader's Digest board of directors who are also members of the Funds' boards of directors, recused themselves from the discussion and the vote on the Funds' proposal and from the vote on the Reiman acquisition. One other director voted against proceeding with the Reiman acquisition. At the meeting, the Reader's Digest board of directors recognized that the amount of debt that the company would incur to finance the Reiman acquisition would likely preclude a cash repurchase from the Funds of the magnitude proposed by the Funds. The Reader's Digest board of directors also decided that it was in the interests of stockholders to determine whether the company could negotiate a recapitalization proposal with the Funds that would result in a one share/one vote capital structure while, at the same time, facilitating an orderly diversification by the Funds of their holdings. The Reader's Digest board of directors formed a special committee consisting of James E. Preston, Lawrence R. Ricciardi and William J. White to act as disinterested negotiators on behalf of the company and to negotiate with the Funds regarding a potential recapitalization transaction. Following the meeting of our board of directors, the newly formed special committee informed the Funds that Reader's Digest would like to work with the Funds to negotiate a mutually acceptable recapitalization transaction.

     On March 12, 2002, Reader's Digest received a letter from the Funds indicating that the Funds' had authorized their investment committee to negotiate the terms of a potential recapitalization transaction with the Reader's Digest special committee. Mr. White spoke with representatives of the Funds and scheduled a meeting between the Reader's Digest special committee and the Funds' investment committee for March 15, 2002.

     On March 12, 2002, Highfields Capital Management LP, which, according to documents publicly filed with the Securities and Exchange Commission, beneficially owns 433,000 shares of our Class B Voting Common Stock and 8,394,762 shares of our Class A Nonvoting Common Stock, filed a Schedule 13D with the Securities and Exchange Commission and disclosed that it had made a written proposal, dated February 27, 2002, to the Funds to exchange each share of Class B Voting Common Stock owned by the Funds for one share of Class A Nonvoting Common Stock owned by Highfields plus $3.00 in cash per share. The Highfields offer was subject to, among other conditions, receipt of any required regulatory approvals, such as those required under the United States antitrust laws, and the absence of acceleration of Reader's Digest indebtedness as a result of the exchange.

     On March 13, 2002, Highfields filed an amendment to its Schedule 13D with the Securities and Exchange Commission. The amendment attached the Funds' rejection of the Highfields proposal.

     On March 14 and March 15, 2002, the Reader's Digest special committee held telephonic meetings with its financial and legal advisors to prepare for the March 15, 2002 meeting with the Funds' investment committee. Following discussions among the members of the Reader's Digest special committee and its advisors, the Reader's Digest special committee agreed to outline for the Funds a potential transaction in which Reader's Digest would effect a limited cash repurchase of a portion of the Funds' shares of Class B Voting Common Stock; recapitalize all other shares of Class B Voting Common Stock into shares of voting common stock at a premium designed to recognize the relinquishment by holders of Class B Voting Common Stock of exclusive voting power and the redistribution of effective control to all stockholders; and recapitalize each share of Class A Nonvoting Common Stock into one share of voting common stock.

     The Reader's Digest special committee and the Funds' investment committee met telephonically on March 15, 2002 and the Reader's Digest special committee described in general terms a potential recapitalization transaction based on the concepts that the Reader's Digest special committee and its advisors had discussed internally. The Reader's Digest special committee noted the constraints on the amount of cash that was available to repurchase shares as a result of the debt being incurred in connection with the Reiman acquisition. The Funds' investment committee requested that the Reader's Digest special committee provide greater specificity regarding its counterproposal and the two committees agreed to meet again telephonically on March 18, 2002.

     On March 18, 2002, the Reader's Digest special committee and its advisors met telephonically to formulate a more specific counterproposal for the Funds. Following discussion among the members of the Reader's Digest special committee and their advisors, the Reader's Digest special committee determined that it would propose to the Funds a transaction in which Reader's Digest would:

     - repurchase for cash up to $50 million of the Funds' shares of Class B Voting Common Stock at a 15% premium to the market price of the shares of Class A Nonvoting Common Stock;

     - recapitalize all other shares of Class B Voting Common Stock into shares of voting common stock at a 15% premium to the market price of the shares of Class A Nonvoting Common Stock;

     - recapitalize each share of Class A Nonvoting Common Stock into one share of voting common stock; and

     - provide the Funds with one demand registration right, i.e., the right to require Reader's Digest to register shares of voting common stock owned by the Funds following the recapitalization for sale in a secondary public offering.

The proposed $50 million cash repurchase and the registration right were intended to facilitate the Funds' objectives of diversification and liquidity without adversely affecting the market for our shares.

     The Reader's Digest special committee conveyed the counterproposal to the Funds' investment committee. The Funds' investment committee responded that the counterproposal did not adequately address the Funds' goals, which included a control premium, diversification and liquidity.

     On March 26, 2002, Highfields filed an amendment to its Schedule 13D with the Securities and Exchange Commission. The amendment attached a letter from Highfields increasing Highfields' offer to the Funds. The revised proposal offered to exchange each share of Class B Voting Common Stock owned by the Funds for one share of Class A Nonvoting Common Stock owned by Highfields plus $5.00 in cash per share. The revised Highfields offer was subject to the same conditions as the earlier Highfields offer.

     On March 29, 2002, the Funds' financial advisor, Merrill, Lynch, Pierce, Fenner & Smith Incorporated, called Goldman, Sachs & Co., financial advisor to the Reader's Digest special committee, to discuss methods for increasing the consideration to be received by the Funds.

     On April 1 and April 2, 2002, the Reader's Digest special committee and its advisors met telephonically to discuss the status of the negotiations. During the call on April 2, 2002, Goldman Sachs reported that Merrill Lynch had made a counterproposal on behalf of the Funds, pursuant to which Reader's Digest would:

     - repurchase approximately $185 million (substantially all) of the Funds' shares of Class B Voting Common Stock for $30 in cash per share, representing an approximately 35% premium to the then current market price of the shares of Class A Nonvoting Common Stock;

     - recapitalize all other shares of Class B Voting Common Stock into shares of voting common stock at a comparable premium;

     - recapitalize each share of Class A Nonvoting Common Stock into one share of voting common stock; and

     - provide the Funds with three demand registration rights.

     Following discussion with its advisors, the Reader's Digest special committee authorized Goldman Sachs to convey to the Funds' investment committee, through Merrill Lynch, a further revised proposal pursuant to which Reader's Digest would:

     - repurchase for cash $94 million (approximately 55%) of the Funds' shares of Class B Voting Common Stock for $27.50 in cash per share, representing a 24% premium to the then current market price of the shares of Class A Nonvoting Common Stock;

     - recapitalize all other shares of Class B Voting Common Stock into shares of voting common stock at a comparable premium;

     - recapitalize each share of Class A Nonvoting Common Stock into one share of voting common stock; and

     - provide the Funds with one demand registration right.

     On April 5, 2002, following a meeting of the Funds' boards of directors, Merrill Lynch called Goldman Sachs to indicate the Funds' willingness to negotiate within the framework of Reader's Digest's latest proposal (including the $27.50 per share cash repurchase price with respect to the Funds' shares of Class B Voting Common Stock), provided that Reader's Digest would agree to repurchase at least $100 million of the Funds' shares of Class B Voting Common Stock for cash; provide the Funds with two to three demand registration rights; and permit the Funds to terminate the transaction in the event that a third party presented the Funds with a superior proposal.

     On April 8, 2002, the Reader's Digest special committee and its advisors met telephonically to discuss the Funds' April 5, 2002 counterproposal. Following a discussion among the committee members and its advisors, the Reader's Digest special committee authorized Goldman Sachs to contact Merrill Lynch and agree to increase the total cash consideration to $100 million and to agree to two demand registration rights with customary restrictions, but not to grant the Funds a right to terminate the recapitalization agreement in favor of a superior proposal.

     On April 10, 2002, the Reader's Digest board of directors convened telephonically to receive an update from the Reader's Digest special committee and its advisors regarding the negotiations between Reader's Digest and the Funds.

     From April 9, 2002 through April 12, 2002, the respective financial and legal advisors to Reader's Digest and the Funds negotiated and finalized the terms of a recapitalization agreement.

     On April 12, 2002, the Reader's Digest special committee held a meeting to consider the proposed recapitalization. At the meeting, the Reader's Digest special committee discussed the course of negotiations relating to the proposed recapitalization, the potential benefits and risks of the potential recapitalization, and the principal terms and conditions of the recapitalization agreement. In addition, Goldman Sachs delivered the oral opinion to the Reader's Digest special committee and to the Reader's Digest board of directors that, as of April 12, 2002, based upon and subject to the factors and assumptions set forth therein, the repurchase of 3,636,363 shares of Class B Voting Common Stock held by the Funds for $27.50 in cash per share, or $99,999,983 in cash in the aggregate, the recapitalization ratio of 1.24 shares of Common Stock for each share of Class B Voting Common Stock (other than the shares repurchased from the Funds) and the recapitalization ratio of one share of Common Stock for each share of Class A Nonvoting Common Stock, taken as whole, pursuant to the recapitalization agreement, was fair from a financial point of view to the holders of Class A Nonvoting Common Stock and Class B Voting Common Stock (other than the Funds).

     Following discussion by the Reader's Digest special committee, and subject to finalization of the necessary documentation, the Reader's Digest special committee determined that the recapitalization agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the company and its stockholders (other than the Funds, as to which the Reader's Digest special committee made no fairness determination) and should be approved and declared advisable by the Reader's Digest board of directors.

     On April 12, 2002, following the meeting of the Reader's Digest special committee, the Reader's Digest board of directors held a meeting to consider the proposed recapitalization. Ms. DeVita and Mr. Silas, members of the Reader's Digest board of directors who are also members of the Funds' boards of directors, did not attend this part of the meeting. The Reader's Digest special committee reported to the full board of directors the status of the proposed transaction with the Funds, including the recommendation of the Reader's Digest special committee that the transaction be approved by the Reader's Digest board of directors.

     Goldman Sachs reviewed for the Reader's Digest board of directors the financial analyses relating to the proposed recapitalization and responded to questions from the members of the Reader's Digest board of directors. Following its presentation, Goldman Sachs repeated its oral opinion that, as of April 12, 2002, based upon and subject to the factors and assumptions set forth therein, the repurchase of 3,636,363 shares of Class B Voting Common Stock held by the Funds for $27.50 in cash per share, or $99,999,983 in cash in the aggregate, the recapitalization ratio of 1.24 shares of Common Stock for each share of Class B Voting Common Stock (other than the shares repurchased from the Funds) and the recapitalization ratio of one share of Common Stock for each share of Class A Nonvoting Common Stock, taken as whole, pursuant to the recapitalization agreement, was fair from a financial point of view to the holders of Class A Nonvoting Common Stock and Class B Voting Common Stock (other than the Funds). The Reader's Digest special committee and the Reader's Digest board of directors subsequently received the written opinion of Goldman Sachs confirming its oral opinion at the meeting of the Reader's Digest board of directors.

     Following discussion by the members of the Reader's Digest board of directors (including the Reader's Digest special committee), and subject to finalization of the necessary documentation, the board of directors determined that the recapitalization agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the company and its stockholders (other than the Funds, as to which the Reader's Digest board of directors made no fairness determination). Ms. DeVita and Mr. Silas, members of the Reader's Digest board of directors who are also members of the Funds' boards of directors, abstained from the vote approving the recapitalization transaction on behalf of the company.

REASONS FOR THE RECAPITALIZATION

     This discussion of the information and factors that the Reader's Digest special committee and the Reader's Digest board of directors considered in making their decisions is not intended to be exhaustive but includes all material factors considered by the Reader's Digest special committee and the Reader's Digest board of directors, as applicable. In view of the wide variety of factors considered in connection with the evaluation of the recapitalization and the complexity of these matters, the Reader's Digest special committee and the Reader's Digest board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the Reader's Digest special committee and the Reader's Digest board of directors may have given different weight to different factors.

     Reader's Digest Special Committee. In reaching its decision to recommend that the Reader's Digest board of directors approve and declare advisable the recapitalization agreement and the transactions contemplated thereby, the Reader's Digest special committee consulted with Reader's Digest's management and with its legal and financial advisors and carefully considered the following material factors:

     - ALIGNMENT OF ECONOMIC INTERESTS AND VOTING RIGHTS. Currently, holders of the Class B Voting Common Stock, representing approximately 13% of the economic interest in Reader's Digest, control 100% of the company's voting power, while holders of the Class A Nonvoting Common Stock, representing approximately 87% of the economic interest in Reader's Digest, have no voting power. The recapitalization will align stockholders' voting rights with their economic interests in Reader's Digest by establishing a simplified one share/one vote capital structure.

     - REDUCE FUNDS' VOTING INFLUENCE. The Funds currently have 50% of the voting power of Reader's Digest and can effectively control the outcome of any matter submitted to a vote of Reader's Digest stockholders. Following the recapitalization, the Funds will have approximately 14% of the voting power of Reader's Digest and will no longer have the ability to effectively control the outcome of matters submitted to a vote of Reader's Digest stockholders. In addition to reducing the Funds' voting power, completion of the transactions contemplated by the recapitalization agreement will result in a reduction of the Funds' representation on the Reader's Digest board of directors. The Funds currently have two representatives on the Reader's Digest board of directors. One of the two current representatives will not stand for re-election at the Reader's Digest 2002 annual meeting of stockholders, having reached the mandatory retirement age. Pursuant to the recapitalization agreement, the company has agreed to use its reasonable best efforts to cause the second of the Funds' current representatives to be nominated and re-elected as a member of the Reader's Digest board of directors until the earlier of the company's 2004 annual meeting of stockholders and the time when the Funds jointly own less than 10% of the outstanding shares of Common Stock, after which time the company's obligation will cease. The combination of the Funds' reduced voting power and the reduction and ultimate elimination of the Funds' representation on the Reader's Digest board of directors should reduce or eliminate the Funds' ability to influence or control Reader's Digest.

     - FACILITATE DIVERSIFICATION BY FUNDS. For some time, the Funds have expressed an interest in diversifying their holdings in our company. The registration rights we will grant to the Funds under the terms of the recapitalization agreement are intended to provide a mechanism to facilitate diversification by the Funds in due course and in an orderly manner, without disrupting the market for our shares.

     - ENHANCE OUR STRATEGIC FLEXIBILITY. The simplified capital structure of the company following the recapitalization will likely improve the company's ability to structure equity financings and acquisitions by eliminating tax concerns of the Funds resulting from their ability to control the company.

     - ELIMINATION OF CONTROL BLOCK. Following the recapitalization, the Funds will no longer have the ability to effectively sell voting control of Reader's Digest in an isolated transaction in which the other Reader's Digest stockholders do not participate. In addition, the elimination of dual class, voting/nonvoting common stock will limit the possibility that a person could acquire voting control of Reader's Digest without purchasing a majority of its shares.

     - IMPROVED LIQUIDITY, TRADING EFFICIENCIES AND INVESTOR BASE. The recapitalization will simplify and streamline the Reader's Digest capital structure by replacing the dual class, voting/nonvoting common stock with a single class of voting Common Stock. The recapitalization could result in improved liquidity, trading efficiencies and an expanded investor base for Reader's Digest.

     - GOLDMAN SACHS FAIRNESS OPINION. Goldman Sachs provided an oral opinion, subsequently confirmed in writing, to the effect that, as of April 12, 2002, based upon and subject to the factors and assumptions set forth therein, the repurchase of 3,636,363 shares of Class B Voting Common Stock held by the Funds for $27.50 in cash per share, or $99,999,983 in cash in the aggregate, the recapitalization ratio of 1.24 shares of Common Stock for each share of Class B Voting Common Stock (other than the shares repurchased from the Funds) and the recapitalization ratio of one share of Common Stock for each share of Class A Nonvoting Common Stock, taken as whole, pursuant to the recapitalization agreement, was fair from a financial point of view to the holders of Class A Nonvoting Common Stock and Class B Voting Common Stock (other than the Funds).

     - ADDITIONAL INDEBTEDNESS. In connection with its agreement to acquire substantially all of the assets of Reiman Holding Company, LLC, Reader's Digest arranged committed financing of $850 million. In order to finance the purchase of $100 million of the shares of Class B Voting Common Stock owned by the Funds, Reader's Digest and the banks providing the financing for the Reiman acquisition increased the committed financing to $950 million. Accordingly, the share purchase will result in a $100 million increase in Reader's Digest's overall indebtedness following the Reiman acquisition.

     - RATINGS DOWNGRADES. Following the announcement of the Reiman acquisition, Moody's Investors Service Inc. downgraded the company's credit rating from Baa2 to Baa3 (negative outlook) and Standard & Poor's downgraded the company's credit rating from BBB- to BB+ (stable outlook). The Reader's Digest special committee took into account the possibility that borrowing an additional $100 million could result in an incremental negative impact on the company's credit ratings. Subsequent to announcement of the recapitalization agreement, S&P announced that the company would retain its BB+ rating but the outlook would be revised from stable to negative. Moody's did not change the company's credit rating after the announcement of the recapitalization agreement.

     - DILUTION OF CLASS A NONVOTING COMMON STOCK. Because each share of Class B Voting Common Stock would be recapitalized into Common Stock at a premium and each share of Class A Nonvoting Common Stock would be recapitalized into Common Stock on a one-for-one basis, the recapitalization would be dilutive to holders of Class A Nonvoting Common Stock.

     - IMPACT OF PROPOSED GOVERNANCE CHANGES. The implementation of a classified board of directors and the elimination of stockholder action by written consent will have certain effects that the Reader's Digest special committee considered desirable for the stockholders, including:

       - promoting the continuity and stability of the Reader's Digest board of directors so as to ensure that the benefits of the years of experience of its members are available to the company; and

       - making it more difficult for an opportunistic acquiror to gain control of the company without negotiating with the Reader's Digest board of directors.

     At the same time, the implementation of a classified board of directors and the elimination of stockholder action by written consent may have effects that some stockholders may consider to be adverse, such as delaying or impeding a change in control of Reader's Digest or the approval of other stockholder proposals, even if the holders of a majority of the Common Stock believe such action would be in their best interests.


     Reader's Digest Board of Directors. In reaching its decision to recommend that the holders of Class B Voting Common Stock approve the recapitalization proposal and the charter proposals, the Reader's Digest board of directors consulted with Reader's Digest management as well as its legal and financial advisors and carefully considered the following material factors:


     - the conclusions and recommendation of the Reader's Digest special committee; and

     - the factors referred to above as having been taken into account by the Reader's Digest special committee.

RECOMMENDATION OF THE READER'S DIGEST SPECIAL COMMITTEE AND THE READER'S DIGEST BOARD OF DIRECTORS

     Reader's Digest Special Committee. On April 12, 2002, the Reader's Digest special committee determined that the recapitalization agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the company and its stockholders (other than the Funds, as to which the special committee made no fairness determination) and should be approved and declared advisable by the Reader's Digest board of directors.

     Reader's Digest Board of Directors. On April 12, 2002, upon the recommendation of the Reader's Digest special committee, the Reader's Digest board of directors:

     - declared that the recapitalization agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the company and its stockholders (other than the Funds, as to which the Reader's Digest board of directors made no fairness determination);

     - approved the recapitalization agreement and the merger agreement, and the consummation of the merger and, in the alternative, the filing of certificates of amendment to the Reader's Digest certificate of incorporation, and the other transactions contemplated thereby; and


     - directed that the merger agreement and the merger, and, in the alternative, the amendments to the company's certificate of incorporation, and, in each case, the charter proposals be submitted to a vote at a meeting of the holders of Class B Voting Common Stock and recommended that the holders of shares of Class B Voting Common Stock vote for the recapitalization proposal and the charter proposals.


OPINION OF FINANCIAL ADVISOR

     On April 12, 2002, Goldman Sachs delivered its oral opinion to the Reader's Digest special committee and to the Reader's Digest board of directors, which opinion was subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions set forth therein: (1) the repurchase of 3,636,363 shares of Class B Voting Common Stock held by the Funds for $27.50 in cash per share, or $99,999,983 in cash in the aggregate, (2) the recapitalization ratio of 1.24 shares of Common Stock for each share of Class B Voting Common Stock (other than the shares repurchased from the Funds) and (3) the recapitalization ratio of one share of Common Stock for each share of Class A Nonvoting Common Stock, taken as a whole, in each case pursuant to the recapitalization agreement, is fair from a financial point of view to the holders of Class A Nonvoting Common Stock and Class B Voting Common Stock (other than the Funds, as to which Goldman Sachs expressed no opinion).

     Reader's Digest informed Goldman Sachs that, pursuant to the recapitalization agreement:

     - Reader's Digest will form a wholly owned subsidiary which will merge with and into Reader's Digest;

     - upon consummation of the merger, all of the outstanding shares of Class B Voting Common Stock (other than shares repurchased from the Funds) and all of the outstanding shares of Class A Nonvoting Common Stock will be recapitalized into shares of Common Stock pursuant to the recapitalization ratios described above (subject to the recapitalization being effected pursuant to amendments to Reader's Digest's certificate of incorporation rather than pursuant to the merger under certain circumstances); and

     - immediately prior to the merger (or the amendments to the Reader's Digest certificate of incorporation), Reader's Digest will repurchase 3,636,363 shares of Class B Voting Common Stock from the Funds for an aggregate of $99,999,983 in cash.

     Reader's Digest also informed Goldman Sachs that, as of the date of the recapitalization agreement, the Funds held 10,664,063 shares of Class A Nonvoting Common Stock and 6,216,082 shares of Class B Voting Common Stock and that the recapitalization agreement was the result of arms'-length negotiations between the Reader's Digest special committee and the Funds.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED APRIL 12, 2002, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS CONTAINED IN APPENDIX D TO THIS PROXY STATEMENT/PROSPECTUS. THE ADVISORY SERVICES AND OPINION OF GOLDMAN SACHS WERE PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE READER'S DIGEST SPECIAL COMMITTEE AND THE READER'S DIGEST BOARD OF DIRECTORS IN CONNECTION WITH THEIR CONSIDERATION OF THE TRANSACTIONS CONTEMPLATED BY THE RECAPITALIZATION AGREEMENT AND DO NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY HOLDER OF CLASS B VOTING COMMON STOCK SHOULD VOTE WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THE RECAPITALIZATION AGREEMENT. WE URGE YOU TO READ THE OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

     - the recapitalization agreement;

     - Annual Reports to Stockholders and Annual Reports on Form 10-K of Reader's Digest for the five fiscal years ended June 30, 2001;

     - certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Reader's Digest;

     - certain other communications from Reader's Digest to its stockholders;
       and

     - certain internal financial projections for Reader's Digest prepared by the management of Reader's Digest.

     Goldman Sachs also held discussions with members of the senior management of Reader's Digest regarding the past and current business operations, financial condition and future prospects of Reader's Digest. In addition, Goldman Sachs held discussions with members of the senior management of Reader's Digest and the Reader's Digest special committee regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions contemplated by the recapitalization agreement. Goldman Sachs also:

     - reviewed the reported prices and trading activities for the Class A Nonvoting Common Stock and Class B Voting Common Stock;

     - compared certain financial and stock market information for Reader's Digest with similar information for certain other companies the securities of which are publicly traded;

     - reviewed the financial terms of certain other transactions, including transactions in which a controlling stockholder group effectively relinquished voting control;

     - reviewed the financial terms of certain recent business combinations in the consumer publishing industry specifically and in other industries generally; and

     - performed such other studies and analyses as Goldman Sachs considered appropriate.

     Goldman Sachs relied on the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. Goldman Sachs assumed with Reader's Digest's consent that the financial projections for Reader's Digest prepared by the management of Reader's Digest have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Reader's Digest. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Reader's Digest or any of its subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs also noted the determination of the Reader's Digest special committee that all holders of Class B Voting Common Stock (not just the Funds) would receive the benefit of the recapitalization ratio of 1.24 shares of Common Stock for each share of Class B Voting Common Stock. In addition, Goldman Sachs took into account the fact that neither the Funds nor any other party would have voting control of Reader's Digest upon consummation of the transactions contemplated by the recapitalization agreement. Goldman Sachs expressed no view as to the price at which the Common Stock may trade following completion of the transactions contemplated by the recapitalization agreement or as to the relative fairness of the recapitalization to the holders of Class A Nonvoting Common Stock as compared to the holders of Class B Voting Common Stock.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Goldman Sachs. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to those analyses by Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 11, 2002, and is not necessarily indicative of current market conditions.

     THE FOLLOWING SUMMARY OF FINANCIAL ANALYSES INCLUDES INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

     Analysis of Trading Prices and Implied Transaction Premiums. Goldman Sachs reviewed the historical closing prices of the Class A Nonvoting Common Stock and the Class B Voting Common Stock over the year prior to April 11, 2002 and calculated the average daily closing prices of each of the Class A Nonvoting Common Stock and the Class B Voting Common Stock over the fifteen days, thirty days, three months, six months and one year prior to the announcement of the recapitalization agreement.

     Goldman Sachs then calculated and compared the premiums of the $27.50 per share repurchase price over the average daily closing prices of each of the Class A Nonvoting Common Stock and the Class B Voting Common Stock for the selected periods. The results of these calculations are summarized below:

                                                    CLOSING READER'S      IMPLIED PREMIUM
                                                      DIGEST PRICE      BASED ON THE $27.50
                                                       ($/SHARE)         PRICE PER SHARE(%)
                                                   ------------------   --------------------
TRADING PERIOD                                     CLASS A    CLASS B   CLASS A     CLASS B
--------------                                     -------    -------   --------    --------
April 11, 2002...................................  $22.28     $22.90      23.4%       20.1%
15-Day Average(a)................................  $22.15     $22.97      24.1%       19.7%
30-Day Average(b)................................  $22.33     $22.88      23.2%       20.2%
Three-Month Average(c)...........................  $21.62     $21.69      27.2%       26.8%
Six-Month Average(d).............................  $21.21     $21.01      29.7%       30.9%
One-Year Average(e)..............................  $22.69     $21.82      21.2%       26.0%

---------------

(a) 15-Day Average incorporates trading days from 3/22/2002 through 4/11/2002.

(b) 30-Day Average incorporates trading days from 3/1/2002 through 4/11/2002.

(c) Three-Month Average incorporates trading days from 1/10/2002 through 4/11/2002.

(d) Six-Month Average incorporates trading days from 10/10/2001 through 4/11/2002.

(e) One-Year Average incorporates trading days from 4/11/2001 through 4/11/2002.

     Goldman Sachs also calculated historical price ratios of Class B Voting Common Stock divided by Class A Nonvoting Common Stock on April 11, 2002 and for the respective average daily closing prices over the thirty days, three months, six months, one year, two years and three years ending April 11, 2002. Goldman Sachs then calculated and compared the implied premiums of the 1.24 Class B recapitalization ratio over these historical price ratios.

     The results of these calculations are as follows:

                                                                    IMPLIED PREMIUM BASED ON
                                                  PRICE RATIOS OF       THE 1.24 CLASS B
TRADING PERIOD                                    CLASS B/CLASS A   RECAPITALIZATION RATIO(%)
--------------                                    ---------------   -------------------------
April 11, 2002..................................       1.028x                 20.6%
30-Day Average(a)...............................       1.025x                 21.0%
Three-Month Average(b)..........................       1.003x                 23.6%
Six-Month Average(c)............................       0.991x                 25.2%
One-Year Average(d).............................       0.962x                 29.0%
Two-Year Average(e).............................       0.915x                 35.5%
Three-Year Average(f)...........................       0.910x                 36.2%

---------------

(a) 30-Day Average incorporates trading days from 3/1/2002 through 4/11/2002.

(b) Three-Month Average incorporates trading days from 1/10/2002 through 4/11/2002.

(c) Six-Month Average incorporates trading days from 10/10/2001 through 4/11/2002.

(d) One-Year Average incorporates trading days from 4/11/2001 through 4/11/2002.

(e) Two-Year Average incorporates trading days from 4/11/2000 through 4/11/2002.

(f) Three-Year Average incorporates trading days from 4/12/1999 through 4/11/2002.

     Analysis of Selected Companies and Selected Transactions. Goldman Sachs also calculated and compared the implied enterprise values as multiples of latest twelve months, or LTM, earnings before interest, taxes, depreciation and amortization, or EBITDA, for Reader's Digest and for selected companies in the consumer publishing industry, specifically, EMAP plc, Meredith Corporation, Scholastic Corporation, Primedia Inc. and Martha Stewart Living Omnimedia, Inc., using each of the respective companies' closing stock prices as of April 11, 2002. Although none of the selected companies is directly comparable to Reader's Digest, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Reader's Digest. In addition, Goldman Sachs calculated implied enterprise values as multiples of LTM EBITDA for selected merger transactions in the consumer publishing industry. Goldman Sachs also calculated the implied enterprise value of Reader's Digest as a multiple of LTM EBITDA, using $27.50 per share for all shares of Class A Nonvoting Common Stock and all shares of Class B Voting Common Stock both on a stand-alone basis prior to the closing of the Reiman acquisition and on a pro forma basis following the Reiman acquisition, which resulted in multiples of 14.7x and 13.6x, respectively. Goldman Sachs then compared these Reader's Digest multiples on a stand-alone basis and a pro forma basis to the multiples derived for the selected companies and for the selected merger transactions in the consumer publishing industry. The range of implied enterprise values as multiples of LTM EBITDA that Goldman Sachs calculated are summarized below:

                                   CONSUMER PUBLISHING PUBLIC MARKET MULTIPLES
                               ---------------------------------------------------
                               READER'S    READER'S                                  CONSUMER PUBLISHING MERGER
                                DIGEST    DIGEST PRO                                   TRANSACTION MULTIPLES
                                STAND-    FORMA FOR                                  --------------------------
                                ALONE       REIMAN     MEAN   MEDIAN   HIGH   LOW    MEAN   MEDIAN   HIGH   LOW
                               --------   ----------   ----   ------   ----   ----   ----   ------   ----   ---
ENTERPRISE VALUE/LTM
  EBITDA.....................    12.0x       11.7x     18.1x   18.1x   25.6x  11.7x  14.1x   14.3x   19.9x  8.7x
                                 ----        ----      ----    ----    ----   ----   ----    ----    ----   ---

     Discounted Cash Flow Analyses. Goldman Sachs performed discounted cash flow, or DCF, analyses of Reader's Digest, using projections that took into account the completion of the Reiman acquisition, both prior to and after giving effect to the transactions contemplated by the recapitalization agreement. These analyses were based upon forecasts provided by Reader's Digest management.

     Goldman Sachs calculated a range of implied per share values for the common stock of Reader's Digest prior to the recapitalization, without distinguishing between Class A Nonvoting Common Stock and Class B Voting Common Stock. The implied per share values were based on the sum of: (1) the implied present value of the unlevered, free cash flows (operating income less income taxes, plus depreciation and amortization, less increases in working capital and less capital expenditures) that Reader's Digest expects to generate over a six-year period from 2002 through 2007, using a range of discount rates between 10.0% and 12.0%, and (2) the implied present value of the terminal value of Reader's Digest's future cash flows as of June 30, 2007, calculated by multiplying the EBITDA estimated for fiscal year 2007 by a range of multiples of 9.0x to 11.0x and discounting the result over a six-year period using a range of discount rates between 10.0% and 12.0%. This analysis yielded implied per share present values of the Reader's Digest common stock, ranging from $31.74 to $41.77, based on the number of shares outstanding as of April 11, 2002, as provided by the management of Reader's Digest.

     Goldman Sachs also performed a discounted cash flow analysis of Reader's Digest after giving effect to the recapitalization to reflect the implied effect of the recapitalization on the per share values of Reader's Digest common stock to the holders of the Class A Nonvoting Common Stock and Class B Voting Common Stock other than the Funds. Goldman Sachs calculated a range of implied per share values for the Common Stock after the recapitalization, based on the sum of: (1) the implied present value of the estimated unlevered, free cash flows that Reader's Digest expects to generate over a six-year period from 2002 through 2007, using a range of discount rates between 10.0% and 12.0%, and (2) the implied present value of the terminal value of Reader's Digest's future cash flows as of June 30, 2007, calculated by multiplying the EBITDA estimated for fiscal year 2007 by a range of multiples of 9.0x to 11.0x and discounting the result over a six-year period using a range of discount rates between 10.0% and 12.0%. This analysis yielded the following range of implied per share present values of the Common Stock: (1) $31.31 to $41.50, with respect to all holders of Class A Nonvoting Common Stock other than the Funds, (2) $38.82 to $51.46, with respect to all holders of Class B Voting Common Stock other than the Funds, and
(3) $31.87 to $42.24 with respect to all holders of Class A Nonvoting Common Stock and all holders of Class B Voting Common Stock, taken as a whole, other than the Funds. This analysis indicated that, on a pro forma basis, the recapitalization would have a slightly dilutive effect on the implied DCF value per share to all holders of Class A Nonvoting Common Stock other than the Funds, an accretive effect on the implied DCF value per share to all holders of Class B Voting Common Stock other than the Funds, and a slightly accretive effect on the implied DCF value per share to all holders of Class A Nonvoting Common Stock and all holders of Class B Voting Common Stock, taken as a whole, other than the Funds.

     Pro Forma Earnings Per Share Analysis. Using projections for Reader's Digest that were prepared by management, Goldman Sachs prepared pro forma analyses of the impact of the recapitalization on the earnings per share for estimated fiscal years 2003 through 2006 on all holders of Class A Nonvoting Common Stock and all holders of Class B Voting Common Stock other than the Funds, assuming completion of the Reiman acquisition. Goldman Sachs' analysis indicated that, on a pro forma basis, in each of the projected fiscal years 2003 through 2006, the recapitalization would have a slightly dilutive effect on the earnings per share of all holders of Class A Nonvoting Common Stock other than the Funds, an accretive effect on the earnings per share of all holders of Class B Voting Common Stock other than the Funds, and a slightly accretive effect on the earnings per share of all holders of Class A Nonvoting Common Stock and all holders of Class B Voting Common Stock, taken as a whole, other than the Funds.

     Historical Premiums Paid in Selected Dual-Class Transactions. Goldman Sachs calculated the aggregate implied value of the premium to holders of Class B Voting Common Stock by subtracting the closing price of the Class B Voting Common Stock on April 11, 2002 from a per share value of $27.50 based on the $27.50 per share repurchase price and the value per share implied by the Class B recapitalization ratio as of April 11, 2002, and then multiplying the result by the total number of Class B Voting Common Stock shares outstanding as of April 11, 2002. Goldman Sachs performed this analysis to determine the percentage of that premium over the total equity market capitalization of Reader's Digest as of April 11, 2002, based on the closing prices and shares outstanding as of April 11, 2002 for all of the shares of Class A Nonvoting Common Stock and Class B Voting Common Stock. This analysis indicated an aggregate premium over the total equity market capitalization of Reader's Digest of 2.6%.

     Goldman Sachs then identified and analyzed a group of 17 transactions that were announced during the period January 1989 to March 2002, involving companies that, prior to the announcement, had two or more classes of publicly traded common stock with different voting rights and that had entered into a transaction to create one class of stock with the same voting rights for all stockholders. Goldman Sachs divided these transactions into two groups: (1) change in control transactions in which, as a result of the transaction, the voting power held by a stockholder was reduced from over 50% of the company to less than 50%, and (2) transactions not involving a change in control in which either (a) a stockholder having over 50% of the voting power of a company reduced its voting power, but to a level still exceeding 50% of the voting power of the company, or (b) there was no stockholder with greater than 50% of the voting power of the company.

     Goldman Sachs examined the following eight change in control transactions involving the following companies:

     - SAP AG (SAP Corporation Systems, Applications and Products in Data Processing);

     - Continental Airlines, Inc.;

     - Network Solutions, Inc.;

     - Remington Oil and Gas Corporation;

     - Forcenergy Inc.;

     - Laidlaw Inc.;

     - Fischer & Porter Company; and

     - Bergen Brunswig Corporation.

     Goldman Sachs examined the exchange ratio of high-vote stock to low-vote or no-vote stock in the eight change in control transactions. The exchange ratio of the high-vote stock to the low-vote or no-vote stock was greater than 1 to 1, or 1.00x, in five of the eight transactions and ranged from 1.15x to 9.53x in those five transactions. Of the eight change in control transactions examined by Goldman Sachs, there were three where both the high-vote stock and the low-vote or no vote stock were publicly traded. For those three transactions, Goldman Sachs calculated the historical price ratios of the high-vote stock divided by the low-vote or no-vote stock for the respective average daily closing prices over the thirty days, six months and one year periods prior to the announcement of the three transactions. Goldman Sachs then calculated and compared the implied premiums of the transaction exchange ratios in each of these transactions over these historical price ratios. These premiums ranged from 7.0% to 24.5%. Goldman Sachs also calculated the premiums paid in the change in control transactions to holders of high-vote stock, taken as a percentage of the total equity market capitalization of the company in the eight transactions, based on the closing stock price of the respective company one day prior to announcement of the transaction. These premiums ranged from 2.1% to 15.0%.

     Goldman Sachs also examined the following nine transactions not involving a change in control:

     - Conoco Inc.;

     - Waddell & Reed Financial, Inc.;

     - Raytheon Company;

     - Mitchell Energy and Development Corp.;

     - The Reader's Digest Association, Inc. (1999);

     - InfoUSA Inc.;

     - The Cherry Corporation;

     - Scott Technologies, Inc.; and

     - Base Ten Systems, Inc.

     The exchange ratio of high-vote stock to low-vote stock was 1 to 1, or 1.00x in seven of the nine recapitalization transactions and 0.87x and 1.50x in the remaining two transactions, respectively.

     Historical Premiums Paid in Acquisitions of Companies with Dual Class Stock. Goldman Sachs identified and analyzed a group of 32 acquisition transactions that were announced between 1988 and 2000 involving companies that, at the time of the transaction, had two or more classes of publicly traded common stock with different voting rights. For each transaction, Goldman Sachs calculated the premium indicated by the consideration paid per share to the holders of the high-vote stock divided by the consideration paid per share to the holders of the low-vote or no-vote stock. The analysis indicated that a premium was paid in eight transactions. In these eight transactions, the premiums ranged from 4.5% to 67.0% and the average premium for all 32 transactions was 5.0%.

     Publishing Industry Historical Control Premiums Paid. Goldman Sachs identified and analyzed a group of 28 merger transactions in the publishing industry, involving consideration of cash, stock, or a combination of cash and stock in excess of $100 million that were announced between February 19, 1998 and August 20, 2001. Using the most recent publicly available information, Goldman Sachs calculated and compared the premiums paid one day, one week and four weeks prior to the respective dates of announcement of such transactions. The results of this analysis are summarized below:

                                 PREMIUM/(DISCOUNT)   PREMIUM/(DISCOUNT)   PREMIUM/(DISCOUNT)
                                   1 DAY PRIOR TO      1 WEEK PRIOR TO      4 WEEKS PRIOR TO
                                    ANNOUNCEMENT         ANNOUNCEMENT         ANNOUNCEMENT
                                 ------------------   ------------------   ------------------
MEAN...........................         35.9%                38.7%                49.0%
MEDIAN.........................         36.5%                41.3%                39.8%
HIGH...........................         98.2%                94.3%               143.3%
LOW............................        (19.4)%              (21.4)%              (14.8)%

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. No company used in the above analyses as a comparison is directly comparable to Reader's Digest, and no transaction used is directly comparable to the transactions contemplated by the recapitalization agreement.

     Goldman Sachs prepared these analyses for the purpose of providing an opinion to the Reader's Digest special committee and to the Reader's Digest board of directors as to the fairness from a financial point of view of the repurchase of 3,636,363 shares of Class B Voting Common Stock held by the Funds for $27.50 in cash per share, or $99,999,983 in cash in the aggregate, the recapitalization ratio of 1.24 shares of Common Stock for each share of Class B Voting Common Stock (other than the shares repurchased from the Funds) and the recapitalization ratio of one share of Common Stock for each share of Class A Nonvoting Common Stock, taken as a whole. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors or events beyond the control of Reader's Digest and Goldman Sachs, neither Reader's Digest nor Goldman Sachs assumes responsibility if future results are materially different from those forecast.

     As described above, the opinion of Goldman Sachs was one of many factors taken into consideration by the Reader's Digest board of directors in making its determination to approve the recapitalization agreement. The summary above does not purport to be a complete description of the analyses performed by Goldman Sachs.

     Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs is familiar with Reader's

Digest and the Funds, having provided investment banking services to Reader's Digest from time to time, including the following:

     - having acted as sole and lead and book-running manager with respect to the sale of 11,851,496 shares of Class A Nonvoting Common Stock held by certain Reader's Digest stockholders through an offering of hybrid equity securities exchangeable into shares of Class A Nonvoting Common Stock in February 1998;

     - having acted as Reader's Digest's financial advisor in connection with its acquisition of Books Are Fun, Ltd. in August 1999;

     - having acted as financial advisor to the Reader's Digest special committee in connection with the exchange of a portion of the shares of Class B Voting Common Stock held by the Funds into shares of Class A Nonvoting Common Stock in September 1999;

     - having acted as sole and lead and book-running manager with respect to the secondary public offering of 11,500,000 shares of Class A Nonvoting Common Stock (including shares held by the Funds) in November 1999;

     - having provided a fairness opinion to Reader's Digest in connection with the Reiman acquisition which was announced in March 2002;

     - having acted as financial advisor to the Reader's Digest special committee in connection with, and having participated in certain of the negotiations leading to, the recapitalization agreement; and

     - acting as co-lead arranger of the bank facility used to fund the Reiman acquisition and that is expected to be used to fund the cash portion of the recapitalization.

     The Reader's Digest special committee selected Goldman Sachs as its financial advisor because Goldman Sachs is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the recapitalization agreement. In addition, Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of Reader's Digest for its own account and for the accounts of customers.

     The Reader's Digest special committee engaged Goldman Sachs to act as its financial advisor as of March 7, 2002 pursuant to a letter agreement in connection with a potential strategic transaction involving Reader's Digest. Pursuant to this letter agreement, Reader's Digest agreed to pay Goldman Sachs a customary transaction fee, a substantial portion of which is payable upon completion of the recapitalization. Reader's Digest has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws. In addition, in connection with the bank facility described above, Reader's Digest has paid Goldman Sachs customary fees with respect to that facility.

ACCOUNTING TREATMENT

     We will account for the recapitalization by increasing our capital stock account based on the aggregate par value of the shares outstanding immediately following completion of the recapitalization. The increase in capital stock will be offset by a decrease in paid-in capital. In order to record the repurchase of shares from the Funds, we will increase our borrowings and increase the treasury stock caption on our balance sheet.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION

     We have summarized below certain federal income tax consequences to the company and our stockholders resulting from the recapitalization. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received Reader's Digest stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended, which we refer to throughout this section as the "Code." You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

     We believe that the recapitalization will be treated as a tax-free "recapitalization" for federal income tax purposes. This will result in no material federal income tax consequences to the company.

     We believe that the recapitalization of shares of Class A Nonvoting Common Stock and Class B Voting Common Stock into shares of Common Stock pursuant to the merger or, in the alternative, by amending our certificate of incorporation, will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Code and, therefore (other than with respect to the Funds as to which we offer no opinion), (a) will not result in the recognition of any gain or loss by the holders of Class A Nonvoting Common Stock or Class B Voting Common Stock, (b) the basis of the Common Stock (including fractional share interests) owned immediately following the recapitalization will be the same as the stockholder's basis in the Class A Nonvoting Common Stock or Class B Voting Common Stock, as the case may be, owned immediately prior to the recapitalization, and (c) the holding period of the Common Stock (including fractional share interests) owned by a stockholder immediately following the recapitalization will include that stockholder's holding period for the Class A Nonvoting Common Stock or Class B Voting Common Stock, as the case may be, owned immediately prior to the recapitalization, provided that each share of Class A Nonvoting Common Stock or Class B Voting Common Stock, as the case may be, held on the date of the recapitalization is a capital asset as defined in Section 1221 of the Code. The sale of a fractional share of Common Stock will result in capital gain or loss measured by the difference between the cash received and the basis in the fractional interest surrendered, provided that the interest is held as a capital asset as defined in Section 1221 of the Code.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE RECAPITALIZATION, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

APPRAISAL RIGHTS

     Under no circumstances are holders of Class A Nonvoting Common Stock or Class B Voting Common Stock entitled to appraisal rights in connection with the recapitalization.

     The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not intended to be a complete statement of the provisions and is qualified in its entirety by reference to the full text of
Section 262 of the Delaware General Corporation Law, a copy of which is attached to this proxy statement/prospectus as Appendix E and is incorporated into this summary by reference.

     Under the Delaware General Corporation Law, if we effect the recapitalization by means of a merger, holders of Reader's Digest preferred stock will be entitled to appraisal rights. Holders of Reader's Digest preferred stock wanting to exercise appraisal rights must strictly comply with the rules governing the exercise of appraisal rights or lose those rights.

     IF HOLDERS OF MORE THAN $5 MILLION IN STATED AMOUNT OF OUR PREFERRED STOCK PROPERLY SEEK TO EXERCISE APPRAISAL RIGHTS, WE WILL EFFECT THE RECAPITALIZATION BY AMENDING OUR CERTIFICATE OF INCORPORATION INSTEAD OF COMPLETING THE MERGER. IF WE EFFECT THE RECAPITALIZATION BY AMENDING OUR CERTIFICATE OF INCORPORATION, HOLDERS OF OUR PREFERRED STOCK WILL NOT BE ENTITLED TO APPRAISAL RIGHTS UNDER DELAWARE LAW.

     As of May 31, 2002, Reader's Digest had outstanding and issued the following amounts of preferred stock:

     - 29,720 shares of First Preferred Stock ($4.00 per annum dividend; $100.00 per share liquidation preference);

     - 103,720 shares of Second Preferred Stock ($4.00 per annum dividend; $100.00 per share liquidation preference); and

     - 155,022 shares of Third Preferred Stock ($5.00 per annum dividend; $100.00 per share liquidation preference).


None of the shares of Reader's Digest preferred stock is entitled to vote on the recapitalization proposal or the charter proposals. Other than shares as to which holders properly exercise appraisal rights under Delaware law, each share of Reader's Digest preferred stock either issued and outstanding or held by Reader's Digest as treasury stock will remain unchanged by the recapitalization.


     If the merger is completed, each holder of Reader's Digest preferred stock who (1) files written notice with Reader's Digest of an intention to exercise rights to appraisal of his, her or its shares prior to the Reader's Digest special meeting, and (2) follows the procedures set forth in Section 262, will be entitled to be paid by Reader's Digest the fair value in cash of his or her shares of Reader's Digest preferred stock. The fair value of shares of Reader's Digest preferred stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The shares of Reader's Digest preferred stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this proxy statement/prospectus as the "dissenting preferred shares."

     Within ten days after the effective date of the merger, Reader's Digest, as the surviving corporation in the merger, must mail a notice to all Reader's Digest preferred stockholders who have complied with (1) above notifying the Reader's Digest preferred stockholders of the effective date of the merger. Within 120 days after the effective date, holders of shares of Reader's Digest preferred stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal. Within 120 days of the effective date, the holders of dissenting preferred shares may also, upon written request, receive from Reader's Digest a statement setting forth the aggregate number of shares with respect to which demands for appraisals have been received.

     Appraisal rights are available only to the record holder of shares of Reader's Digest preferred stock. If you wish to exercise appraisal rights but have a beneficial interest in shares of Reader's Digest preferred stock that are held of record by or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

     A demand for appraisal should be signed by or on behalf of the Reader's Digest preferred stockholder exactly as the Reader's Digest preferred stockholder's name appears on the Reader's Digest preferred stockholder's stock certificates. If the shares of Reader's Digest preferred stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares of Reader's Digest preferred stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand, the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares of Reader's Digest preferred stock as nominee for several beneficial owners may exercise appraisal rights for the shares of Reader's Digest preferred stock held for one or more beneficial owners and not exercise rights for the shares of Reader's Digest preferred stock held for other beneficial owners. In this case, the written demand should state the number of shares of Reader's Digest preferred stock for which appraisal rights are being demanded. When no number of shares of Reader's Digest preferred stock is stated, the demand will be presumed to cover all shares of Reader's Digest preferred stock held of record by the broker or nominee.

     If any holder of shares of Reader's Digest preferred stock who demands appraisal of his or her shares of Reader's Digest preferred stock under Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal, his or her shares of Reader's Digest preferred stock will remain outstanding and unaffected by the recapitalization. Dissenting preferred shares lose their status as dissenting preferred shares if:

     - the merger is abandoned, which will be the case if holders of more than $5 million in stated amount of our preferred stock properly seek to exercise appraisal rights;

     - neither Reader's Digest nor any stockholder who has complied with the requirements therefor has filed a petition for appraisal with the Delaware Court of Chancery within 120 days after the effective date of the merger; or

     - the stockholder delivers to Reader's Digest, as the surviving corporation, within 60 days of the effective date of the merger, or thereafter with Reader's Digest's approval, a written withdrawal of the stockholder's demand for appraisal of the dissenting preferred shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

     Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event a Reader's Digest preferred stockholder will continue to hold the shares of Reader's Digest preferred stock, which will remain outstanding and unchanged as a result of the merger. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, holders of Reader's Digest preferred stock who are considering objecting to the merger should consult their own legal advisors.

FEDERAL SECURITIES LAWS CONSEQUENCES

     All shares of Common Stock held by our stockholders following the recapitalization will be freely transferable, except that shares of Common Stock held by persons who are deemed to be "affiliates" of Reader's Digest under the Securities Act of 1933, as amended, at the time of the special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Reader's Digest for such purposes generally include individuals or entities that control, are controlled by or are under common control with Reader's Digest and include directors and executive officers of Reader's Digest.

REGULATORY MATTERS

     To the extent that a Reader's Digest stockholder owns shares of Common Stock valued at $50 million or more following the recapitalization, that stockholder may have a pre-merger notification filing obligation under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, unless the stockholder qualifies for an exemption to the filing requirements under the Act.


STOCK CERTIFICATES



     Following completion of the recapitalization, each stock certificate representing shares of Class A Nonvoting Common Stock will represent the same number of shares of Common Stock.



     Promptly following completion of the recapitalization, Mellon Investor Services LLC, our transfer agent, will mail each record holder of shares of Class B Voting Common Stock in certificated form, instructions and transmittal materials for effecting the surrender of stock certificates for Class B Voting Common Stock in exchange for replacement certificates representing the number of whole shares of Common Stock obtained by multiplying the number of shares of Class B Voting Common Stock shown on the certificate by 1.24 (with cash to be paid in lieu of any fractional shares of Common Stock).



 PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD AND DO NOT SURRENDER ANY CERTIFICATES REPRESENTING CLASS B VOTING COMMON STOCK UNTIL
   YOU HAVE RECEIVED TRANSMITTAL MATERIALS FROM OUR TRANSFER AGENT FOLLOWING
                      COMPLETION OF THE RECAPITALIZATION.


LITIGATION RELATING TO THE RECAPITALIZATION

     Reader's Digest and its directors, along with the Funds, have been named as defendants in a purported stockholder class action filed in the Court of Chancery, County of New Castle, State of Delaware. The action is brought on behalf of a purported class consisting of holders of Class A Nonvoting Common Stock not affiliated with any of the defendants. The complaint in the action alleges, among other things, that the recapitalization: will provide a premium to holders of the Class B Voting Common Stock and "no financial benefit or gain" to the holders of the Class A Nonvoting Common Stock; will result in "entrenchment" of the defendants at the expense of holders of shares of Class A Nonvoting Common Stock; and will cause earnings and voting dilution to the holders of shares of Class A Nonvoting Common Stock. The complaint in the action further alleges that the individual defendants and the Funds have breached their fiduciary duties and that the recapitalization is "the product of unfair dealing." As relief, the complaint seeks, among other things, a preliminary and permanent injunction against consummation of the transactions; if the recapitalization is completed, rescission of the recapitalization or an award of rescissory damages in an unspecified amount and an order "directing defendants to account to class members for their damages and defendants' profits resulting from the wrongs" set forth in the complaint. Reader's Digest believes that the allegations in the complaint are entirely without merit and intends to defend the action vigorously.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following tables show unaudited condensed combined financial information for Reader's Digest on a pro forma basis, giving effect to (1) the Reiman acquisition alone and (2) the Reiman acquisition and the recapitalization together as if the transaction(s) had occurred on July 1, 2000 for the statements of income and as of March 31, 2002 for the balance sheet.

     We based the unaudited pro forma condensed combined financial information on the historical consolidated financial statements of Reader's Digest and Reiman for the respective periods. We have adjusted the historical consolidated financial information to give effect to pro forma events that are (1) directly attributable to the Reiman acquisition and the recapitalization, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. You should read this information in conjunction with the separate historical consolidated financial statements and accompanying notes of Reader's Digest that we include in our annual report on Form 10-K for the fiscal year ended June 30, 2001, and our quarterly report on Form 10-Q for the nine-month period ended March 31, 2002, and the separate historical consolidated financial statements and accompanying notes of Reiman for the year ended December 31, 2001 and the three months ended March 31, 2002 contained in our report on Form 8-K dated June 11, 2002, all of which we incorporate in this proxy statement/prospectus by reference.

     We present the unaudited pro forma condensed combined financial information for informational purposes only and do not purport to represent what our financial position or operating results actually would have been had we completed the Reiman acquisition and the recapitalization at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project our future operating results or financial position.

     We prepared the unaudited pro forma condensed combined financial information using the purchase method of accounting with Reader's Digest treated as the acquiror. We based the purchase accounting pro forma adjustments on available information and assumptions that we believe are reasonable and have made these adjustments solely for purposes of developing unaudited pro forma condensed combined financial information.

                     THE READER'S DIGEST ASSOCIATION, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                   FOR THE TWELVE MONTHS ENDED JUNE 30, 2001


                                       HISTORICAL
                                      INFORMATION
                                  --------------------
                                  READER'S                 REIMAN       READER'S                       READER'S DIGEST,
                                   DIGEST      REIMAN    ACQUISITION   DIGEST AND   RECAPITALIZATION     REIMAN, AND
                                  JUNE 30,    JUNE 30,    PRO FORMA      REIMAN        PRO FORMA       RECAPITALIZATION
                                    2001        2001     ADJUSTMENTS   PRO FORMA      ADJUSTMENTS         PRO FORMA
                                  ---------   --------   -----------   ----------   ----------------   ----------------
                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues........................  $ 2,518.2   $ 311.4      $ (0.4)(a)  $ 2,824.4         $  --            $ 2,824.4
                                                             (2.1)(b)
                                                             (2.7)(f)
Product, distribution and
  editorial expenses............     (971.2)   (197.1)        0.4(a)    (1,070.6)           --             (1,070.6)
                                                             96.5(b)
                                                              0.8(f)
Promotion, marketing and
  administrative expenses.......   (1,299.6)    (93.8)      (94.4)(b)   (1,473.2)           --             (1,473.2)
                                                             48.4(c)
                                                            (33.5)(d)
                                                              1.3(f)
                                                             (1.6)(g)
Other operating items and
  impairment losses.............      (18.4)       --          --          (18.4)           --                (18.4)
                                  ---------   -------      ------      ---------         -----            ---------
  OPERATING PROFIT..............      229.0      20.5        12.7          262.2            --                262.2
Other (expense) income, net.....      (41.2)    (29.0)       29.3(c)      (109.7)         (9.1)(i)           (122.7)
                                                            (68.8)(e)                     (3.9)(k)
                                  ---------   -------      ------      ---------         -----            ---------
  INCOME BEFORE PROVISION FOR
    INCOME TAXES................      187.8      (8.5)      (26.8)         152.5         (13.0)               139.5
Provision for income taxes......      (55.7)      0.2        13.9(h)       (41.6)          3.6(j)             (38.0)
                                  ---------   -------      ------      ---------         -----            ---------
  NET INCOME....................  $   132.1   $  (8.3)     $(12.9)     $   110.9         $(9.4)(l)        $   101.5
                                  =========   =======      ======      =========         =====            =========
BASIC EARNINGS PER SHARE:
  Weighted-average common
    shares......................      102.7                                102.7                              101.2
                                  ---------                            ---------                          ---------
  PRO FORMA BASIC EARNINGS PER
    SHARE.......................  $    1.27                            $    1.07                          $    0.99
                                  =========                            =========                          =========
DILUTED EARNINGS PER SHARE:
  Adjusted weighted-average
    common shares...............      103.7                                103.7                              102.2
                                  ---------                            ---------                          ---------
  PRO FORMA DILUTED EARNINGS PER
    SHARE.......................  $    1.26                            $    1.06                          $    0.98
                                  =========                            =========                          =========


 The accompanying notes to Unaudited Pro Forma Condensed Combined Statement of
                 Income are an integral part of this statement.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                   FOR THE TWELVE MONTHS ENDED JUNE 30, 2001
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     We derived the financial information for Reader's Digest for the twelve months ended June 30, 2001 from our 2001 annual report on Form 10-K, incorporated in this proxy statement/prospectus by reference. We obtained the unaudited financial information for Reiman for the twelve months ended June 30, 2001 by combining unaudited financial data for Reiman for the six months ended December 31, 2000 with unaudited financial data for the six months ended June 30, 2001.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME:

     We calculated the adjustments to the unaudited pro forma condensed combined statement of income for the twelve months ended June 30, 2001 assuming the Reiman acquisition and the recapitalization took place on July 1, 2000. The adjustments are as follows:

(a) To eliminate revenues and expenses related to transactions between Reiman and Reader's Digest.

(b) To reclassify amounts derived from Reiman's historical financial statements to conform to Reader's Digest's presentation. These costs include:

      - Promotion costs of $96.5, reclassified from product, distribution and editorial expenses to promotion, marketing and administrative expenses.

      - Bad debt expense of $2.8, reclassified from promotion, marketing and administrative expenses to revenues.

      - Agent commissions of $0.7, reclassified from revenues to promotion, marketing and administrative expenses.

(c)  To eliminate:

      - Compensation expense of $1.7 related to put options which Reader's Digest did not assume.

      - Interest expense of $29.3 related to Reiman's debt which Reader's Digest did not assume.

      - Amortization expense of $46.7 related to Reiman's historical intangible assets.

(d) To record amortization related to the acquired subscriber list intangible assets. These subscriber lists are being amortized over their estimated useful lives, between three and six years. Reader's Digest has determined that the acquired tradename intangible assets have an indefinite life.

(e) To record incremental interest expense related to the $850.0 of debt incurred by Reader's Digest to consummate the Reiman acquisition, pay related financing and transaction costs, and refinance existing working capital obligations (see Note (b) in the Notes to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2002). This amount includes amortization of deferred financing fees of $14.2. For purposes of the pro forma financial information, we assume the interest rate on these borrowings is set each quarter using the three-month LIBOR on the first day of the quarter, and minimum quarterly principal repayments of $7.1.

(f) To conform Reiman's magazine revenue recognition policy to Reader's Digest's policy.

(g) To conform Reiman's policies for capitalization and amortization of direct response advertising costs to Reader's Digest's policies.

(h) To record income tax expense for pro forma adjustments as well as adjust Reiman's historical income tax expense.

(i) To record interest expense related to borrowings of $100.0 that we will use to repurchase shares from the Funds as contemplated by the recapitalization agreement.

(j) To record the tax benefit from the additional interest expense on the $100.0 referred to in Note (i).

(k)  To record the fees associated with the recapitalization.


(l) Not included in pro forma net income is a non-cash compensation charge, relating to our outstanding Class A Nonvoting Common Stock employee option awards, that we will incur concurrent with, and as a result of, the completion of the recapitalization (the "new measurement date"). We will calculate the total charge by multiplying the number of shares of stock underlying the options outstanding at the new measurement date by the excess of the market price of the stock on that date over the option exercise price (the "intrinsic value") less any original intrinsic value recorded at the date of grant. Accordingly, a determining factor in the total charge is the market price of the stock on the date we complete the recapitalization. The total non-cash charge consists of: (1) an immediate nonrecurring charge based on the number of vested options outstanding at the new measurement date and (2) a charge, based on the number of unvested options outstanding at the new measurement date, which we will record ratably over the remaining vesting periods.


      The actual total charge that we will record on the date of the recapitalization depends upon the market price of the underlying stock, the number of shares of stock underlying the options outstanding on that date and the exercise price of the options. Assuming the recapitalization took place on March 31, 2002 (utilizing the closing market price of $22.50 for the Class A Nonvoting Common Stock on the trading date closest to March 31, 2002), the total charge would have been $8.2. We would immediately upon completion of the recapitalization record a nonrecurring, non-cash charge of $4.4 related to our vested options. We would record the remaining non-cash charge of $3.8 related to unvested options ratably over the remaining vesting periods.

      Given that the total charge is dependent on factors that are not within our control (most significantly the market price of the underlying stock on the date we complete the recapitalization), we have provided the following table to illustrate how the total charge relating to the options outstanding at March 31, 2002 may vary. The table below assumes that there are no forfeitures, cancellations, terminations, or additional grants of options from March 31, 2002 to the date we complete the recapitalization.

Market price of stock (dollars per
  share)................................  $20.00   $25.00   $30.00   $35.00   $40.00
Nonrecurring non-cash compensation
  charge (vested options)...............  $  1.1   $  8.9   $ 22.9   $ 40.6   $ 59.9
Non-cash compensation charge (unvested
  options)..............................  $  0.5   $ 10.6   $ 24.4   $ 40.9   $ 58.7
Total non-cash compensation charge......  $  1.6   $ 19.5   $ 47.3   $ 81.5   $118.6

                     THE READER'S DIGEST ASSOCIATION, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2002

                                      HISTORICAL INFORMATION
                                      -----------------------
                                       READER'S                   REIMAN       READER'S                       READER'S DIGEST,
                                        DIGEST       REIMAN     ACQUISITION   DIGEST AND   RECAPITALIZATION      REIMAN AND
                                      MARCH 31,    MARCH 31,     PRO FORMA      REIMAN        PRO FORMA       RECAPITALIZATION
                                         2002         2002      ADJUSTMENTS   PRO FORMA      ADJUSTMENTS         PRO FORMA
                                      ----------   ----------   -----------   ----------   ----------------   ----------------
                                                                           (IN MILLIONS)
ASSETS:
  Cash and cash equivalents.........   $   40.9     $   4.7       $    --      $   45.6        $  (6.1)(f)       $    39.5
  Accounts receivable, net..........      308.1        25.7            --         333.8             --               333.8
  Inventories, net..................      153.6        10.2            --         163.8             --               163.8
  Prepaid and deferred promotion
    costs...........................       87.6         4.2           6.6(e)      142.1             --               142.1
                                                                     43.7(c)
  Prepaid expenses and other current
    assets..........................      190.7         1.9          (0.7)(a)     197.6             --               197.6
                                                                      5.7(e)
                                       --------     -------       -------      --------        -------           ---------
    Total current assets............      780.9        46.7          55.3         882.9           (6.1)              876.8
  Property, plant and equipment,
    net.............................      158.9        10.2            --         169.1             --               169.1
  Goodwill and other intangible
    assets, net.....................      402.8       509.9        (509.9)(a)   1,257.3             --             1,257.3
                                                                    206.8(a)
                                                                    647.7(a)
  Other noncurrent assets...........      360.2        67.5          (0.7)(a)     389.5            1.3(b)            390.8
                                                                     14.2(b)
                                                                    (51.7)(c)
                                       --------     -------       -------      --------        -------           ---------
    Total assets....................   $1,702.8     $ 634.3       $ 361.7      $2,698.8        $  (4.8)          $ 2,694.0
                                       ========     =======       =======      ========        =======           =========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Loans and notes payable...........   $  154.1     $  33.4       $ (33.4)(a)  $  113.9        $   3.4(f)        $   117.3
                                                                    (68.8)(b)
                                                                     28.6(b)
  Accounts payable..................       83.9        13.9            --          97.8             --                97.8
  Accrued expenses..................      260.3         2.7          (0.4)(a)     263.4            0.6(f)            264.0
                                                                      0.8(a)
  Income taxes payable..............       56.1          --            --          56.1             --                56.1
  Unearned revenues.................      306.3         2.1         116.5(d)      443.3             --               443.3
                                                                     18.4(e)
  Other current liabilities.........        3.4          --            --           3.4             --           $     3.4
                                       --------     -------       -------      --------        -------           ---------
    Total current liabilities.......      864.1        52.1          61.7         977.9            4.0               981.9
  Unearned revenues.................       66.6       183.4        (116.5)(d)     133.5             --               133.5
  Other noncurrent liabilities......      284.9       206.6        (206.6)(a)   1,106.3           96.6(f)          1,202.9
                                                                    821.4(b)
                                       --------     -------       -------      --------        -------           ---------
    Total liabilities...............    1,215.6       442.1         560.0       2,217.7          100.6             2,318.3
Stockholders' equity
  Capital and preferred stock.......       25.1       281.2        (281.2)(a)      25.1            0.1(g)             25.2
  Paid-in capital...................      225.3        82.0         (82.0)(a)     225.3           (0.1)(g)           225.2
  Excess purchase price over
    predecessor basis...............         --       (61.1)         61.1(a)         --             --                  --
  Retained earnings (accumulated
    deficit)........................    1,270.4      (109.9)        109.9(a)    1,264.3           (3.9)(f)         1,260.4
                                                                     (6.1)(e)
  Accumulated other comprehensive
    loss............................      (80.1)         --            --         (80.1)            --               (80.1)
  Treasury stock, at cost...........     (953.5)         --            --        (953.5)        (101.5)(f)        (1,055.0)
                                       --------     -------       -------      --------        -------           ---------
    Total stockholders' equity......      487.2       192.2        (198.3)        481.1         (105.4)              375.7
                                       --------     -------       -------      --------        -------           ---------
    Total liabilities and
      stockholders' equity..........   $1,702.8     $ 634.3       $ 361.7      $2,698.8        $  (4.8)          $ 2,694.0
                                       ========     =======       =======      ========        =======           =========

 The accompanying notes to Unaudited Pro Forma Condensed Combined Balance Sheet
                  are an integral part of this balance sheet.

                     THE READER'S DIGEST ASSOCIATION, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                    FOR THE NINE MONTHS ENDED MARCH 31, 2002


                                HISTORICAL INFORMATION
                                -----------------------
                                 READER'S                   REIMAN       READER'S                       READER'S DIGEST,
                                  DIGEST       REIMAN     ACQUISITION   DIGEST AND   RECAPITALIZATION     REIMAN, AND
                                MARCH 31,    MARCH 31,     PRO FORMA      REIMAN        PRO FORMA       RECAPITALIZATION
                                   2002         2002      ADJUSTMENTS   PRO FORMA      ADJUSTMENTS         PRO FORMA
                                ----------   ----------   -----------   ----------   ----------------   ----------------
                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
REVENUES......................  $ 1,823.3     $ 245.9       $ (0.1)(h)  $ 2,061.0         $  --            $ 2,061.0
                                                              (3.4)(i)
                                                              (4.7)(m)
Product, distribution and
  editorial expenses..........     (725.6)     (150.4)         0.1(h)      (805.2)           --               (805.2)
                                                              69.3(i)
                                                               1.4(m)
Promotion, marketing and
  administrative expenses.....     (946.6)      (68.7)       (65.9)(i)   (1,073.6)           --             (1,073.6)
                                                              31.9(j)
                                                             (25.1)(k)
                                                               1.3(m)
                                                              (0.5)(n)
Other operating items and
  impairment losses...........         --          --           --             --            --                   --
                                ---------     -------       ------      ---------         -----            ---------
  OPERATING PROFIT............      151.1        26.8          4.3          182.2            --                182.2
Other (expense) income, net...       (5.7)      (13.8)        13.9(j)       (36.0)         (3.8)(p)            (39.8)
                                                             (30.4)(l)
                                ---------     -------       ------      ---------         -----            ---------
  INCOME BEFORE PROVISION FOR
    INCOME TAXES..............      145.4        13.0        (12.2)         146.2          (3.8)               142.4
Provision for income taxes....      (51.2)        0.6         (0.9)(o)      (51.5)          1.5(q)             (50.0)
                                ---------     -------       ------      ---------         -----            ---------
  NET INCOME..................  $    94.2     $  13.6       $(13.1)     $    94.7         $(2.3)(r)        $    92.4
                                =========     =======       ======      =========         =====            =========
BASIC EARNINGS PER SHARE:
  Weighted-average common
    shares....................      100.5                                   100.5                               98.9
                                ---------                               ---------                          ---------
  Pro forma basic earnings per
    share.....................  $    0.93                               $    0.93                          $    0.92
                                =========                               =========                          =========
DILUTED EARNINGS PER SHARE:
  Adjusted weighted-average
    common shares.............      100.8                                   100.8                               99.2
                                ---------                               ---------                          ---------
  Pro forma diluted earnings
    per share.................  $    0.92                               $    0.93                          $    0.92
                                =========                               =========                          =========



 The accompanying notes to Unaudited Pro Forma Condensed Combined Statement of

                 Income are an integral part of this statement.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
              AS OF, AND FOR THE NINE MONTHS ENDED, MARCH 31, 2002
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     We derived the financial information for Reader's Digest as of, and for the nine months ended, March 31, 2002 from our unaudited quarterly report on Form 10-Q, incorporated in this proxy statement/prospectus by reference. Unaudited financial information for Reiman is as of, and for the nine months ended, March 31, 2002. We obtained the financial information for Reiman for the nine months ended March 31, 2002 by combining unaudited financial data for Reiman for the six months ended December 31, 2001 with unaudited financial data for the three months ended March 31, 2002.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET:

     We calculated the adjustments to the unaudited pro forma condensed combined balance sheet as of March 31, 2002 assuming the Reiman acquisition and the recapitalization took place on March 31, 2002. The adjustments are as follows:

(a) To eliminate historical balances of Reiman that are excluded from the assets acquired and liabilities assumed in accordance with the Reiman asset purchase agreement, and to record the preliminary allocation of the excess of the purchase price over the net assets acquired and identified intangible assets as follows:

Cash paid to finance the Reiman acquisition.................   $760.0
Add:
  Liabilities assumed in excess of assets acquired and
     opening balance sheet adjustments......................     87.5
  Transaction costs.........................................      7.0
                                                               ------
Total purchase price........................................    854.5
Less identified intangibles:
  Trademarks and subscriber lists...........................    206.8
                                                               ------
Excess of cost over net assets acquired.....................   $647.7
                                                               ======

(b) To record debt incurred by Reader's Digest to finance the Reiman acquisition and the recapitalization.

     In order to finance the Reiman acquisition, pay related financing and transaction costs, finance the recapitalization, and refinance existing working capital obligations, on May 20, 2002 Reader's Digest borrowed $950.0 under new term loans. Because $100.0 of the total borrowings related to the recapitalization is not directly attributable to the Reiman acquisition, we have reflected that amount in a separate column in the accompanying unaudited pro forma condensed combined balance sheet. Accordingly, the Reader's Digest and Reiman pro forma column in the accompanying unaudited pro forma condensed combined balance sheet and income statements reflects borrowings which include only the $850.0 necessary to finance the Reiman acquisition, pay related transaction and debt financing fees, and refinance a portion of existing working capital obligations.

     Concurrent with the $950.0 borrowing, Reader's Digest amended and restated its existing five-year revolving credit facility to conform it to the new term loan agreement. Also, concurrent with the $950.0 borrowing, Reader's Digest terminated its previously existing 364-day revolving credit facility. The term loans bear interest at either the Alternate Base Rate, as defined in the term loan agreement, or LIBOR, at Reader's Digest's election, plus a spread based upon Reader's Digest's credit rating at the time the rate is established. At the beginning of each borrowing period, Reader's Digest may reset the interest rate at intervals between three and six months. Interest on loans under the five-year revolving credit facility is calculated in substantially the same manner as interest under the term loan agreement. The term loan agreement requires quarterly principal payments to be made ($28.6 related to the Reiman acquisition, and $3.4 related to the recapitalization, is the current portion of long term debt and is classified in loans and notes payable in the accompanying unaudited pro forma condensed combined balance sheet), and is secured by substantially all of the assets of Reader's Digest. The final principal payment is due on May 20, 2008.

     For Reader's Digest and Reiman unaudited pro forma condensed combined balance sheet purposes, the use of proceeds from the term loan of $950.0 is as follows:

Total borrowings............................................   $950.0
Less:
  Amounts related to the recapitalization...................    100.0
                                                               ------
Borrowings related to Reiman acquisition....................    850.0
Less:
  Debt financing fees.......................................     14.2
  Transaction costs.........................................      7.0
  Refinancing existing working capital obligations..........     68.8
                                                               ------
  To finance the Reiman acquisition.........................   $760.0
                                                               ======

     We will use the $100.0 in borrowings related to the recapitalization to finance the repurchase of shares from the Funds (see Note (f) below). We assume payment in cash of the related financing fees of $1.3.

(c) To reclassify deferred promotion costs derived from Reiman's historical financial statements to conform to Reader's Digest's presentation and conform Reiman's policies for capitalization and amortization of direct response advertising costs to Reader's Digest's policies.

(d) To reclassify the portion of unearned revenue that we will recognize prior to March 31, 2003 as a current liability, consistent with Reader's Digest's presentation.

(e) To conform Reiman's magazine revenue recognition policy to Reader's Digest's policy.

(f) To record the additional $100.0 of debt borrowed under the loan agreements that we will use to repurchase shares from the Funds as contemplated in the recapitalization agreement (see Note (b) above) and the fees associated with consummating the repurchase ($3.4 is the current portion of long term debt and is classified in loans and notes payable in the accompanying unaudited pro forma condensed combined balance sheet). Of the total $4.8 in fees, upon completion of the recapitalization, we will expense $3.3 and we will include $1.5 as part of the cost of treasury shares. In addition, we have reflected $0.6 as expenses associated with the cost of providing registration rights to the Funds in accordance with the recapitalization agreement.

(g) To record an increase in the number of shares outstanding as a result of the recapitalization.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME:

     We have calculated the adjustments to the unaudited pro forma condensed combined statement of income for the nine months ended March 31, 2002 assuming the Reiman acquisition and the recapitalization took place on July 1, 2000. The adjustments are as follows:

(h) To eliminate revenues and expenses related to transactions between Reiman and Reader's Digest.

(i) To reclassify amounts derived from Reiman's historical financial statements to conform to Reader's Digest's presentation. These costs include:

     - Promotion costs of $69.3, reclassified from product, distribution and editorial expenses to promotion, marketing and administrative expenses.

     - Bad debt expense of $4.0, reclassified from promotion, marketing and administrative expenses to revenues.

     - Agent commissions of $0.6, reclassified from revenues to promotion, marketing and administrative expenses.

(j)  To eliminate:

     - Compensation expense of $1.6 related to put options which Reader's Digest did not assume.

     - Interest expense of $13.9 related to Reiman's debt which Reader's Digest did not assume.

     - Amortization expense of $30.3 related to Reiman's historical intangible assets.

(k) To record amortization related to the acquired subscriber list intangible assets. These subscriber lists are being amortized over their estimated useful lives between three and six years. Reader's Digest has determined that the acquired tradename intangible assets have an indefinite life.

(l) To record incremental interest expense related to the $850.0 of debt incurred by Reader's Digest to consummate the Reiman acquisition, pay related financing and transaction costs, and refinance existing working capital obligations (see Note (b) in the Notes to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2002). This amount includes amortization of deferred financing fees of $14.2. For purposes of the pro forma financial information, we assume the interest rate on these borrowings is set each quarter using the three-month LIBOR on the first day of the quarter, and minimum quarterly principal repayments of $7.1.

(m) To conform Reiman's magazine revenue recognition policy to Reader's Digest's policy.

(n) To conform Reiman's policies for capitalization and amortization of direct response advertising costs to Reader's Digest's policies.

(o) To record income tax expense for pro forma adjustments as well as adjust Reiman's historical income tax expense.

(p) To record interest expense related to borrowings of $100.0 that we will use to repurchase shares from the Funds as contemplated in the recapitalization agreement.

(q) To record the tax benefit from the additional interest expense on the $100.0 referred to in Note (p).

(r) Not included in pro forma net income is a non-cash compensation charge, relating to our outstanding Class A Nonvoting Common Stock employee option awards, that we will incur concurrent with, and as a result of, the completion of the recapitalization (the "new measurement date"). We will calculate the total charge by multiplying the number of shares of stock underlying the options outstanding at the new measurement date by the excess of the market price of the stock on that date over the option exercise price (the "intrinsic value") less any original intrinsic value recorded at the date of grant. Accordingly, a determining factor in the total charge is the market price of the stock on the date we complete the recapitalization. The total non-cash charge consists of: (1) an immediate nonrecurring charge based on the number of vested options outstanding at the new measurement date and (2) a charge, based on the number of unvested options outstanding at the new measurement date, which we will record ratably over the remaining vesting periods.

     The actual total charge that we will record on the date of the recapitalization depends upon the market price of the underlying stock, the number of shares of stock underlying the options outstanding on that date and the exercise price of the options. Assuming the recapitalization took place on March 31, 2002 (utilizing the closing market price of $22.50 for the Class A Nonvoting Common Stock on the trading date closest to March 31,
     2002), the total charge would have been $8.2. We would immediately upon completion of the recapitalization record a nonrecurring, non-cash charge of $4.4 related to our vested options. We would record the remaining non-cash charge of $3.8 related to unvested options ratably over the remaining vesting periods.

     Given that the total charge is dependent on factors that are not within our control (most significantly the market price of the underlying stock on the date we complete the recapitalization), we have provided the following table to illustrate how the total charge relating to the options outstanding at March 31, 2002 may vary. The table below assumes that there are no forfeitures, cancellations, terminations, or additional grants of options from March 31, 2002 to the date we complete the recapitalization.

Market price of stock (dollars per
  share)..................................  $20.00   $25.00   $30.00   $35.00   $40.00
Nonrecurring non-cash compensation charge
  (vested options)........................  $  1.1   $  8.9   $ 22.9   $ 40.6   $ 59.9
Non-cash compensation charge (unvested
  options)................................  $  0.5   $ 10.6   $ 24.4   $ 40.9   $ 58.7
Total non-cash compensation charge........  $  1.6   $ 19.5   $ 47.3   $ 81.5   $118.6

              INTERESTS OF CERTAIN PERSONS IN THE RECAPITALIZATION

     When considering the recommendation of the Reader's Digest board of directors, you should be aware that two members of the Reader's Digest board of directors -- Ms. DeVita and Mr. Silas -- are also members of the Funds' boards of directors and may have interests in the recapitalization that are different from or are in addition to yours. For this reason, the Reader's Digest board of directors appointed a special committee consisting of three directors other than Ms. DeVita and Mr. Silas to act as disinterested negotiators on behalf of the company and to review, negotiate, and, if appropriate, recommend the recapitalization to the entire board of directors of Reader's Digest. In addition, Ms. DeVita and Mr. Silas recused themselves from all discussions at Reader's Digest board meetings relating to the recapitalization transaction and abstained from voting on the recapitalization transaction.

     In connection with the recapitalization, Reader's Digest has agreed to purchase 3,636,363 shares of Class B Voting Common Stock owned by the Funds at $27.50 in cash per share for an aggregate purchase price of $99,999,983. No other stockholders will receive cash in the recapitalization, other than cash in lieu of fractional shares of Common Stock. Each other share of Class B Voting Common Stock (including those owned by the Funds) will be recapitalized into
1.24 shares of Common Stock and each share of Class A Nonvoting Common Stock (including those owned by the Funds) will be recapitalized into one share of Common Stock. Moreover, pursuant to the terms of the recapitalization agreement, the Funds will receive registration rights with respect to the shares of Common Stock that the Funds own following the recapitalization. Finally, under the terms of the recapitalization agreement, Reader's Digest has agreed to use its reasonable best efforts to cause one designee of the Funds to be nominated and elected as a member of the Reader's Digest board of directors until the earlier of the company's 2004 annual meeting of stockholders and the time when the Funds jointly own less than 10% of the outstanding shares of Common Stock.

                         THE RECAPITALIZATION AGREEMENT

     We believe this summary describes the material terms of the recapitalization agreement. However, we recommend that you read carefully the complete agreement for the precise legal terms of the recapitalization agreement and other information that may be important to you. The recapitalization agreement is included in this proxy statement/prospectus as Appendix A and is incorporated in this proxy statement/prospectus by reference.

THE SHARE PURCHASE

     The recapitalization agreement provides that on the earliest practicable date (but no later than the fifth business day) following the satisfaction or waiver of the conditions to the recapitalization contained in the recapitalization agreement, Reader's Digest will purchase from the Funds 3,636,363 shares of Class B Voting Common Stock for an aggregate of $99,999,983, or $27.50 in cash per share.

THE MERGER


     The recapitalization agreement provides that immediately after Reader's Digest purchases the shares of Class B Voting Common Stock from the Funds, Reader's Digest will file with the Secretary of State of the State of Delaware a certificate of merger, effecting the recapitalization by causing the merger of RDA Merger Corp. with and into Reader's Digest with Reader's Digest surviving. The merger agreement is included in this proxy statement/prospectus as Appendix B and is incorporated in this proxy statement/prospectus by reference. We provide a more detailed description of the merger agreement and the merger under "The Merger Agreement."


THE ALTERNATIVE STRUCTURE

     If holders of more than $5 million in the aggregate of stated or liquidation value of Reader's Digest preferred stock properly seek to exercise appraisal rights with respect to the merger, Reader's Digest will effect the recapitalization by amending its certificate of incorporation, rather than completing the merger. The certificates of amendment are included in this proxy statement/prospectus as Appendix C and are incorporated in this proxy statement/prospectus by reference. We provide a more detailed description of the certificates of amendment under "Alternative Structure -- Effecting the Recapitalization by Amending Our Certificate of Incorporation."

AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION


     Under the terms of the recapitalization agreement, as part of the recapitalization and assuming that the charter proposals are approved, Reader's Digest's certificate of incorporation will be amended


     - to divide the Reader's Digest board of directors into three classes; and

     - to eliminate the ability of stockholders to act by written consent without a meeting.

For a more detailed description of these amendments, see "The Merger Agreement -- Amendments to Our Certificate of Incorporation Effected by the Merger."

REPRESENTATIONS AND WARRANTIES

     Reader's Digest and the Funds have each made customary representations and warranties to one another in the recapitalization agreement.

STOCKHOLDERS' MEETING; PROXY STATEMENT AND REGISTRATION STATEMENT


     Reader's Digest has agreed in the recapitalization agreement that it will call and hold a meeting of its stockholders to consider the recapitalization proposal and the charter proposals as promptly as practicable and will use its reasonable best efforts to hold the meeting as soon as practicable following the filing of a definitive proxy statement relating to the meeting. In addition, Reader's Digest has agreed to prepare and file as soon as practicable a registration statement (including the proxy statement referred to above) relating to the shares of Common Stock that our stockholders will own following the recapitalization.


FUNDS' AGREEMENT TO VOTE IN FAVOR OF RECAPITALIZATION PROPOSAL AND THE CHARTER PROPOSALS; LIMITATION ON TRANSFER OF FUNDS' SHARES



     The Funds have agreed to vote all shares of Class B Voting Common Stock owned by them in favor of the recapitalization proposal and the charter proposals and have granted to Reader's Digest an irrevocable proxy with respect to the vote on the recapitalization proposal and the charter proposals. In addition, the Funds have agreed not to:



     - cause or encourage any other person to vote against the recapitalization proposal or the charter proposals;


     - grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any shares of their Class B Voting Common Stock, without Reader's Digest's prior written consent; or

     - acquire, dispose of or encumber any shares of Class B Voting Common Stock or, other than transactions that comply with Rule 144 of the Securities Act of 1933, as amended, Class A Nonvoting Common Stock, during the term of the recapitalization agreement, without Reader's Digest's prior written consent.

FUNDS' REGISTRATION RIGHTS

     Reader's Digest has granted to the Funds registration rights with respect to the shares of Common Stock that the Funds will own immediately following the recapitalization. This description of the registration rights is qualified by the complete terms of the registration rights as set forth in Exhibit B to the recapitalization agreement, which is included as Appendix A to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference.

     After September 3, 2002, on two separate occasions, the Funds may require Reader's Digest to register shares of Common Stock owned by the Funds for sale in a secondary public offering. The registration rights expire on the earliest of

     - April 12, 2004;

     - the time when the Funds own fewer than 2,250,000 shares of Common Stock; and

     - the time when the Funds can sell all of their remaining shares of Common Stock under Rule 144 under the Securities Act.

The Funds' registration rights are generally subject to postponement by the company for a reasonable period of time

     - to permit Reader's Digest to conduct equity offerings for its own account; and

     - if Reader's Digest determines in good faith that conducting an offering at the requested time would reasonably be expected to

      -- adversely affect a pending or contemplated significant transaction; or

      -- require the company to make public disclosure of nonpublic information that would be adverse to the company in a material respect.

     Subject to limitations, Reader's Digest may generally sell securities for its own account in an offering pursuant to a Funds' demand. Similarly, for so long as the Funds have registration rights, if Reader's Digest proposes to register shares of Common Stock for its own account, the Funds may generally participate in the registration, subject to limitations.

     Under the terms of the registration rights, the Funds may generally block Reader's Digest from conducting a registration of Common Stock between September 3, 2002 and November 1, 2002 if the Funds choose to exercise a demand registration during this period.

     In connection with any requested registration, the Funds will pay (on a pro rata basis, based upon the number of shares of Common Stock being offered by each Fund compared to the total number of shares being offered) all underwriting discounts and commissions relating to the shares of the Funds being registered, filing fees, printing fees, fees and expenses of complying with "blue sky" or state securities laws and reasonable fees and expenses relating to "road show" investor presentations. Each party will pay the fees and expenses of its legal counsel, accountants and other advisors incurred in connection with a registration statement governed by the Funds' registration rights.

LISTING OF COMMON STOCK

     Reader's Digest has agreed to use its reasonable best efforts to cause the shares of Common Stock that our stockholders will own following the recapitalization to be listed for trading on the New York Stock Exchange, subject to official notice of issuance, prior to the completion of the recapitalization.

FUNDS' DESIGNEE

     Effective upon completion of the recapitalization, and until the earlier of

     - the company's 2004 annual meeting of stockholders; and

     - the time when the Funds jointly own less than 10% of the outstanding shares of Common Stock,

Reader's Digest has agreed to use its reasonable best efforts to cause one designee of the Funds to be nominated and elected as a member of the Reader's Digest board of directors.

CONDITIONS TO COMPLETION OF THE RECAPITALIZATION

     Completion of the recapitalization requires:


     - approval of the recapitalization proposal and the charter proposals by the holders of a majority of the outstanding shares of our Class B Voting Common Stock;


     - the absence of any law or injunction preventing the recapitalization;

     - approval of the Common Stock that our stockholders will own following the recapitalization for listing on the New York Stock Exchange;

     - compliance in all material respects by Reader's Digest and the Funds with their covenants in the recapitalization agreement; and

     - that the representations and warranties of Reader's Digest and the Funds contained in the recapitalization agreement be true and correct in all material respects.

TERMINATION

     The recapitalization agreement may be terminated under the following circumstances:

     - Reader's Digest and the Funds may mutually agree to terminate the recapitalization agreement at any time.

     - Either Reader's Digest or the Funds may terminate the merger agreement if we do not complete the recapitalization by September 30, 2002.

     - Reader's Digest may terminate the recapitalization agreement if the Funds fail to perform in any material respect any agreement that they are required to perform before the completion of the recapitalization or if the Funds' representations and warranties in the recapitalization agreement are not true in all material respects as of the date of the closing of the recapitalization agreement.

     - The Funds may terminate the recapitalization agreement if Reader's Digest fails to perform in any material respect any agreement that it is required to perform before the completion of the recapitalization or if Reader's Digest's representations and warranties in the recapitalization agreement are not true in all material respects as of the date of the closing of the recapitalization.

FEES AND EXPENSES

     Except with respect to registration rights, all costs and expenses incurred in connection with the recapitalization agreement and the transactions contemplated thereby are the responsibility of and will be paid by the party incurring the fees or expenses, whether or not the transactions contemplated by the recapitalization agreement are completed.

AMENDMENT

     The recapitalization agreement may not be altered, amended or supplemented except by an agreement in writing signed by each of the parties thereto and, in the case of Reader's Digest, approved by the Reader's Digest directors who are unaffiliated with the Funds.

                              THE MERGER AGREEMENT

     We believe this summary describes the material terms of the merger agreement. However, we recommend that you read carefully the complete agreement for the precise legal terms of the merger agreement and other information that may be important to you. The merger agreement is included in this proxy statement/prospectus as Appendix B and is incorporated in this proxy statement/prospectus by reference.

GENERAL

     Under the terms of the recapitalization agreement, unless holders of more than $5 million in stated amount of our preferred stock properly seek to exercise appraisal rights, we will effect the recapitalization through a merger pursuant to the merger agreement.

THE MERGER


     The merger agreement provides that RDA Merger Corp., a wholly-owned subsidiary of Reader's Digest, will be merged with and into Reader's Digest immediately following the purchase by Reader's Digest of 3,636,363 shares of Class B Voting Common Stock owned by the Funds at $27.50 in cash per share for an aggregate purchase price of $99,999,983. As a result of the merger, the separate corporate existence of RDA Merger Corp. will cease and Reader's Digest will continue as the surviving corporation.


     The merger agreement provides that:

     - the directors and officers of Reader's Digest immediately before the effective time of the merger will be the directors and officers of Reader's Digest at the effective time of the merger until their resignation, removal or succession;

     - the certificate of incorporation of Reader's Digest immediately before the effective time of the merger, amended as contemplated by the merger agreement, will be the certificate of incorporation of Reader's Digest from and after the effective time of the merger; and

     - the by-laws of Reader's Digest immediately before the effective time of the merger will be the by-laws of Reader's Digest from and after the effective time of the merger.

EFFECT OF MERGER ON READER'S DIGEST CAPITAL STOCK

     At the effective time of the merger, by virtue of the merger and without any action on the part of the holder thereof:

     - Each share of Class A Nonvoting Common Stock either issued and outstanding or held by the company as treasury stock immediately prior to the effective time of the merger will automatically convert into one fully-paid and nonassessable share of Common Stock.

     - Each share of Class B Voting Common Stock either issued and outstanding or held by the company as treasury stock immediately prior to the effective time of the merger will automatically convert into 1.24 fully-paid and nonassessable shares of Common Stock, provided that Reader's Digest will not issue fractional shares of Common Stock to any holder, and that instead of issuing fractional shares of Common Stock

      -- Reader's Digest's transfer agent or other agent will aggregate all fractional interests;

      -- the shares resulting from the aggregation will be sold; and

      -- the net proceeds received from the sale will be allocated and distributed among the holders of the fractional interests in cash.

     - Each share of Reader's Digest preferred stock either issued and outstanding or held by Reader's Digest as treasury stock immediately prior to the effective time of the merger will remain issued and outstanding or held as treasury stock, as the case may be, and will be unaffected by the merger (other than shares as to which holders properly exercise appraisal rights under Delaware law).

AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION EFFECTED BY THE MERGER


     As part of the merger and assuming approval of the charter proposals, the company's certificate of incorporation will be amended


     - to divide the Reader's Digest board of directors into three classes; and

     - to eliminate the ability of stockholders to act by written consent without a meeting.


     Classified Board. The proposed classified board provisions would divide the Reader's Digest board of directors into three classes of directors and provide for a minimum of three and a maximum of twelve directors, with the actual number of directors established by the board of directors in accordance with our by-laws. Following the recapitalization, the three classes of directors, the members of each class and their respective term expiration dates would be as follows:


CLASS                                          CLASS MEMBERS       TERM EXPIRATION DATE
-----                                          -------------       --------------------
Class 1..................................  Jonathan B. Bulkeley    2002 Annual Meeting
                                           Herman Cain               of Stockholders
                                           C.J. Silas
                                           Ed Zschau
Class 2..................................  James E. Preston        2003 Annual Meeting
                                           Lawrence R. Ricciardi     of Stockholders
                                           William J. White
Class 3..................................  Lynne V. Cheney         2004 Annual Meeting
                                           M. Christine DeVita       of Stockholders
                                           Thomas O. Ryder


     At each subsequent annual meeting of stockholders, the successors to the directors whose terms expire that year will be elected to hold office for a term of three years, so that the term of office of one class of directors will expire in each year. Following the recapitalization, with a classified board of directors, it would generally require a stockholder holding a majority of the outstanding shares of Common Stock two annual meetings of stockholders, rather than one, to elect a majority of the Reader's Digest board of directors. For a discussion of the advantages and disadvantages of the proposed classified board provisions, see "The Charter Proposals -- Proposal 2 -- Classified Board."



     Elimination of Action by Written Consent. Under the Delaware General Corporation Law, unless otherwise provided in a Delaware corporation's certificate of incorporation, any action required or permitted to be taken by stockholders of a corporation may be taken without a meeting and without a stockholder vote if a written consent setting forth the action to be taken is signed by the holders of shares of outstanding stock having the requisite number of votes that would be necessary to authorize the action at a meeting of stockholders and is delivered in accordance with the procedures set forth under the Delaware General Corporation Law. The Reader's Digest certificate of incorporation is currently silent on the matter of stockholder action by written consent and therefore currently permits action by written consent. The proposed amendment to our certificate of incorporation would expressly prohibit action by stockholders by written consent. For a discussion of the advantages and disadvantages of the proposed amendment to eliminate action by written consent, see "The Charter Proposals -- Proposal 3 -- Elimination of Action by Written Consent."



STOCK CERTIFICATES



     Following the effective time of the merger, each stock certificate representing shares of Class A Nonvoting Common Stock will represent the same number of shares of Common Stock.



     Promptly following the effective time of the merger, our transfer agent will mail each record holder of shares of Class B Voting Common Stock in certificated form, instructions and transmittal materials for effecting the surrender of stock certificates for Class B Voting Common Stock in exchange for replacement certificates representing the number of whole shares of Common Stock obtained by multiplying the number of shares of Class B Voting Common Stock shown on the certificate by 1.24 (with cash to be paid in lieu of any fractional shares of Common Stock).


TERMINATION

     The merger agreement may be terminated prior to the effective time of the merger at any time after:

     - the termination of the recapitalization agreement; or

     - the alternative method of effecting the recapitalization becomes effective.

AMENDMENT


     The merger agreement may not be amended except by an agreement in writing signed by Reader's Digest and RDA Merger Corp. and, in the case of Reader's Digest, approved by the Reader's Digest directors who are unaffiliated with the Funds.

    ALTERNATIVE STRUCTURE -- EFFECTING THE RECAPITALIZATION BY AMENDING OUR
                          CERTIFICATE OF INCORPORATION

     We believe this summary describes the material terms of the amendments to our certificate of incorporation that would effect the recapitalization if we do not effect the recapitalization by completing the merger. However, we recommend that you read carefully the complete text of the certificates of amendment for the precise legal terms of the certificates of amendment and other information that may be important to you. The certificates of amendment are included in this proxy statement/prospectus as Appendix C and are incorporated in this proxy statement/prospectus by reference.

GENERAL

     Under the terms of the recapitalization agreement, if holders of more than $5 million in stated amount of our preferred stock properly seek to exercise appraisal rights, we will effect the recapitalization by filing two certificates of amendment to our certificate of incorporation in the form attached as Appendix C to this proxy statement/prospectus instead of as a merger.

     The results of effecting the recapitalization by filing certificates of amendment to our certificate of incorporation should be identical in all material respects to a recapitalization implemented by means of the merger, provided, however, that if the company effects the recapitalization by filing certificates of amendment to our certificate of incorporation, holders of Reader's Digest preferred stock will not be entitled to appraisal rights under Delaware law.

THE CERTIFICATES OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

     The First Certificate of Amendment. If we effect the recapitalization by filing certificates of amendment to our certificate of incorporation, immediately following the purchase of the 3,636,363 shares of Class B Voting Common Stock from the Funds, we will file a certificate of amendment with the Secretary of State of the State of Delaware and without any action on the part of the holder thereof, each share of Class B Voting Common Stock either issued and outstanding or held by the company as treasury stock immediately prior to filing the certificate of amendment will automatically be reclassified into 1.24 fully-paid and nonassessable shares of Class A Nonvoting Common Stock, provided that Reader's Digest will not issue fractional shares of Class A Nonvoting Common Stock to any holder, and that instead of issuing fractional shares of Class A Nonvoting Common Stock

     - Reader's Digest's transfer agent or other agent will aggregate all fractional interests;

     - the shares resulting from the aggregation will be sold; and

     - the net proceeds received from the sale will be allocated and distributed among the holders of the fractional interests in cash.


     The Second Certificate of Amendment. If we effect the recapitalization by filing certificates of amendment to our certificate of incorporation and assuming approval of the charter proposals, immediately following the filing of the first certificate of amendment with the Secretary of State of the State of Delaware, we will file a second certificate of amendment with the Secretary of State of the State of Delaware which will amend the certificate of incorporation such that:


     - Each share of Class A Nonvoting Common Stock will be entitled to cast one vote per share and the Class A Nonvoting Common Stock will be renamed "Common Stock."


     - Our board of directors will be divided into three classes and the ability of stockholders to act by written consent without a meeting will be eliminated. The effect of these provisions is described under "The Charter Proposals."


     - Each share of Reader's Digest preferred stock either issued and outstanding or held by Reader's Digest as treasury stock immediately prior to the filing of the certificate of amendment will remain issued and outstanding or held as treasury stock, as the case may be, and will be unaffected by the filing of the certificate of amendment.


STOCK CERTIFICATES



     If we effect the recapitalization by filing certificates of amendment to our certificate of incorporation:



     - following the filing of the certificates of amendment with the Secretary of State of the State of Delaware, each stock certificate representing shares of Class A Nonvoting Common Stock will represent the same number of shares of Common Stock; and



     - promptly following the filing of the certificates of amendment with the Secretary of State of the State of Delaware, our transfer agent will mail each record holder of shares of Class B Voting Common Stock in certificated form, instructions and transmittal materials for effecting the surrender of stock certificates for Class B Voting Common Stock in exchange for replacement certificates representing the number of whole shares of Common Stock obtained by multiplying the number of shares of Class B Voting Common Stock shown on the certificate by 1.24 (with cash to be paid in lieu of any fractional shares of Common Stock).

                             THE CHARTER PROPOSALS



     The charter proposals provide for amendments to our certificate of incorporation, either as part of the merger effecting the recapitalization or through the alternative structure of amending our certificate of incorporation.



PROPOSAL 2 -- CLASSIFIED BOARD



     In Proposal 2, we are asking stockholders to approve an amendment to
Article V of our certificate of incorporation to divide the Reader's Digest board of directors into three classes.



     The proposed classified board provisions would divide the Reader's Digest board of directors into three classes of directors and provide for a minimum of three and a maximum of twelve directors, with the actual number of directors established by the board of directors in accordance with our by-laws. Following the recapitalization, the three classes of directors, the members of each class and their respective term expiration dates would be as follows:



CLASS                                          CLASS MEMBERS       TERM EXPIRATION DATE
-----                                          -------------       --------------------
Class 1..................................  Jonathan B. Bulkeley    2002 Annual Meeting
                                           Herman Cain               of Stockholders
                                           C.J. Silas
                                           Ed Zschau
Class 2..................................  James E. Preston        2003 Annual Meeting
                                           Lawrence R. Ricciardi     of Stockholders
                                           William J. White
Class 3..................................  Lynne V. Cheney         2004 Annual Meeting
                                           M. Christine DeVita       of Stockholders
                                           Thomas O. Ryder



     At each subsequent annual meeting of stockholders, the successors to the directors whose terms expire that year will be elected to hold office for a term of three years, so that the term of office of one class of directors will expire in each year. Following the recapitalization, with a classified board of directors, it would generally require a stockholder holding a majority of the outstanding shares of Common Stock two annual meetings of stockholders, rather than one, to elect a majority of the Reader's Digest board of directors.



     The Reader's Digest board of directors believes that implementing a classified board is in the best interests of the company and its stockholders because it should enhance the continuity and stability of the company's board of directors. At any given time, at least two-thirds of the directors will have one or more years of experience as directors of the company. New directors would, therefore, have an opportunity to become familiar with the affairs of the company and to benefit from the experience of other members of the Reader's Digest board of directors. Although the Reader's Digest board of directors believes the company has not experienced problems with continuity and stability of leadership and policy in the past, it hopes to avoid the potential for these problems in the future. The continuity and quality of leadership that results from a classified board of directors should, in the opinion of the Reader's Digest board of directors, promote the long-term value of the company.



     The Reader's Digest board of directors also believes that the classified board provisions are in the best interests of the company and its stockholders because they should, if adopted, reduce the possibility that a third party could effect a sudden or surprise change in control of the Reader's Digest board of directors. With a classified board, it is more likely that a potential acquirer will initiate any attempt to acquire control of the company through arm's-length negotiations with the Reader's Digest board of directors. The classified board provisions would help to ensure that the Reader's Digest board of directors, if confronted by a hostile tender offer, proxy contest or other surprise proposal from a third party, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in a manner that it believes to be in the best interests of the company and its stockholders.

     Delaware law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors. Following the recapitalization, as a result of the classified board, under Delaware law, the directors will be removable only for cause. Allowing stockholders to remove a director without cause could be used to subvert the protections afforded by the creation of a classified board of directors. One method employed by takeover bidders to obtain control of a board of directors is to seek to acquire a significant percentage of a corporation's outstanding shares through a tender offer or open market purchases and, at the same time, to wage a proxy contest seeking to replace the incumbent board with the hand-picked designees of the bidder who would be more willing to approve the terms of a merger or other business combination on terms that might be less favorable to the other stockholders of the corporation than those that would have been approved by the removed directors. Requiring cause to remove a director precludes the use of this strategy, thereby encouraging potential takeover bidders to obtain the cooperation of the existing board of directors before attempting a takeover. The classified board provisions will not prevent a negotiated acquisition of Reader's Digest with the cooperation of the Reader's Digest board of directors.



     In connection with the recapitalization, the Reader's Digest board of directors will amend the Reader's Digest by-laws to require that any vacancies and newly created directorships will be filled exclusively by the vote of a majority of the directors then in office, even if not constituting a quorum. Any director so elected by the board of directors to fill a vacancy would become a member of the same class as the director he or she succeeds and would hold office for the remainder of the term of that class and until his or her successor is duly elected and qualified.



     The classified board provisions may make more difficult changes in control of the Reader's Digest board of directors, even if the holders of a majority of the Common Stock believe the changes would be in their best interests. For example, classifying the Reader's Digest board of directors would operate to increase the time required for someone to obtain control of the company without the cooperation or approval of the incumbent board of directors, even if that person holds or acquires a majority of the voting power. Furthermore, elimination of the right of stockholders to remove directors without cause will make the removal of any director more difficult, even if a majority of stockholders believe removal is in their best interests. As a result, there is an increased likelihood that the classified board provisions could have the effect of making it easier for directors to remain in office. The classified board provisions may discourage certain tender offers and other attempts to change control of the company, even though stockholders might feel those attempts would be beneficial to them or the company. Because tender offers for control usually involve a purchase price higher than the prevailing market price, the classified board provisions may have the effect of preventing or delaying a bid for the company's shares that could be beneficial to the company and its stockholders.



     At this time, no offer has been made to the company to acquire control of the company and the board of directors does not know of any effort to remove any director, either for cause or without cause.



PROPOSAL 3 -- ELIMINATION OF ACTION BY WRITTEN CONSENT



     In Proposal 3, we are asking stockholders to approve an amendment to our certificate of incorporation to add a new Article IX to eliminate the ability of stockholders to act by written consent without a meeting.



     Under the Delaware General Corporation Law, unless otherwise provided in a Delaware corporation's certificate of incorporation, any action required or permitted to be taken by stockholders of a corporation may be taken without a meeting and without a stockholder vote if a written consent setting forth the action to be taken is signed by the holders of shares of outstanding stock having the requisite number of votes that would be necessary to authorize the action at a meeting of stockholders and is delivered in accordance with the procedures set forth under the Delaware General Corporation Law. The Reader's Digest certificate of incorporation is currently silent on the matter of stockholder action by written consent and therefore currently permits action by written consent. The proposed amendment to our certificate of incorporation would expressly prohibit action by stockholders by written consent.

     Eliminating action by stockholders by written consent will:



     - ensure that all stockholders have advance notice of any proposed major corporate action by stockholders;



     - ensure that all stockholders have an equal opportunity to participate at the meeting of stockholders where such action is being considered;



     - enable the company to set a record date for any stockholder voting, which would reduce the possibility of disputes or confusion regarding the validity of purported stockholder action; and



     - encourage a potential acquirer to negotiate directly with the Reader's Digest board of directors.



     The Reader's Digest board of directors believes that eliminating action by written consent would give all stockholders the opportunity to have their views taken into account and thereby prevent a stockholder or group of stockholders that acquires a majority of voting power from using a written consent to take a significant corporate action without a meeting of the stockholders. In addition, the board of directors believes that this proposal is desirable because it preserves the opportunity for a greater number of stockholders to be heard before any stockholder action is taken.



     The Reader's Digest board of directors also believes that the elimination of stockholder action by written consent would help to avoid an ill-advised stockholder action in a context that might not permit the stockholders to have the full benefit of the knowledge, advice and participation of the company's management and board of directors. Finally, the Reader's Digest board of directors believes that the elimination of stockholder action by written consent would promote negotiations concerning any proposed acquisition of the company.



     A provision in the certificate of incorporation that effectively requires a potential acquirer to negotiate with the company's management and the board could be characterized as increasing the board of directors' ability to retain their positions with the company and to resist a transaction that may be considered advantageous by a majority of the stockholders. For this reason, this proposal may have the effect of impeding or discouraging efforts by potential bidders to obtain control of the company.



     At this time, no offer to acquire control of the company has been made to the company and the board of directors of the company does not know of any effort by any stockholder to take action by written consent.



APPROVAL OF THE CHARTER PROPOSALS AS A CONDITION TO COMPLETION OF THE RECAPITALIZATION TRANSACTION



     Approval of each of the charter proposals is a condition to completion of the recapitalization transaction. Therefore, if stockholders wish to have the recapitalization transaction completed, they must also approve both of the charter proposals.

                  BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS

PRINCIPAL STOCKHOLDERS

     The following table shows, based on information reported to Reader's Digest by or on behalf of such persons, the ownership, as of May 31, 2002, of Reader's Digest's voting securities by the only persons known to Reader's Digest to be the beneficial owners of more than five percent of the Class B Voting Common Stock, the only class of voting securities of Reader's Digest outstanding:


                                                              AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP   PERCENT OF CLASS
------------------------------------                          --------------------   ----------------
DeWitt Wallace-Reader's Digest Fund, Inc. ..................  3,108,041 shares             25.00%
  Two Park Avenue                                             (sole voting and
  New York, NY 10016(1)                                       investment power)
Lila Wallace-Reader's Digest Fund, Inc. ....................  3,108,041 shares             25.00%
  Two Park Avenue                                             (sole voting and
  New York, NY 10016(1)                                       investment power)
State Street Bank and Trust Company,
as trustee of The Employee Ownership Plan and The
401(k) Partnership of The Reader's Digest
Association, Inc.(2)........................................  1,584,307 shares
  3 Pinehill Drive                                            (shared voting
  Quincy, MA 02169                                            and investment              12.74%
                                                              power)
GAMCO Investors, Inc.(3)....................................  1,514,996 shares            12.19%
  One Corporate Center                                        (1,382,196 sole
  Rye, NY 10580                                               voting power and
                                                              1,514,996 sole
                                                              investment power)
Gabelli Funds, LLC(3).......................................  750,000 shares               6.03%
  One Corporate Center                                        (sole voting and
  Rye, NY 10580                                               investment power)


---------------

(1) As of May 31, 2002, the DeWitt Wallace-Reader's Digest Fund, Inc. also owned 6,693,094 shares of Class A Nonvoting Common Stock, which, together with its holding of Class B Voting Common Stock, represented 9.83% of the total Reader's Digest common stock outstanding. The Lila Wallace-Reader's Digest Fund, Inc. also owned 3,970,969 shares of Class A Nonvoting Common Stock, which, together with its holding of Class B Voting Common Stock, represented 7.10% of the total Reader's Digest common stock outstanding. Ms. DeVita and Mr. Silas are members and directors of each of the Funds.

(2) State Street Bank and Trust Company is trustee of the Trust created by the Trust Agreement amended and restated as of July 1, 1992 between The Reader's Digest Association, Inc. and State Street, as trustee, relating to the Reader's Digest Employee Ownership Plan and 401(k) Partnership. According to the Schedule 13G filed with the Securities and Exchange Commission by State Street Bank and Trust in such capacity, State Street Bank and Trust may be deemed to have shared voting and shared dispositive power over the shares listed, but has disclaimed beneficial ownership of all such shares. The Trust also owned 148,030 shares of Class A Nonvoting Common Stock, which, together with its holding of Class B Voting Common Stock, represented 1.74% of the total Reader's Digest common stock outstanding.

(3) As reported on a Schedule 13D filed with the Securities and Exchange Commission by Mario J. Gabelli, Marc J. Gabelli and various entities that either one directly or indirectly controls or for which either one acts as chief investment officer.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows, as to the directors, the named executive officers and the directors and executive officers of Reader's Digest as a group, the equity securities of Reader's Digest that were beneficially owned by them as of May 31, 2002 (except as otherwise noted below).

                                                              SHARES OF CLASS A
                                                                  NONVOTING
NAME OF BENEFICIAL OWNER(1)(2)                                  COMMON STOCK
------------------------------                                -----------------
Thomas O. Ryder.............................................      1,601,809(3)(4)
Jonathan B. Bulkeley........................................          3,750
Herman Cain.................................................          3,250
Lynne V. Cheney.............................................          6,780
M. Christine DeVita.........................................          6,600
James E. Preston............................................         13,600
Lawrence R. Ricciardi.......................................          8,750
C.J. Silas..................................................          8,600
William J. White............................................         12,600
Ed Zschau...................................................          7,450
Eric W. Schrier.............................................         60,894(3)
Peter J.C. Davenport........................................        143,929(3)
All current directors and executive officers as a group (22
  persons)..................................................      2,593,264(3)(4)

---------------

(1) "Beneficial ownership" has been determined in accordance with rule 13d-3 under the Securities Exchange Act of 1934. Each director or officer had sole voting and investment power over the shares shown, except as noted below. Mr. Ryder beneficially owned 1.84% of the total outstanding shares of Class A Nonvoting Common Stock. Each other director or executive officer beneficially owned less than 1% of the total outstanding shares of Class A Nonvoting Common Stock. All directors and executive officers as a group owned 2.97% of the total outstanding shares of Class A Nonvoting Common Stock.

(2) Other than as indicated in footnote 3 below, no director or executive officer holds any shares of Class B Voting Common Stock or any shares of preferred stock of Reader's Digest. Ms. DeVita and Mr. Silas are members and directors of the Funds, which together beneficially own 12.22% of the Class A Nonvoting Common Stock and 50.00% of the outstanding Class B Voting Common Stock. See "-- Principal Stockholders."

(3) Includes shares of Class A Nonvoting Common Stock underlying presently exercisable stock options as follows: Mr. Ryder, 1,222,500; Mr. Schrier, 40,000; Mr. Davenport, 130,250; and all directors and current executive officers, 1,956,000. Includes restricted shares of Class A Nonvoting Common Stock as follows: Mr. Ryder, 89,501; Mr. Schrier, 17,439; and all directors and current executive officers, 207,642. Does not include 2,607 shares of Class A Nonvoting Common Stock and 34,620 shares of Class B Voting Common Stock held in the accounts of members of the group under the Reader's Digest Employee Ownership Plan and 401(k) Partnership. The members of the group may direct the voting of the shares of Class B Voting Common Stock held in their accounts.

(4) Includes 470,000 shares underlying options held by The Thomas O. Ryder 1998 Family Trusts.

                          DESCRIPTION OF COMMON STOCK


     The following description of the Common Stock, par value $.01 per share, that our stockholders will own following the recapitalization is not meant to be complete and is qualified by reference to the certificate of incorporation of Reader's Digest, as amended in connection with the recapitalization and in accordance with the charter proposals, the by-laws of Reader's Digest, as amended in connection with the recapitalization, and the Delaware General Corporation Law. Copies of the certificate of incorporation and the by-laws of Reader's Digest are incorporated by reference in this proxy statement/prospectus and will be forwarded to you upon request. See "Where You Can Find More Information."


AUTHORIZED CAPITAL STOCK

     If the holders of Class B Voting Common Stock approve the recapitalization proposal, following the recapitalization, we will have one class of common stock, entitled Common Stock, and the total number of shares of authorized capital stock will be 225,390,000, comprised as follows:

     - 200,000,000 shares of Common Stock, par value $.01 per share;

     - 40,000 shares of First Preferred Stock, par value $1.00 per share;

     - 120,000 shares of Second Preferred Stock, par value $1.00 per share;

     - 230,000 shares of Third Subordinated Preferred Stock, par value $1.00 per share; and

     - 25,000,000 shares of Preference Stock, par value $.01 per share, issuable in series.

     Based on shares of Class A Nonvoting Common Stock and Class B Voting Common Stock held on May 31, 2002, following the recapitalization, we expect Reader's Digest to have approximately 98,176,932 shares of Common Stock issued and outstanding. As of May 31, 2002, Reader's Digest had outstanding and issued the following amounts of preferred stock and preference stock:

     - 29,720 shares of First Preferred Stock ($4.00 per annum dividend; $100.00 per share liquidation preference);

     - 103,720 shares of Second Preferred Stock ($4.00 per annum dividend; $100.00 per share liquidation preference);

     - 155,022 shares of Third Preferred Stock ($5.00 per annum dividend; $100.00 per share liquidation preference); and

     - no shares of Preference Stock.

READER'S DIGEST COMMON STOCK


     The following is a description of the Common Stock that our stockholders will own following the recapitalization and assuming approval of the charter proposals.


     Dividend Rights. Holders of shares of our Common Stock will be entitled to receive dividends as declared by the Reader's Digest board of directors. However, no dividend will be declared or paid on the shares of Common Stock until Reader's Digest has paid (or declared and set aside funds for payment of) all dividends that have accrued on all classes of Reader's Digest preferred stock and preference stock.

     Voting Rights.

     - Each share of our Common Stock will be entitled to one vote per share.

     - Holders of shares of our Common Stock will not be permitted to act by written consent in lieu of a meeting of stockholders.

     - In general, approval of matters submitted to a vote, other than the election of directors, will require the affirmative vote of a majority of the shares of Common Stock present in person or by proxy.

     - In general, directors will be elected by a plurality of the shares of Common Stock present in person or by proxy.

     Classified Board. The Reader's Digest board of directors will be divided into three classes of directors, initially comprised of four, three and three directors, respectively. Directors will hold office for staggered terms of three years each, so that the term of one class expires at each annual meeting.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of Reader's Digest, after payments to holders of Reader's Digest preferred stock and preference stock of preferential amounts plus any accrued dividends, Reader's Digest's remaining assets will be divided among holders of shares of our Common Stock.

     Preemptive or Other Subscription Rights. Holders of shares of our Common Stock will not have any preemptive rights to subscribe to any additional issue or sale of the capital stock of Reader's Digest or to acquire any security convertible into capital stock of Reader's Digest.

     Conversion, Redemption, Sinking Fund and Other Rights. No conversion, redemption or sinking fund provisions will apply to shares of our Common Stock, and shares of our Common Stock will not be liable to further call or assessment by Reader's Digest. All issued and outstanding shares of our Common Stock will be fully paid and nonassessable.

     Restrictions on Alienability. There will be no restrictions on the alienability of shares of our Common Stock.

ANTI-TAKEOVER CONSIDERATIONS


     The Delaware General Corporation Law, the Reader's Digest certificate of incorporation (as amended in connection with the recapitalization and in accordance with the charter proposals) and the Reader's Digest by-laws (as amended in connection with the recapitalization) contain provisions that could serve to discourage or to make more difficult a change in control of Reader's Digest without the support of the Reader's Digest board of directors or without meeting various other conditions.


     Extraordinary Corporate Transactions. Delaware law provides that the holders of a majority of the shares entitled to vote must approve any fundamental corporate transactions such as mergers, sales of all or substantially all of a corporation's assets and dissolutions.

     State Takeover Legislation. Section 203 of the Delaware General Corporation Law, in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time the stockholder became an interested stockholder, unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting of at least
66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. The restrictions of Section 203 of the Delaware General Corporation Law do not apply to corporations that have elected, in the manner provided therein, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, that do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on Nasdaq or held of record by more than 2,000 stockholders. Reader's Digest has elected to be governed by Section 203 of the Delaware General Corporation Law.

     Rights of Dissenting Stockholders. Delaware law does not afford appraisal rights in a merger transaction to holders of shares that are either listed on a national securities exchange, quoted on Nasdaq or held of record by more than 2,000 stockholders, provided that those shares will be converted into stock of the surviving corporation or stock of another corporation that is listed on a national securities exchange, quoted on Nasdaq or held of record by more than 2,000 stockholders. In addition, Delaware law denies appraisal rights to stockholders of the surviving corporation in a merger if the surviving corporation's stockholders were not required to approve the merger.


     Stockholder Action by Written Consent. Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. Following the recapitalization and assuming approval of the charter proposals, the Reader's Digest certificate of incorporation will prohibit stockholder action by written consent.



     Special Meetings of Stockholders. Following the recapitalization, the Reader's Digest by-laws will provide that special meetings of the stockholders may be called at any time only by the chairman of the board or the board of directors and that only business described in the company's notice of meeting may be brought before a special meeting of stockholders.


     Cumulative Voting. Delaware law permits stockholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation's charter. The Reader's Digest certificate of incorporation does not authorize cumulative voting.


     Removal of Directors. Delaware law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors. Following the recapitalization and assuming approval of the charter proposals, Reader's Digest will have a classified board. As a result, the directors will be removable only for cause.


     Vacancies. Delaware law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office or by a majority of the stockholders of the corporation entitled to vote, unless the governing documents of a corporation provide otherwise.

     Following the recapitalization, the Reader's Digest by-laws will provide that any vacancy on the board of directors, whether arising from death, resignation, removal, disability, an increase in the number of directors or any other cause, may be filled only by a majority vote of the remaining directors, though less than a quorum.

                        COMPARISON OF STOCKHOLDER RIGHTS


     Following the recapitalization and assuming approval of the charter proposals, the rights of each holder of shares of Common Stock will be identical in all material respects to the rights of each holder of shares of Class A Nonvoting Common Stock and Class B Voting Common Stock prior to the recapitalization, except with respect to the matters specified below:


                                            PRE-RECAPITALIZATION           POST-RECAPITALIZATION
                                       CLASS A NONVOTING COMMON STOCK
                                        CLASS B VOTING COMMON STOCK             COMMON STOCK
                                       ------------------------------  ------------------------------
CAPITAL STRUCTURE:                     Two classes of Common Stock:    One class of Common Stock.
                                       Class A Nonvoting Common
                                       Stock and Class B Voting
                                       Common Stock.

VOTING:                                Shares of Class A Nonvoting     Each share of Common Stock
                                       Common Stock generally not      entitled to one vote per
                                       entitled to vote.               share.
                                       Each share of Class B Voting
                                       Common Stock entitled to one
                                       vote per share.

ACTION BY WRITTEN CONSENT:             Permitted.                      Not permitted.

ORGANIZATION OF                        Ten member board, with each     Ten member board, divided into
BOARD OF DIRECTORS:                    director elected for a one      three classes of four, three
                                       year term. Governing documents  and three directors,
                                       permit a minimum of five and a  respectively. In general,
                                       maximum of fifteen directors.   directors will hold office for
                                                                       staggered terms of three years
                                                                       each, so that the term of one
                                                                       class expires at each annual
                                                                       meeting. Governing documents
                                                                       permit a minimum of three and
                                                                       a maximum of twelve directors.

REMOVAL OF DIRECTORS:                  Any director or the entire      A director or directors may be
                                       board of directors may be       removed only for cause.
                                       removed, either with or
                                       without cause, at any time by
                                       the vote of the holders of a
                                       majority of the issued and
                                       outstanding shares of stock
                                       entitled to vote in the
                                       election of directors.

VACANCIES ON THE                       Any vacancy on the board of     Any vacancy on the board of
BOARD OF DIRECTORS:                    directors may be filled either  directors may be filled only
                                       by a majority vote of the       by a majority vote of the
                                       remaining directors, though     remaining directors, though
                                       less than a quorum, or by the   less than a quorum.
                                       vote of the stockholders of
                                       the company entitled to vote
                                       present in person or by proxy.

CHANGING THE SIZE OF                   The number of directors may be  The number of directors may be
THE BOARD OF DIRECTORS:                fixed from time to time by the  fixed from time to time only
                                       vote of the stockholders        by the board of directors.
                                       entitled to vote or by the
                                       board of directors.

                                            PRE-RECAPITALIZATION           POST-RECAPITALIZATION
                                       CLASS A NONVOTING COMMON STOCK
                                        CLASS B VOTING COMMON STOCK             COMMON STOCK
                                       ------------------------------  ------------------------------
CALLING SPECIAL MEETINGS OF            A special meeting of the        A special meeting of the
STOCKHOLDERS:                          stockholders for any purpose    stockholders for any purpose
                                       or purposes may be called at    or purposes may be called at
                                       any time by the chairman, by    any time only by the chairman
                                       the board of directors or by    or by the board of directors.
                                       stockholders or their proxies
                                       holding of record in the
                                       aggregate at least 40% of the
                                       outstanding shares of the
                                       stock of the company entitled
                                       to vote.
NOTICE OF STOCKHOLDER NOMINATIONS OF   To be timely, nominations made  To be timely, nominations made
MEMBERS OF THE BOARD OF DIRECTORS:     by stockholders must be made    by stockholders must be
                                       by notice in writing, received  delivered to the secretary of
                                       by the secretary of the         the company no later than the
                                       company not less than 14 days   close of business on the 60th
                                       nor more than 50 days prior to  day prior to the first
                                       any meeting of stockholders     anniversary of the preceding
                                       called for the election of      year's annual meeting and no
                                       directors; provided, however,   earlier than the close of
                                       that if less than 21 days'      business on the 90th day prior
                                       notice of the meeting is given  to the first anniversary of
                                       to stockholders, the written    the preceding year's annual
                                       notice must be delivered or     meeting; provided, however,
                                       mailed to the secretary of the  that in the event that the
                                       company not later than the      date of the annual meeting is
                                       close of business on the fifth  more than 30 days before or business day following the day  more than 60 days after the on which notice of the meeting  anniversary date, notice by
                                       called for the election of      the stockholder must be
                                       directors was given to          delivered no earlier than the
                                       stockholders by the             close of business on the 90th
                                       corporation.                    day prior to the annual
                                                                       meeting and no later than the
                                                                       close of business on the later
                                                                       of the 60th day prior to the
                                                                       annual meeting or the 10th day
                                                                       following the day on which
                                                                       public announcement of the
                                                                       date of the meeting is first
                                                                       made by the company.
                                                                       In the event that the number
                                                                       of directors is increased and
                                                                       there is no public
                                                                       announcement by the company
                                                                       naming all of the nominees for
                                                                       director or specifying the
                                                                       size of the increased board of
                                                                       directors at least 70 days
                                                                       prior to the first anniversary
                                                                       of the preceding year's annual
                                                                       meeting, a stockholder's
                                                                       notice will also be considered
                                                                       timely, but only with respect
                                                                       to nominees for any new
                                                                       positions created by the
                                                                       increase, if the notice is
                                                                       delivered to the secretary of
                                                                       the company no later than the
                                                                       close of business on the 10th
                                                                       day following the day on

                                            PRE-RECAPITALIZATION           POST-RECAPITALIZATION
                                       CLASS A NONVOTING COMMON STOCK
                                        CLASS B VOTING COMMON STOCK             COMMON STOCK
                                       ------------------------------  ------------------------------
                                                                       which the public announcement
                                                                       is first made by the company.

NOTICE OF STOCKHOLDER BUSINESS AT      To be timely, a stockholder's   To be timely, nominations made
ANNUAL MEETINGS:                       notice must be received by the  by stockholders must be
                                       secretary of the company not    delivered to the secretary of
                                       less than 120 days prior to     the company no later than the
                                       the first anniversary of the    close of business on the 60th
                                       date on which notice of the     day prior to the first
                                       previous year's annual meeting  anniversary of the preceding
                                       was given to stockholders.      year's annual meeting and no
                                                                       earlier than the close of
                                                                       business on the 90th day prior
                                                                       to the first anniversary of
                                                                       the preceding year's annual
                                                                       meeting; provided, however,
                                                                       that in the event that the
                                                                       date of the annual meeting is
                                                                       more than 30 days before or
                                                                       more than 60 days after the
                                                                       anniversary date, notice by
                                                                       the stockholder must be
                                                                       delivered no earlier than the
                                                                       close of business on the 90th
                                                                       day prior to the annual
                                                                       meeting and no later than the
                                                                       close of business on the later
                                                                       of the 60th day prior to the
                                                                       annual meeting or the 10th day
                                                                       following the day on which
                                                                       public announcement of the
                                                                       date of the meeting is first
                                                                       made by the company.

NOTICE OF STOCKHOLDER BUSINESS AT      To be timely, a stockholder's   Only business described in the
SPECIAL MEETINGS:                      notice must be received by the  company's notice of meeting
                                       secretary of the company not    may be brought before a
                                       later than the close of         special meeting of
                                       business on the fifth business  stockholders.
                                       day following the day on which
                                       notice of the special meeting
                                       was given to stockholders.

                             STOCK EXCHANGE LISTING


     It is a condition to the recapitalization that the shares of Common Stock that our stockholders will own following the recapitalization be approved for listing on the New York Stock Exchange, subject to official notice of issuance. Following completion of the recapitalization, the shares of Common Stock will be traded under the ticker symbol "RDA."


                            INDEPENDENT ACCOUNTANTS


     The consolidated financial statements of The Reader's Digest Association, Inc. as of June 30, 2001 and 2000 and for each of the fiscal years in the three-year period ended June 30, 2001 have been incorporated by reference from the Company's June 30, 2001 Annual Report on Form 10-K in this proxy statement/ prospectus in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference in this proxy statement/prospectus and upon the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of Reiman Holding Company, LLC as of and for the years ended December 31, 2001 and 2000 incorporated by reference in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein incorporated by reference in this proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Common Stock that our stockholders will own following the recapitalization will be passed upon by C.H.R. DuPree, Esq., Vice President, Corporate Secretary and Associate General Counsel of Reader's Digest. Mr. DuPree is a participant in Reader's Digest's stock incentive plans and various other stock benefit plans offered to employees of Reader's Digest.

              SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

     Pursuant to Securities and Exchange Commission rules and Reader's Digest's by-laws, proposals of stockholders intended to be submitted at the 2002 Annual Meeting of Stockholders must have been received by Reader's Digest at its principal executive offices on or before May 30, 2002 to be eligible for inclusion in Reader's Digest's notice of meeting, proxy statement and accompanying proxy card for that meeting or to be introduced from the floor at that meeting.

     Reader's Digest's by-laws, as currently in effect, also provide that notice of proposed stockholder nominations for election of directors must be given to the Corporate Secretary of Reader's Digest not less than 14 nor more than 50 days prior to a meeting called to elect directors. The notice must contain specified information about each proposed nominee including age, business and residence addresses, principal employment, number of shares of Class B Voting Common Stock beneficially owned (with evidence of such ownership) and any other information as would be required in a proxy statement soliciting proxies for the election of the proposed nominee, and a signed consent of the nominee to serve as a director if elected.

                                                                      APPENDIX A

                           RECAPITALIZATION AGREEMENT

     This RECAPITALIZATION AGREEMENT (the "Agreement") is made and entered into as of this 12th day of April, 2002, by and among the DeWitt Wallace-Reader's Digest Fund, Inc., a New York not-for-profit corporation (the "DeWitt Wallace Fund"), the Lila Wallace-Reader's Digest Fund, Inc., a New York not-for-profit corporation (the "Lila Wallace Fund;" each of the DeWitt Wallace Fund and the Lila Wallace Fund is hereinafter referred to as a "Fund" and, together are hereinafter referred to as the "Funds"), and The Reader's Digest Association, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Company and the Funds have agreed to effect a series of transactions pursuant to which, as provided herein: (1) all shares of voting and nonvoting common stock of the Company will be recapitalized (the "Recapitalization") into one class of voting stock by means of a merger of a wholly-owned subsidiary of the Company into the Company, which merger the Funds have agreed to support, (2) in consideration for the recapitalization, the Company has agreed to repurchase certain of the shares of voting stock held by the Funds for cash, at a premium, (3) all remaining shares of voting stock will be converted in the merger at the same premium and (4) the Company will grant registration rights to the Funds.

     WHEREAS, as of March 31, 2002, the Company had issued and there were outstanding: 12,432,164 shares of Class B Voting Common Stock, par value $.0l per share (the "Class B Stock"), and 87,223,289 shares of Class A Nonvoting Common Stock, par value $.0l per share (the "Class A Stock").

     WHEREAS, the DeWitt Wallace Fund owns 3,108,041 shares of Class B Stock (constituting approximately 25.0%) of the outstanding Class B Stock; the Lila Wallace Fund owns 3,108,041 shares of Class B Stock (constituting approximately 25.0%) of the outstanding Class B Stock; the DeWitt Wallace Fund owns 6,693,094 shares of Class A Stock (constituting approximately 7.7%) of the outstanding Class A Stock and the Lila Wallace Fund owns 3,970,969 shares of Class A Stock (constituting approximately 4.6%) of the outstanding Class A Stock.

     WHEREAS, prior to the mailing of the Proxy Statement (as defined herein), the Company shall form a wholly-owned subsidiary ("Merger Sub") with which it shall enter into a merger agreement (the "Merger Agreement") substantially in the form attached as Exhibit A hereto, pursuant to which, among other things, Merger Sub shall merge with and into the Company with the Company surviving (the "Merger").

     WHEREAS, immediately prior to the Merger, the Company will purchase and the DeWitt Wallace Fund will sell to the Company 1,818,182 shares of Class B Stock (the "DWF Sale Shares") for an aggregate of $50,000,005, and the Company will purchase and the Lila Wallace Fund will sell to the Company 1,818,181 shares of Class B Stock (the "LWF Sale Shares," and together with the DWF Sale Shares, the "Sale Shares") for an aggregate of $49,999,978, in each case on the basis of $27.50 for each Sale Share, in accordance with the terms of, and subject to the conditions set forth in, this Agreement (collectively, the "Share Purchase").

     WHEREAS, in the Merger each issued and outstanding share of Class B Stock outstanding immediately prior to the Effective Time will be converted into 1.24 shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"), with each share of Common Stock being entitled to one vote per share, and each share of Class A Stock outstanding immediately prior to the Effective Time will be converted into one share of Common Stock in accordance with the terms of the Merger Agreement.

     WHEREAS, in connection with the Merger, the Company's Restated Certificate of Incorporation, as amended, will be amended to reflect the reclassification of Class B Stock and Class A Stock into shares of Common Stock and to provide for the classification of the Company's Board of Directors into three classes, and the elimination of action by written consent of the stockholders without a meeting, as well as certain related matters.

                                                                      APPENDIX A

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the Company and the Funds agree as follows:

                                   ARTICLE I

                                  THE CLOSING

     1.1 Closing. Subject to the fulfillment or waiver of the conditions set forth in Article V, the closing of the Share Purchase and the Recapitalization (the "Closing") shall take place (a) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, commencing at 9:00 a.m. local time on the earliest practicable date (but no later than the fifth business day) following satisfaction or waiver of the conditions set forth in Article V or (b) at such other place and/or time and/or on such other date as the Company and the Funds may agree. The date on which the Closing occurs shall be the "Closing Date." The Closing will consist of the following steps:

          (a) The Share Purchase. Immediately prior to the filing and effectiveness of the certificate of merger effecting the Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, the Company shall purchase for an aggregate cash purchase price of $99,999,983 (the "Purchase Price") the Sale Shares and the Funds shall transfer and deliver to the Company, free and clear of all liens, claims, security interests, pledges, charges and other encumbrances (collectively, "Encumbrances"), the Sale Shares. The Funds shall deliver to the Company share certificates representing all of the Sale Shares, fully endorsed or with appropriate stock powers in form sufficient for transfer of such shares to the Company, and a true and complete copy of the resolutions duly and validly adopted by the Board of Directors and the Members of each Fund authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Company shall pay to the Funds the Purchase Price by wire transfer of immediately available funds to an account or accounts designated by the Funds in writing at least two business days prior to the Closing Date.

          (b) The Merger. Immediately following the consummation of the Share Purchase, the Company shall file the Certificate of Merger with the Secretary of State of the State of Delaware and the Merger shall become effective on the date and at the time (the "Effective Time") that the Certificate of Merger shall have been accepted by the Secretary of State of the State of Delaware. Upon the Effective Time, each share certificate representing shares of Class B Stock shall represent such number of shares of Common Stock obtained by multiplying the number of shares of Class B Stock theretofore evidenced by such certificate by 1.24, and each share certificate representing shares of Class A Stock shall represent the same number of shares of Common Stock. Notwithstanding anything to the contrary contained herein, no fractional shares of Common Stock shall be issued to any holder of shares of Class B Stock. Instead of issuing fractional shares of Common Stock, the Company shall arrange for the disposition of fractional interests by those entitled thereto by the mechanism of having
     (1) the transfer agent or other agent of the Company aggregate such fractional interests, (2) the shares resulting from the aggregation sold and (3) the net proceeds received from the sale allocated and distributed among the holders of the fractional interests as their respective interests appear.

          (c) Alternative Structure. Notwithstanding the foregoing, in the event that holders of more than $5 million in the aggregate of stated or liquidation value of the Company's preferred stock shall have properly made a demand for appraisal rights with respect to the Merger under applicable law, the Recapitalization shall be effected through a certificate of amendment (the "Certificate of Amendment") to the Company's Restated Certificate of Incorporation, as amended (the "Charter Amendment"), rather than through the Merger and the "Effective Time" shall be the date and time that the Certificate of Amendment shall have been accepted by the Secretary of State of the State of Delaware. All references herein to the "Recapitalization" shall include the Merger and the Charter Amendment, as applicable.

                                                                      APPENDIX A

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     In order to induce the Funds to enter into this Agreement, the Company hereby represents and warrants to each Fund as follows:

     2.1 Corporate Power and Authority. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the requisite approval of the Merger Agreement, the Merger and the transactions contemplated thereby or, alternatively, the Charter Amendment by the holders of a majority of the outstanding shares of Class B Stock (the "Requisite Stockholder Approval"). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by each Fund) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws and (b) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

     2.2 Capitalization of the Company. As of the date of this Agreement, the Company's authorized capital stock consists solely of (a) 200,000,000 shares of Class A Stock, (b) 25,000,000 shares of Class B Stock, (c) 40,000 shares of Preferred Stock, par value $1.00 per share (the "First Preferred Stock"), (d) 120,000 shares of Second Preferred Stock, par value $1.00 per share (the "Second Preferred Stock"), (e) 230,000 shares of Third Subordinated Preferred Stock, par value $1.00 per share (the "Third Preferred Stock"), and (f) 25,000,000 shares of Preference Stock, par value $.0l per share (the "Preference Stock"). As of March 31, 2002, (a) 87,223,289 shares of Class A Stock were issued and outstanding and 32,205,183 shares of Class A Stock were issued and held in treasury, and (b) 12,432,164 shares of Class B Stock were issued and outstanding and 9,283,893 shares of Class B Stock were issued and held in treasury. As of the date of this Agreement, (a) 29,720 shares of First Preferred Stock are issued and outstanding, (b) 103,720 shares of Second Preferred Stock are issued and outstanding, (c) 155,022 shares of Third Preferred Stock are issued and outstanding and (d) no shares of Preference Stock are issued and outstanding. Upon consummation of the Recapitalization, each of the shares of Common Stock issued to the Funds in the Merger or, if applicable, by virtue of the Charter Amendment will be duly authorized, validly issued and fully paid and nonassessable and will not have been issued in violation of any preemptive or similar rights.

     2.3 Conflicts; Consents and Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (a) violate, conflict with, or result in a breach of any provision of, or constitute a default under, the Company's Restated Certificate of Incorporation, as amended, or Amended and Restated By-laws; (b) subject to receipt of the Financing (as defined in Section 2.5) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would become a default) under, or entitle any party to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company is a party; (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company; or
(d) other than the Requisite Stockholder Approval, the filing of the Certificate of Merger or, if applicable, the Certificate of Amendment with the Secretary of State of the State of Delaware, required filings with the Securities and Exchange Commission (the "Commission") or pursuant to state securities or "blue sky" laws, and the approval by the New York Stock Exchange of the shares of Common Stock for listing upon notice of issuance, require any action or consent or approval of, or review by, or registration or material filing by the Company with, any third

                                                                      APPENDIX A

party or any local, state or federal court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority, except, with respect to clauses (b), (c) and (d), as would not have a material adverse effect on the Company.

     2.4 Board Recommendation. In accordance with the applicable provisions of the Delaware General Corporation Law and the Company's Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws, the Board of Directors of the Company, at a meeting duly called and held at which a quorum was present throughout, upon the recommendation of a special committee of the Board of Directors, has adopted a resolution proposing and declaring the advisability of this Agreement and the transactions contemplated hereby, including the Merger Agreement, the Merger and, in the alternative, the Charter Amendment.

     2.5 Financing. The Company has obtained a written commitment (the "Commitment Letter") from JPMorgan Chase Bank, J.P. Morgan Securities, Inc. and Goldman Sachs Credit Partners L.P. to provide the financing necessary for the completion of the Share Purchase as well as the acquisition of substantially all of the assets of Reiman Holding Company, LLC ("Reiman") and its subsidiaries (the "Reiman Acquisition") pursuant to the Asset Purchase Agreement, dated as of March 21, 2002, by and among Reiman, the Company, and, with respect to Sections 3.2(h), 4.26 and 6.5 and Articles XI (solely to the extent provided therein) and XIII thereof, the equityholders of Reiman whose names are set forth on the signature pages thereto (the total amount of such financing being the "Financing"). The Company has delivered to the Funds a true and correct copy of the Commitment Letter. The Commitment Letter is in full force and effect.

     2.6 Litigation. As of the date immediately preceding the date hereof, to the Company's knowledge, there are no actions, suits or proceedings pending against the Company (or any of its properties, rights or franchises), at law or in equity, or before any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other governmental authority or any arbitrator or arbitration tribunal, that would reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the consummation of the transactions contemplated hereby.

     2.7 Registration Statement/Proxy Statement. (a) Each of the registration statement to be filed with the Commission by the Company, as amended or supplemented from time to time (as so amended and supplemented, the "Registration Statement"), which shall include a proxy statement in connection with the Stockholders' Meeting (as herein defined) (the "Proxy Statement") will comply as to form, in all material respects, with the requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the "Exchange Act"), and the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Securities Act"), as the case may be, and will not, on the date of its filing or at the time it becomes effective under the Securities Act or on the date the Proxy Statement is mailed to stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (b) Notwithstanding paragraph (a) of this Section 2.7, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Registration Statement or the Proxy Statement based on information supplied by the Funds expressly for inclusion or incorporation by reference therein.

                                                                      APPENDIX A

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE FUNDS

     In order to induce the Company to enter into this Agreement, each Fund represents and warrants to the Company as follows:

     3.1 Title to Shares. The DeWitt Wallace Fund owns 6,693,094 shares of Class A Stock and owns and has the power to vote 3,108,041 shares of Class B Stock. The Lila Wallace Fund owns 3,970,969 shares of Class A Stock and owns and has the power to vote 3,108,041 shares of Class B Stock. Each such Fund has good title, free and clear of all Encumbrances, to all of its shares of Class A Stock and Class B Stock.

     3.2 Corporate Power and Authority. Such Fund is duly organized and validly existing under the laws of the State of New York. It has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by such Fund and (assuming due authorization, execution and delivery by the Company) constitutes the legal, valid and binding obligation of such Fund, enforceable against it in accordance with its terms subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws and (b) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

     3.3 Conflicts; Consents and Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (a) violate, conflict with, or result in a breach of any provision of or, constitute a default under, its Certificate of Incorporation or Amended and Restated By-laws or other governing or organizational documents; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would become a default) under, or entitle any party to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which it is a party; (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it; or (d) require any action or consent or approval of, or review by, or registration or material filing by it with, any third party or any local, state or federal court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority except, with respect to clauses (b), (c) and (d), as would not have a material adverse effect on such Fund.

     3.4 Litigation. As of the date immediately preceding the date hereof, to the knowledge of the Funds, there are no actions, suits or proceedings pending against either of the Funds (or any of such Fund's properties, rights or franchises), at law or in equity, or before any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other governmental authority or any arbitrator or arbitration tribunal, that would reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the consummation of the transactions contemplated hereby.

                                   ARTICLE IV

                              ADDITIONAL COVENANTS

     4.1 Stockholders' Meeting. The Company shall call and hold a meeting of stockholders (the "Stockholders' Meeting") as promptly as practicable for the purpose of seeking the Requisite Stockholder Approval, and the Company shall use its reasonable best efforts to hold the Stockholders' Meeting as soon as practicable following the filing of a definitive proxy statement relating to such meeting. The Board of Directors of the

                                                                      APPENDIX A

Company shall recommend approval of the Merger Agreement, the Merger and the other transactions contemplated thereby and, in the alternative, the Charter Amendment to the holders of Class B Stock.

     4.2 Registration Statement; Proxy Materials. The Company shall prepare and file as soon as practicable a Registration Statement which shall include the Proxy Statement. The Proxy Statement shall include the recommendation of the Board of Directors of the Company to the holders of Class B Stock that they vote in favor of the Merger Agreement, the Merger and the other transactions contemplated thereby and, in the alternative, the Charter Amendment. The Company agrees that it shall give the Funds and their counsel a reasonable opportunity to review and provide comments on any description of or reference to the Funds, or any description of the reasons for and consequences of the transactions contemplated by this Agreement (including, without limitation, the Merger and, in the alternative, the Charter Amendment), set forth in any notice, consent solicitation or proxy statement distributed to the stockholders in connection with the Stockholders' Meeting, prior to any such distribution.

     4.3 Voting; Transfer; Irrevocable Proxy. Each Fund agrees to vote all shares of Class B Stock owned by it in favor of the Merger Agreement, the Merger and the other transactions contemplated thereby and, in the alternative, the Charter Amendment at the Stockholders' Meeting and not to, directly or indirectly, cause or encourage any other person or entity to vote against the Merger Agreement, the Merger and the other transactions contemplated thereby or, if applicable, the Charter Amendment. Without the prior written consent of the Company, the Funds shall not, directly or indirectly (a) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any shares of Class B Stock or (b) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, Encumbrance or other disposition of, any shares of Class B Stock or, other than transactions which comply with Rule 144 of the Securities Act, Class A Stock, during the term of this Agreement or solicit or encourage any such transaction or a proposal or offer for any such transaction. Each of the Funds hereby grants to the Company an irrevocable proxy, coupled with an interest, with respect to the matters subject to the Requisite Stockholder Approval and hereby appoints and constitutes the Company its true and lawful attorney-in-fact and agent, with respect to such matters, with full power of substitution and resubstitution.

     4.4 Registration Rights. Effective as of the Closing, the Company and each Fund shall each have the rights and obligations set forth in Exhibit B.

     4.5 Transfer Taxes. The Funds shall be responsible for the payment of any stock transfer taxes in connection with the Share Purchase and the conversion of any shares of Class B Stock or Class A Stock owned by the Funds into shares of Common Stock.

     4.6 Listing of Shares of Common Stock. The Company will use its reasonable best efforts to cause the shares of Common Stock issued in the Recapitalization to be listed for trading on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing.

     4.7 Financing. The Company will use its reasonable best efforts to secure the Financing. In the event that any portion of the Financing necessary to consummate the Share Purchase becomes unavailable, regardless of the reason therefor, the Company will use its reasonable best efforts to obtain alternative financing from other sources on and subject to substantially the same terms and conditions as the portion of such Financing that has become unavailable. The Company shall use its reasonable best efforts to satisfy on or before the Closing all requirements of the definitive agreements pursuant to which the Financing will be obtained (the "Financing Agreements"), which are conditions to closing the portion of the Financing necessary to consummate the Share Purchase and to drawing down the cash proceeds thereunder necessary to consummate the Share Purchase and the conditions to the Closing of the Share Purchase and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company shall not be required to pay costs and expenses in connection with arranging the Financing (or any alternative financing) materially in excess of the costs and expenses contemplated by the Commitment Letter or agree to financing

                                                                      APPENDIX A

terms that differ in a manner materially adverse to the Company from those contemplated by the Commitment Letter.

     4.8 Funds Designee.  Effective as of the Closing, and until the earlier of
(a) the Company's 2004 annual meeting of stockholders and (b) such time as the Funds jointly own less than 10% of the issued and outstanding shares of Common Stock, the Company will use its reasonable best efforts to cause one designee of the Funds to be nominated and elected as a member of the Company's Board of Directors.

     4.9 Section 16 Matters. Prior to the Closing, the Company shall take all such steps as may be required to cause the transactions contemplated by this Agreement, including any dispositions of the shares of Class A Stock and Class B Stock and acquisitions of Common Stock by each individual that is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     4.10 The Merger Agreement. Subject to Section 1.1(c), the Company shall, prior to the mailing of the Proxy Statement, form Merger Sub and enter into, and cause Merger Sub to enter into, the Merger Agreement.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

     5.1 Conditions to Each Party's Obligation. The respective obligation of each party to effect the Share Purchase and the Recapitalization shall be subject to the satisfaction prior to the Closing of the following conditions:

          (a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

          (b) Registration Statement. The Registration Statement shall have been declared effective and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or the Exchange Act related to the issuance or trading of the Common Stock shall have been received.

          (c) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Share Purchase, the filing of the Certificate of Merger or, if applicable, the Certificate of Amendment with the Secretary of State of the State of Delaware or the Merger or, if applicable, the Charter Amendment shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

          (d) Listing of Shares of Common Stock. The shares of Common Stock to be issued in the Recapitalization shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

     5.2 Conditions to the Company's Obligation. The obligation of the Company to effect the Share Purchase and the Recapitalization shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions:

          (a) Performance of Obligations; Representations and Warranties. (1) Each of the Funds shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Closing Date and (2) each of the representations and warranties of each of

                                                                      APPENDIX A

     the Funds contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such date).

          (b) Financing. The Company shall have obtained the Financing on terms consistent with the terms contemplated by the Commitment Letter or otherwise reasonably acceptable to the Company.

     5.3 Conditions to the Funds' Obligation. The obligation of the Funds to effect the Share Purchase and the Recapitalization shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions: (a) The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Closing Date and (b) each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such date).

                                   ARTICLE VI

                                  TERMINATION

     6.1 Bases for Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

          (a) by mutual written consent of the Company (which consent shall have been given by the directors of the Company who are unaffiliated with the Funds) and each of the Funds;

          (b) by the Company if any of the conditions set forth in Section 5.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

          (c) by the Funds if any of the conditions set forth in Section 5.3 shall have become incapable of fulfillment, and shall not have been waived by the Funds; and

          (d) by the Company or the Funds if the Closing does not occur on or prior to September 30, 2002;

provided, however, that the party seeking termination pursuant to clause (b),
(c), or (d) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

     6.2 Notice of Termination. In the event of termination by the Company or the Funds pursuant to this Article VI, written notice thereof shall forthwith be given to the other party or parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

     6.3 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article VI, this Agreement shall become void and of no further force and effect. Nothing in this Article VI shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

                                                                      APPENDIX A

     7.2 Entire Agreement. This Agreement (including the exhibits attached hereto) constitutes the entire agreement among the parties and supersedes all prior agreements, understandings, arrangements or representations by or among the parties, written and oral, with respect to the subject matter hereof.

     7.3 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

     7.4 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agrees not to commence any action except in any such court). Each party irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding in the courts of the State of Delaware or of the United States of America, in each case located in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action or proceeding brought in any such court has been brought in an inconvenient forum. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in connection with any action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement.

     7.5 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance and injunctive and other equitable relief.

     7.6 Amendment. This Agreement may not be altered, amended or supplemented except by an agreement in writing signed by each of the parties hereto and, in the case of the Company, approved by the directors of the Company who are unaffiliated with the Funds.

     7.7 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by facsimile, by courier service or by registered or certified mail (postage prepaid, return receipt, requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.7):

     If to the Funds, to:

        Lila Wallace-Reader's Digest Fund, Inc.
        DeWitt Wallace-Reader's Digest Fund, Inc.
        Two Park Avenue, 23rd Floor
        New York, New York 10016
        Attention: M. Christine DeVita
        Facsimile No.: (212) 679-6998

     with a copy to:

        Shearman & Sterling
        599 Lexington Avenue
        New York, New York 10022
        Attention: Peter J. Rooney, Esq.
        Facsimile No.: (646) 848-7179

     if to the Company, to:

        The Reader's Digest Association, Inc.
        Reader's Digest Road

                                                                      APPENDIX A

        Pleasantville, New York 10570
        Attention: General Counsel
        Facsimile No.: (914) 244-5644

     with a copy to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Attention: Patricia Vlahakis, Esq.
        Facsimile No.: (212) 403-2000

     7.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     7.9 Fees and Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be the responsibility of and shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by this Agreement are consummated.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                      APPENDIX A

     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.

                                          DEWITT WALLACE-READER'S DIGEST FUND,
                                          INC.

                                          By:    /s/ M. CHRISTINE DEVITA
                                            ------------------------------------
                                              Name:    M. Christine DeVita
                                              Title:   President

                                          LILA WALLACE-READER'S DIGEST FUND,
                                          INC.

                                          By:    /s/ M. CHRISTINE DEVITA
                                            ------------------------------------
                                              Name:    M. Christine DeVita
                                              Title:   President

                                          THE READER'S DIGEST ASSOCIATION, INC.

                                          By:   /s/ MICHAEL BRIZEL
                                            ------------------------------------
                                              Name:    Michael Brizel
                                              Title:   Vice President and
                                                       General Counsel

                 [SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT]

                                                                      APPENDIX A

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                                [SEE APPENDIX B]

                                                                      APPENDIX A

                                                                       EXHIBIT B

                              REGISTRATION RIGHTS

     (a) From and after the Closing, and following September 3, 2002, and until the earliest of (1) the second anniversary of the date of the Agreement, (2) such time as the Funds do not own collectively more than 2,250,000 shares of Common Stock and (3) such time as the Funds are able to sell all of their remaining shares of Common Stock under Rule 144 promulgated under the Securities Act within a three month period (the earliest of such dates, the "Termination Date"), the Funds shall have the right to make two requests (the "Requests") of the Company in writing for registration under the Securities Act of shares of Common Stock owned by the Funds (it being understood that a request hereunder by either one or both of the Funds shall count as a Request); provided that the Funds shall not have the right to exercise their second Request prior to 180 days following completion of an offering pursuant to the first Request. In order to best facilitate an orderly process, each of the Funds will use its reasonable best efforts to informally advise the Company as promptly as possible in advance of submitting a Request that it is contemplating submitting a Request. In the event the Company determines that it desires to conduct an underwritten public offering for the account of the Company of Common Stock (other than a registration relating to the sale of securities to participants in a dividend reinvestment plan, a registration on Form S-4 relating to a business combination or similar transaction, a registration on Form S-8 or a registration permitted under Rule 462 of the Securities Act) after September 3, 2002 and prior to October 31, 2002, the Company will notify the Funds in writing and if within 5 business days of receipt of such notice the Funds submit a Request to the Company, the Company shall refrain from conducting any public offering of Common Stock prior to November 1, 2002.

          (1) The Company shall use its reasonable best efforts to cause the shares of Common Stock to be registered under the Securities Act as soon as reasonably practicable after receipt of such Requests so as to permit promptly the sale thereof in accordance with paragraph (b) hereof.

          (2) Each Fund hereby undertakes to provide all such information and materials and take all such action as may be required in order to permit the Company to comply with all applicable requirements of the Commission and to obtain any desired acceleration of the effective date of such registration statement.

          (3) Any registration statement filed at the Funds' request hereunder will not count as a Request unless effectiveness is maintained until the earlier of the completion of the offering and the date that is three months following the effective date of such registration statement.

          (4) Notwithstanding the foregoing, the Company shall be entitled to postpone for a reasonable period of time (not to exceed 60 days in the case of any given postponement, and not to exceed 120 days in any twelve month period in the case of more than one postponement) the filing of any registration statement otherwise required to be prepared and filed by the Company if (A) the Company is, at such time, conducting, or proposing to file with the Commission within 30 days a registration statement with respect to an underwritten public offering for the account of the Company of equity securities (or securities convertible into equity securities) and is advised in writing by its managing underwriter or underwriters (with a copy to the Funds) that such offering would, in its or their opinion, be materially and adversely affected by the registration so requested (provided that the Company may not exercise its right to so postpone pursuant to this clause (A) in September or October 2002), or (B) the Company determines, in good faith, that effecting the registration at such time would reasonably be expected to (i) adversely affect a pending or contemplated acquisition, disposition of assets or stock, merger or other significant transaction or (ii) require the Company to make public disclosure of information the public disclosure of which, at such time, is not then otherwise required by law and which at such time the Company in good faith believes would be adverse in a material respect to the Company's interest to disclose.

                                                                      APPENDIX A

          (5) No securities may be registered on a registration statement requested by the Funds pursuant to this paragraph (a) without the Funds' express written consent, unless the amount of such securities is subject to reduction prior to any reduction in the number of shares of Common Stock originally requested by the Funds to be registered in the event that the managing underwriters of the related offering advise the Funds in writing (with a copy to the Company) that they believe that the success of such offering would be materially and adversely affected by inclusion of all of the securities requested to be included therein. If the managing underwriters so advise that they believe that the success of such offering would be materially and adversely affected by inclusion of all the shares of Common Stock requested to be registered by the Funds, then the number of shares of Common Stock to be included in such registration by each Fund shall be reduced pro rata, on the basis of the number of shares of Common Stock each Fund requested to be included in such registration.

     (b) If the Company is required by the provisions of paragraph (a) to use its reasonable best efforts to effect the registration of shares of Common Stock under the Securities Act, the Company will:

          (1) as expeditiously as possible, but in any event not later than 30 days after receipt of a Request, prepare and file with the Commission a registration statement, on such form as the Company in its reasonable discretion shall determine, with respect to such shares of Common Stock and use its reasonable best efforts to cause such registration statement promptly to become and remain effective for a period of time required for the disposition of such shares of Common Stock by the Fund or Funds registering shares (the "Selling Stockholders") but not to exceed 90 days, provided, however, that before filing such registration statement or any amendments thereto, the Company shall furnish to the representatives of the Selling Stockholders copies of all documents proposed to be filed and counsel to the Selling Stockholders shall have a reasonable opportunity to comment thereon;

          (2) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of the shares of Common Stock covered by such registration statement until the earlier of such time as all of such shares have been disposed of in a public offering or the expiration of 90 days from the date of initial effectiveness;

          (3) furnish to such Selling Stockholders such number of conformed copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits), and of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as such Selling Stockholders may reasonably request;

          (4) use its reasonable best efforts to register or qualify the shares of Common Stock covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as each Selling Stockholder shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such Selling Stockholder to consummate the disposition in such jurisdictions of the shares of Common Stock owned by such Selling Stockholder (provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, subject itself to taxation in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (4) be obligated to do
     so), and do such other reasonable acts and things as may be required of it to enable such Selling Stockholder to consummate the disposition in such jurisdiction of the shares of Common Stock covered by such registration statement;

          (5) use its reasonable best efforts to furnish, at the request of any Selling Stockholder requesting registration of shares of Common Stock pursuant to paragraph (a) if the method of distribution is by means of an underwriting, on the date that the shares of Common Stock are delivered to the underwriters

                                                                      APPENDIX A

     for sale pursuant to such registration, or if such shares of Common Stock are not being sold through underwriters, on the date that the registration statement with respect to such shares of Common Stock becomes effective,
     (A) a signed opinion, dated such date, of the legal counsel representing the Company for the purpose of such registration (who may be inside counsel), addressed to the underwriters, if any, and to the Selling Stockholders making such request, as to such matters as such underwriters or the Selling Stockholders holding a majority of the shares of Common Stock included in such registration, as the case may be, may reasonably request and as would be customary in an underwritten public offering, (B) letters dated such date and the date the offering is priced from the independent certified public accountants of the Company, addressed to the underwriters, if any, and (if permissible under the policies of such independent certified public accountants) to the Selling Stockholders making such request (i) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and (ii) covering such other financial matters (including information as to the period ending not more than five (5) business days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such underwriters or the Selling Stockholders holding a majority of the shares of Common Stock included in such registration, as the case may be, may reasonably request and as would be customary in an underwritten public offering (it being understood that the language and content of the accountants' letters with respect to clauses (i) and (ii) of this paragraph shall be subject to the policies applicable to "comfort letters" of such accountants) and (C) a certificate of an officer of the Company certifying that the representations and warranties contained in the underwriting agreement are true and correct in all material respects;

          (6) if the method of distribution is by means of an underwriting, enter into customary agreements (including an underwriting agreement in customary form) with two underwriters, one selected by the Selling Stockholders and one selected by the Company, which underwriters shall be co-book running managers, and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such shares of Common Stock;

          (7) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make earnings statements satisfying the provisions of Section 11(a) of the Securities Act generally available to the Selling Stockholders no later than 45 days after the end of any twelve-month period (or 90 days, if such period is a fiscal year) (A) commencing at the end of any fiscal quarter in which shares of Common Stock are sold to underwriters in an underwritten public offering, or (B) if not sold to underwriters in such an offering, beginning with the first month of the Company's first fiscal quarter commencing after the effective date of the registration statement, which statements shall cover said twelve-month period;

          (8) use its reasonable best efforts to cause all such shares of Common Stock to be listed on each securities exchange or quotation system on which similar securities issued by the Company are listed or traded;

          (9) give written notice to the Selling Stockholders;

             (A) when such registration statement or any amendment thereto has been filed with the Commission and when such registration statement or any post-effective amendment thereto has become effective;

             (B) of any request by the Commission for amendments or supplements to such registration statement or the prospectus included therein or for additional information;

             (C) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceeding for that purpose;

                                                                      APPENDIX A

             (D) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

             (E) of the happening of any event that requires the Company to make changes in such registration statement or the prospectus in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made);

          (10) use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of such registration statement at the earliest possible time;

          (11) make reasonably available for inspection by the representatives of the underwriters participating in any disposition pursuant to such registration statement relevant financial and other records, pertinent corporate documents and properties of the Company in connection with customary due diligence relating to such registration;

          (12) in connection with any underwritten offering, to the extent reasonably required and at such times as are not inconsistent with the other obligations of senior executives of the Company, make such senior executives available to the Selling Stockholders for meetings with prospective purchasers of the shares of Common Stock and prepare and present to potential investors customary "road show" material, in each case in accordance with the reasonable recommendations of the underwriters and in all respects in a manner consistent with other new issuances of securities in an offering of a similar size to such offering of the shares of Common Stock, in connection with any proposed sale of the shares of Common Stock in an aggregate offering of at least $50 million; and

          (13) use reasonable best efforts to procure the cooperation of the Company's transfer agent in settling any offering or sale of Common Stock, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Selling Stockholders or the underwriters.

     (c) From and after the date of this Agreement and until the Termination Date, if the Company proposes to register for its own account any shares of Common Stock or securities convertible into Common Stock under the Securities Act (other than a registration relating to the sale of securities to participants in a dividend reinvestment plan, a registration on Form S-4 relating to a business combination or similar transaction, a registration on Form S-8 or a registration permitted under Rule 462 of the Securities Act), the Company shall give each Fund written notice of such proposed registration. Upon the written request of a Fund given within 10 days of receipt of such notice by such Fund, the Company shall seek to include in such proposed registration such shares of Common Stock owned by such Fund as such Fund shall request. The Company shall be under no obligation to complete an offering of securities it proposes to make under this paragraph and shall incur no liability to the Funds for its failure to do so. If, at any time after giving notice of its intention to register securities and prior to the effective date of the applicable registration statement, the Company shall determine for any reason not to register or to delay registration of such securities, the Company shall give notice to the Funds thereof and the Company shall be under no obligation to register any shares of the Funds in connection with such registration. If a registration pursuant to this paragraph involves an underwritten offering and the managing underwriters of such offering believe that the success of the offering would be materially and adversely affected by inclusion of all or part of the shares of Common Stock which the Funds have requested to be included, then the shares requested by the Funds for inclusion shall be subject to reduction prior to any reduction in the securities to be registered by the Company. If a public offering in which the Funds are offering shares of Common Stock pursuant to this paragraph (c) includes more than $50 million of shares of Common Stock of the Funds (after giving effect to any reduction pursuant to the immediately preceding sentence), then the Funds shall have the right to appoint a co-book running manager in connection with such offering.

                                                                      APPENDIX A

     (d) In connection with a requested registration pursuant to paragraph (a) or paragraph (c) of this Exhibit B, the Selling Stockholders shall pay (on a pro rata basis, based upon the number of shares of Common Stock being offered by each Selling Stockholder compared to the total number of shares being offered) all underwriting discounts and commissions relating to the shares of the Funds being so registered, filing fees, printing fees, fees and expenses of complying with "blue sky" or state securities laws and reasonable fees and expenses relating to "road show" investor presentations (including the costs of any aircraft chartered in connection therewith). All fees and expenses of legal counsel, accountants and other advisors incurred in connection with such a registration statement shall be borne by the party incurring such fees and expenses.

     (e) In the case of each offering registered pursuant to this Exhibit B, the Company agrees to indemnify and hold each Selling Stockholder, each underwriter of Common Stock under such registration and each person who controls any of the foregoing within the meaning of Section 15 of the Securities Act, and the directors, officers and members of the Selling Stockholders, harmless against any and all losses, claims, damages, liabilities or actions, joint or several, to which they or any of them may become subject under the Securities Act or any other statute or common law or otherwise, and to reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions shall arise out of or shall be based upon (1) any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to the sale of such Common Stock, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (2) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus (as amended or supplemented if the Company shall have filed with the Commission any amendment thereof or supplement thereto), if used prior to the effective date of such registration statement, or contained in the prospectus (as amended or supplemented if the Company shall have filed with the Commission any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnification agreement contained in this paragraph (e) shall not apply to such losses, claims, damages, liabilities or actions which shall arise from the sale of shares of Common Stock by the Selling Stockholders if such losses, claims, damages, liabilities or actions shall arise out of or shall be based upon any such untrue statement or alleged untrue statement, or any such omission or alleged omission, (i) made in reliance upon and in conformity with information furnished in writing to the Company by the Selling Stockholders or any such underwriter expressly for use in connection with the preparation of the registration statement or any preliminary prospectus or prospectus contained in the registration statement or any such amendment thereof or supplement thereto or (ii) in the case of any underwriters (and each person who controls any underwriters within the meaning of Section 15 of the Securities Act) and in the case of the Selling Stockholders in offerings in which the Company has not appointed a co-managing book runner, made in any preliminary prospectus, and the prospectus contained in the registration statement in the form filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act shall have corrected such statement or omission and a copy of such prospectus shall not have been sent or given to such person at or prior to the confirmation of such sale to him.

     (f) In the case of each offering registered pursuant to this Exhibit B, the Selling Stockholders and each underwriter participating therein agrees, in the same manner and to the same extent as set forth in paragraph (e) of this Exhibit B, severally to indemnify and hold harmless (1) the Company and each person, if any, who controls the Company (other than the Funds) within the meaning of
Section 15 of the Securities Act, and the directors and officers of the Company,
(2) in the case of each such underwriters, the Selling Stockholders, each person, if any, who controls a Selling Stockholder within the meaning of Section 15 of the Securities Act and the directors, officers and members of the Selling Stockholders and (3) in the case of the Selling Stockholders, the underwriters, each person, if any, who controls an underwriter within the meaning of Section 15 of the Securities Act and the directors and officers of the underwriters, with respect to any statement in or omission from such registration statement or any preliminary prospectus (as amended or as

                                                                      APPENDIX A

supplemented, if amended or supplemented as aforesaid) or prospectus contained in such registration statement (as amended or as supplemented, if amended or supplemented as aforesaid), if such statement or omission shall have been made in reliance upon and in conformity with information furnished in writing to the Company by the Selling Stockholders or such underwriter (as the case may be) expressly for use in connection with the preparation of such registration statement or any preliminary prospectus or prospectus contained in such registration statement or any such amendment thereof or supplement thereto.

     (g) Each party indemnified under paragraph (e) or (f) of this Exhibit B shall, promptly after receipt of notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the commencement thereof. The failure of any indemnified party to so notify an indemnifying party of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity agreement contained in paragraph (e) or (f) of this Exhibit B, unless and only to the extent that the indemnifying party was prejudiced by such failure, and in no event shall relieve the indemnifying party from any other liability which it may have to such indemnified party. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may desire, jointly with any other indemnifying party similarly notified, to assume the defense thereof, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under paragraph (e) or (f) of this Exhibit B for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation; provided, however, that (1) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the indemnified party, in its sole and absolute discretion, for the same counsel to represent both the indemnified party and the indemnifying party, or (2) the indemnifying party fails to assume the defense of such action, then the indemnified party shall be entitled to retain its own counsel (it being understood that the Selling Stockholders shall collectively be entitled to only one counsel), in each jurisdiction for which the indemnified party determines counsel is required, at the expense of the indemnifying party. No such third party claim may be settled by the indemnifying party or the indemnified party (unless such settlement includes an unconditional release of the indemnified party from all liability arising out of such claim or proceeding and does not include any relief other than the payment of monetary damages) without the prior written consent of the other, which consent shall not be unreasonably withheld.

     (h) If the indemnification provided for under paragraph (e) or (f) of this Exhibit B shall for any reason be held by a court to be unavailable to an indemnified party under paragraph (e) or (f) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under paragraph (e) or (f) hereof, the indemnified party and the indemnifying party under paragraph (e) or (f) hereof shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (1) in such proportion as is appropriate to reflect the relative fault of the Company and the prospective seller of securities covered by the registration statement which resulted in such loss, claim, damage or liability, or action in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations or (2) if the allocation provided by clause (1) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company and such prospective seller from the offering of the securities covered by such registration statement. The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph (h) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. In addition, no person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such person's consent, which consent shall not be unreasonably withheld.

                                                                      APPENDIX A

     (i) From and after the date of the Agreement, and until the earlier of such time as (1) the Funds have no right to further Requests or (2) the Funds together own less than 5% of the outstanding shares of Common Stock, the Company shall not, without the prior written consent of the Funds, enter into any agreement with any holder or prospective holder of any Common Stock or securities convertible into Common Stock giving such holder or prospective holder any registration rights the terms of which would restrict or interfere in any material respect with the registration rights granted to the Funds hereunder.

     (j) There are no contractual obligations of the Company not to engage in a public offering.

     (k) Capitalized terms used and not defined in this Exhibit B shall have the meanings set forth in the Agreement.

                                                                      APPENDIX B

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 28, 2002, is by and between The Reader's Digest Association, Inc., a Delaware corporation (the "Company"), and RDA Merger Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub").


                                    RECITALS

     WHEREAS, pursuant to the Recapitalization Agreement (the "Recapitalization Agreement"), dated as of April 12, 2002, by and among the Company, the DeWitt Wallace-Reader's Digest Fund, Inc. and the Lila Wallace-Reader's Digest Fund, Inc. (together, the "Funds") and this Agreement, the parties hereto desire to merge Merger Sub with and into the Company with the Company surviving (the "Merger");

     WHEREAS, pursuant to the Merger, among other things, each share of Class B Voting Common Stock, par value $.01 per share, of the Company ("Class B Stock") outstanding immediately prior to the Merger will be converted into 1.24 shares of Common Stock, par value $.01 per share, of the Company ("Common Stock") and each share of Class A Nonvoting Common Stock, par value $.01 per share, of the Company ("Class A Stock") outstanding immediately prior to the Merger will be converted into one share of Common Stock;

     WHEREAS, the respective Boards of Directors of the Company and Merger Sub have determined that the Merger, in the manner contemplated herein, is advisable and in the best interests of their respective corporations and stockholders, and, by resolutions duly adopted, have approved and adopted this Agreement and the Merger;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms of this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the General Corporation Law of the State of Delaware (the "DGCL").

     1.2 Effective Time. Immediately following the consummation of the Share Purchase (as defined in the Recapitalization Agreement), if this Agreement shall not have been terminated as provided herein, Merger Sub and the Company shall cause a certificate of merger (the "Certificate of Merger") in accordance with the requirements of the DGCL to be properly executed and filed in accordance therewith. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Effective Time").

                                   ARTICLE II

                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

     2.1 Certificate of Incorporation. The Company's Restated Certificate of Incorporation, as amended, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time as set forth in Annex A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law.

                                                                      APPENDIX B

     2.2 Bylaws. The Amended and Restated By-Laws of the Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended in accordance with the provisions thereof and applicable law.

                                  ARTICLE III

                             DIRECTORS AND OFFICERS
                          OF THE SURVIVING CORPORATION

     3.1 Directors of Surviving Corporation. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     3.2 Officers of Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE IV

                          EFFECT OF THE MERGER ON THE
                 CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

     4.1 Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) Each share of Class B Stock either issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time shall automatically be converted into 1.24 fully-paid and nonassessable shares of Common Stock; provided that no fractional shares shall be issued to any holder, and that instead of issuing such fractional shares, the Company shall arrange for the disposition of fractional interests by those entitled thereto, by the mechanism of having (1) the transfer agent or other agent of the Company aggregate such fractional interests, (2) the shares resulting from the aggregation sold and (3) the net proceeds received from the sale allocated and distributed among the holders of the fractional interests as their respective interests appear.

          (b) Each share of Class A Stock either issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time shall automatically be converted into one fully-paid and nonassessable share of Common Stock.

          (c) Each share of preferred stock of the Company either issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time shall remain issued and outstanding or held as treasury stock, as the case may be, and shall be unaffected by the Merger.

          (d) Each share of common stock, par value $.01 per share, of Merger Sub shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

     4.2 Certificates Representing Class A Stock and Class B Stock. From and after the Effective Time, each share certificate representing shares of Class B Stock shall represent such number of shares of Common Stock obtained by multiplying the number of shares of Class B Stock theretofore evidenced by such certificate by 1.24, and each share certificate representing shares of Class A Stock shall represent the same number of shares of Common Stock.

     4.3 Dissenters' Rights. Notwithstanding the foregoing, to the extent that holders of preferred stock are entitled to appraisal rights under Section 262 of the DGCL, shares of preferred stock issued and outstanding

                                                                      APPENDIX B

immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his demand for appraisal rights under Section 262 of the DGCL (the "Dissenting Shares"), shall not be treated in accordance with Section 4.1(c) hereof, but rather the holders of Dissenting Shares shall be entitled to receive from the Company such consideration as shall be determined pursuant to
Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall effectively withdraw or lose his right to appraisal and payment under the DGCL, each of such holder's shares of preferred stock shall thereupon be treated in accordance with Section 4.1(c) hereof, and such shares shall not be deemed to be Dissenting Shares.

                                   ARTICLE V

                                  TERMINATION

     5.1 Termination.  This Agreement may be terminated at any time after either
(a) the termination of the Recapitalization Agreement or (b) the alternative structure becomes applicable under Section 1.1(c) of the Recapitalization Agreement and in each case prior to the Effective Time by action of the Board of Directors of the Company.

     5.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or Merger Sub.

     5.3 Waiver. At any time prior to the Effective Time, each party may, to the extent legally allowed, waive compliance with any of the agreements for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE VI

                               GENERAL PROVISIONS

     6.1 Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

     6.2 Entire Agreement. This Agreement and the Recapitalization Agreement (including the exhibits attached hereto and thereto) constitute the entire agreement between the parties and supersede all prior agreements, understandings, arrangements or representations by or between the parties, written and oral, with respect to the subject matter hereof.

     6.3 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

     6.4 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

     6.5 Amendment. This Agreement may not be altered, amended or supplemented except by an agreement in writing signed by each of the parties hereto and, in the case of the Company, approved by directors of the Company who are unaffiliated with the Funds.

     6.6 Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                                                                      APPENDIX B

     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.

                                          THE READER'S DIGEST ASSOCIATION, INC.


                                          By:      /s/ MICHAEL BRIZEL

                                              ----------------------------------

                                              Name: Michael Brizel


                                              Title: Vice President and General
                                              Counsel



                                          RDA MERGER CORP.


                                          By:       /s/ C.H.R. DUPREE
                                              ----------------------------------

                                              Name: C.H.R. DuPree


                                              Title: Secretary

                                                                      APPENDIX B

                                                                         ANNEX A

         [FORM OF AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION]

     At the Effective Time, Article IV shall be amended and restated in its entirety as set forth below:

                                   ARTICLE IV

                               AUTHORIZED SHARES

     The total number of shares which the Corporation shall be authorized to issue is two hundred twenty-five million three hundred ninety thousand (225,390,000) shares, of which forty thousand (40,000) shares shall be Preferred Stock of the par value of One Dollar ($1.00) per share, one hundred twenty thousand (120,000) shares shall be Second Preferred Stock of the par value of One Dollar ($1.00) per share, two hundred thirty thousand (230,000) shares shall be Third Subordinated Preferred Stock of the par value of One Dollar ($1.00) per share, twenty-five million (25,000,000) shares shall be Preference Stock of the par value of One Cent ($.01) per share, issuable in series and two hundred million (200,000,000) shares shall be Common Stock of the par value of One Cent ($.01) per share. The designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of each such class of the capital stock of the Corporation are as follows:

          (a) The holders of shares of Preferred Stock (sometimes called "First Preferred Stock") shall be entitled to receive, when and as declared by the Board of Directors, dividends thereon at the rate of Four Dollars ($4.00) per share per annum and no more, payable in cash quarterly on the first days of January, April, July and October in each year, accruing from the date of issue of such shares. Such dividends shall be cumulative, so that if dividends on all issued and outstanding shares of Preferred Stock (First Preferred Stock) at the rate of Four Dollars ($4.00) per share per annum shall not have been paid or set apart for payment for the current and all past quarterly dividend periods, the deficiency shall be paid or set apart for payment before any distribution, whether by way of dividends or otherwise, on the Second Preferred Stock or the Third Subordinated Preferred Stock or the Preference Stock or the Common Stock of the Corporation shall be declared or paid upon or set apart for payment and before any Second Preferred Stock or any Third Subordinated Preferred Stock or any Preference Stock or any Common Stock of the Corporation shall be purchased by or for the account of the Corporation.

          (b) After all dividends on the Preferred Stock (First Preferred Stock) for all past quarterly dividend periods have been paid or declared and a sum sufficient for the payment thereof set apart, the holders of shares of Second Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends thereon at the rate of Four Dollars ($4.00) per share per annum and no more, payable in cash quarterly on the first days of January, April, July and October in each year, accruing from the date of issue. Such dividends shall be cumulative so that if dividends on all issued and outstanding shares of Second Preferred Stock at the rate of Four Dollars ($4.00) per share per annum shall not have been paid or set apart for payment for the current and all past quarterly dividend periods, the deficiency shall be paid or set apart for payment before any distribution, whether by way of dividends or otherwise, on the Third Subordinated Preferred Stock or the Preference Stock or the Common Stock of the Corporation shall be declared or paid upon or set apart for payment, and before any Third Subordinated Preferred Stock or any Preference Stock or any Common Stock of the Corporation shall be purchased by or for the account of the Corporation.

          (c) After all dividends on the Second Preferred Stock for all past quarterly dividend periods have been paid or declared and a sum sufficient for the payment thereof set apart, the holders of shares of Third Subordinated Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends thereon at the rate of Five Dollars ($5.00) per share per annum and no more, payable in cash quarterly on the first days of January, April, July and October in each year, accruing from

                                                                      APPENDIX B

     the record date, in the case of a stock dividend, and the date of issue in all other cases. Such dividends shall be cumulative so that if dividends on all issued and outstanding shares of Third Subordinated Preferred Stock at the rate of Five Dollars ($5.00) per share per annum shall not have been paid or set apart for payment for the current and all past quarterly dividend periods, the deficiency shall be paid or set apart for payment before any distribution, whether by way of dividends or otherwise, on the Preference Stock or the Common Stock shall be declared or paid upon or set apart for payment, and before any Preference Stock or any Common Stock of the Corporation shall be purchased by or for the account of the Corporation.

          (d) In the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary) the holders of the Preferred Stock (First Preferred Stock) shall be entitled to receive and be paid the sum of One Hundred Dollars ($100.00) for each share of such Preferred Stock together with an amount equal to all accrued and unpaid dividends thereon before any sum shall be paid to or any assets distributed among the holders of the Second Preferred Stock or the Third Subordinated Preferred Stock or the Preference Stock or the Common Stock and after the payment to the holders of the Preferred Stock (First Preferred) of the sums stated, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of the Second Preferred Stock and the Third Subordinated Preferred Stock and the Preference Stock and the Common Stock of the Corporation.

          (e) In the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary) the holders of the Second Preferred Stock shall be entitled to receive and be paid the sum of One Hundred Dollars ($100.00) for each share of such Second Preferred Stock, together with an amount equal to all accrued and unpaid dividends thereon before any sum shall be paid to or any assets distributed among the holders of the Third Subordinated Preferred Stock or the Preference Stock or the Common Stock of the Corporation; provided, however, that no such payments shall be made unless the holders of any shares of Preferred Stock (First Preferred Stock) which may be outstanding at the time shall have received any sums to which they may be entitled in such event. After payment to the holders of the Preferred Stock (First Preferred Stock) of the sums stated in subparagraph (d) hereof, and payment to the holders of the Second Preferred Stock of the sums stated in this subparagraph (e) the remaining assets and funds of the Corporation shall be divided among and paid to the holders of the Third Subordinated Preferred Stock and the Preference Stock and the Common Stock of the Corporation.

          (f) In the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary) the holders of the Third Subordinated Preferred Stock shall be entitled to receive and to be paid the sum of One Hundred Dollars ($100.00) for each share of such Third Subordinated Preferred Stock, together with an amount equal to all accrued and unpaid dividends thereon before any sum shall be paid to or any assets distributed among the holders of the Preference Stock or the Common Stock of the Corporation; provided, however, that no such payments shall be made unless the holders of any shares of Preferred Stock (First Preferred Stock) or Second Preferred Stock which may be outstanding at the time shall have received any sums to which they may be entitled in such event. After payment of the holders of the Preferred Stock (First Preferred Stock) of the sums stated in subparagraph (d) hereof, and payment to the holders of the Second Preferred Stock of the sums stated in subparagraph (e) and payment to the holders of the Third Subordinated Preferred Stock of the sums stated in subparagraph (f), the remaining assets and funds of the Corporation shall be divided among and paid to the holders of the Preference Stock and the Common Stock of the Corporation.

          (g) The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the issued and outstanding Preferred Stock (First Preferred Stock) at any time, or from time to time, at the redemption price of One Hundred and Five Dollars ($105.00) per share together with an amount equal to all unpaid accrued dividends thereon computed to the date of redemption. In the event that less than all the issued and outstanding shares of Preferred Stock are to be redeemed, the amount to be redeemed and the method of effecting such redemption, whether by lot or pro rata, may be determined by the Board of Directors. Notice of such redemption, stating the date upon which, and the place at which

                                                                      APPENDIX B

     certificates representing the shares to be redeemed shall be surrendered, shall be mailed not less than fifteen (15) days prior to the redemption date to each holder of such shares at his address as it appears on the books of the Corporation. From and after the redemption date, unless default shall be made by the Corporation in providing the funds for redemption, all rights of the holders in respect of such shares shall cease except the right to receive the redemption price payable upon surrender of certificates representing such shares, together with any amount equal to all unpaid accrued dividends thereon.

          (h) The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the issued and outstanding Second Preferred Stock at any time, or from time to time, at the redemption price of One Hundred and Five Dollars ($105.00) per share together with an amount equal to all unpaid accrued dividends thereon computed to the date of redemption; provided, however, that so long as any shares of the Preferred Stock (First Preferred Stock) are outstanding the Board of Directors may not redeem any shares of the Second Preferred Stock unless all dividends on the Preferred Stock (First Preferred Stock) for all past quarterly dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart. In the event that less than all the issued and outstanding shares of Second Preferred Stock are to be redeemed, the amount to be redeemed and the method of effecting such redemption, whether by lot or pro rata, may be determined by the Board of Directors. Notice of such redemption, stating the date upon which, and the place at which certificates representing the shares to be redeemed shall be surrendered, shall be mailed not less than fifteen (15) days prior to the redemption date to each holder of such shares at his address as it appears on the books of the Corporation. From and after the redemption date, unless default shall be made by the Corporation in providing the funds for redemption, all rights of the holders in respect of such shares shall cease except the right to receive the redemption price payable upon surrender of certificates representing such shares, together with an amount equal to all unpaid accrued dividends thereon.

          (i) The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the issued or outstanding Third Subordinated Preferred Stock at any time, or from time to time, at the redemption price of One Hundred and Five Dollars ($105.00) per share together with an amount equal to all unpaid accrued dividends thereon computed to the date of redemption; provided, however, that so long as any shares of the Preferred Stock (First Preferred Stock) and the Second Preferred Stock are outstanding the Board of Directors may not redeem any shares of the Third Subordinated Preferred Stock unless all dividends on the Preferred Stock (First Preferred Stock) and Second Preferred Stock for all past quarterly dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart. In the event that less than all the issued and outstanding shares of Third Subordinated Preferred Stock are to be redeemed, the amount to be redeemed and the method of effecting such redemption, whether by lot or pro rata, may be determined by the Board of Directors. Notice of such redemption, stating the date upon which, and the place at which certificates representing the shares to be redeemed shall be surrendered, shall be mailed not less than fifteen (15) days prior to the redemption date to each holder of such shares at his address as it appears on the books of the Corporation. From and after the redemption date, unless default shall be made by the Corporation in providing the funds for redemption, all rights of the holders in respect of such shares shall cease except the right to receive the redemption price payable upon surrender of certificates representing such shares, together with an amount of all unpaid accrued dividends thereon.

          (j) Except as expressly otherwise provided by law, the holders of the Preferred Stock (First Preferred Stock) and the holders of the Second Preferred Stock and the holders of the Third Subordinated Preferred Stock shall not be entitled to vote at any meeting of the stockholders or to receive notice of such meeting.

          (k) (A) The Preference Stock may be issued, from time to time, by the Board of Directors as shares of one or more series of Preference Stock. The Board of Directors is expressly authorized to fix, by resolution or resolutions, the powers, designations, preferences and relative, participating, optional or

                                                                      APPENDIX B

     other special rights, if any, or the qualifications, limitations or restrictions thereof, pertaining to each series of Preference Stock, including, without limitation:

             (i) the distinctive serial designation of such series which shall distinguish it from other series;

             (ii) the number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors in creating the series;

             (iii) the annual dividend rate or rates (or method of determining such rate or rates, including the date or dates, if any, upon which and the terms and conditions under which, such dividend rate or rates may be reset or otherwise modified) for shares of such series and the date or dates upon which such dividends shall be payable;

             (iv) whether dividends on the shares of such series shall be cumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends of the shares of such series shall be cumulative;

             (v) the amount or amounts which shall be paid out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

             (vi) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation;

             (vii) the obligation, if any, of the Corporation to purchase or redeem, in whole or in part, shares of such series pursuant to a sinking fund or redemption or purchase account, at the option of the holders of such shares, upon the happening of a specified event or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

             (viii) whether the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event or otherwise, shares of any other class or classes or any other series of the same or any other class or classes of capital stock of the Corporation, or any other securities of the Corporation or any shares of stock or securities of any other corporation or other entity, and the terms and conditions of any such conversion or exchange, including (without limitation) the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments thereof, and the period or periods within which such conversion or exchange may occur;

             (ix) the voting rights, if any, of the shares of such series in addition to those required by law, including the number of votes per share and any requirement for the approval by the holders of all Preference Stock, or of the shares of one or more series, or of both, in an amount greater than a majority, up to such amount as is in accordance with applicable law, as a condition to specified corporate action or amendments to the certificate of incorporation;

             (x) the ranking of the shares of the series as compared with shares of other series of the Preference Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

             (xi) whether there shall be any limitations applicable, while shares of such series are outstanding, upon the payment of dividends or the making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any capital stock of the Corporation, or upon any other action of the Corporation, and if so, the terms and conditions thereof; and

                                                                      APPENDIX B

             (xii) any other powers, preferences and relative, participating, optional or other rights and any qualifications, limitations or restrictions not inconsistent herewith or with applicable law.

          All shares of any one series of Preference Stock shall be alike in every particular except as to the dates from and after which dividends thereon shall be cumulative.

          (B) Notwithstanding the provisions of the foregoing paragraph (k)(A) of this Article IV, the authority of the Board of Directors to fix the powers, designations, preferences, rights, qualifications, limitations and restrictions pertaining to the shares of Preference Stock or any series thereof shall be subject to the limitation that all shares of Preference Stock shall be subject to the rights and preferences of the Preferred Stock (First Preferred Stock), Second Preferred Stock and Third Subordinated Preferred Stock.

          (C) All shares of Preference Stock shall rank senior to the Common Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, except as set forth in the resolution or resolutions of the Board of Directors creating and designating any series of Preference Stock. All shares of Preference Stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion or exchange) shall be cancelled and thereupon restored to the status of authorized but unissued shares of Preference Stock undesignated as to series, unless otherwise provided in the resolution or resolutions of the Board of Directors creating and designating the series of Preference Stock of which the shares that are redeemed, purchased or otherwise acquired by the Corporation are a part.

          (l) Subject to the rights and preferences of the First Preferred Stock, Second Preferred Stock, Third Subordinated Preferred Stock and Preference Stock, as set forth in paragraphs (a) through (k) of this
     Article IV, the Common Stock shall participate share and share alike in all dividends and distributions of assets upon liquidation or otherwise and the holders of the Common Stock of the Corporation shall have full voting power for all purposes, with each share of Common Stock entitled to one vote per share, save as otherwise required by law.

          (m) None of the holders of capital stock of any class shall be entitled as of right to purchase or subscribe for any unissued stock of the Corporation of any class or any additional shares of any class to be issued by reason of any increase of the authorized stock of the Corporation, or any other securities convertible into or exchangeable for stock of the Corporation or carrying any right to purchase such stock.

     At the Effective Time, Article V shall be amended and restated in its entirety as set forth below:

          (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of Directors of the Corporation shall be fixed by the Board of Directors in the manner provided in the By-Laws, but in no case shall the number be less than three
     (3) nor more than twelve (12). The Directors need not be stockholders. The election of the Directors of the Corporation need not be by written ballot unless the By-Laws so require. The Directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock or Preference Stock under specific circumstances, shall be divided into three classes as nearly equal in number as is reasonably possible. Jonathan B. Bulkeley, Herman Cain, C.J. Silas and Ed Zschau shall be members of the first class of directors with terms expiring at the 2002 annual meeting of stockholders. James E. Preston, Lawrence R. Ricciardi and William J. White shall be members of the second class of directors with terms expiring at the 2003 annual meeting of stockholders. Lynne V. Cheney, M. Christine DeVita and Thomas O. Ryder shall be members of the third class of directors with terms expiring at the 2004 annual meeting of stockholders. At each subsequent annual meeting of stockholders, the successors to the directors whose terms shall expire that year shall be elected to hold office for the term of three years, so that the term of office of one class of directors shall expire in each year. In any event, each director of the Corporation shall hold office until that director's successor is duly elected and qualified.

                                                                      APPENDIX B

          (b) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered:

             (1) To adopt, amend or repeal the By-Laws of the Corporation; provided, that such action shall require the affirmative vote of a majority of the total number of Directors. Nothing herein shall limit the power of the holders of shares of Common Stock of the Corporation to adopt, amend or repeal the By-Laws of the Corporation.

             (2) To provide for the issuance, from time to time, of the shares of stock of the Corporation, whether now or hereafter authorized, for such consideration and on such terms and conditions as it may lawfully fix from time to time; and all shares so issued, the full consideration for which has been paid, shall be deemed fully paid and nonassessable.

          (c) A Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such exemption from liability or limitation thereof is not permitted under Title 8, Chapter 1 of the Delaware Code as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this paragraph shall adversely affect any right or protection of a Director that exists at the time of such amendment, modification or repeal.

     At the Effective Time, the following new article shall be added immediately after Article VIII:

                                   ARTICLE IX

                           ACTION BY WRITTEN CONSENT

     No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting and the power of stockholders to consent in writing is specifically denied.

                                                                    APPENDIX C-1

                        CERTIFICATE OF AMENDMENT OF THE
                    RESTATED CERTIFICATE OF INCORPORATION OF
                     THE READER'S DIGEST ASSOCIATION, INC.
           UNDER SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW

     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, The Reader's Digest Association, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

    FIRST:              The Board of Directors of the Corporation adopted
                        resolutions proposing and declaring advisable the amendments to the Restated Certificate of Incorporation set forth in
                        Exhibit A hereto.



    SECOND: To effect the foregoing, the Restated Certificate of Incorporation of the Corporation is hereby amended as set forth in Exhibit A hereto.



    THIRD:              At a meeting of stockholders of the Corporation duly held on
                                , 2002, a majority of the outstanding stock of the
                        Corporation entitled to vote voted to approve the amendments set forth as Exhibit A hereto in accordance with the
                        provisions of the Restated Certificate of Incorporation of the Corporation and the General Corporation Law of the State
                        of Delaware.



    FOURTH:             Said amendments were duly adopted in accordance with Section
                        242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, The Reader's Digest Association, Inc. has caused this
certificate to be signed by           , its           , this      day of
          , 2002.

                                          THE READER'S DIGEST ASSOCIATION, INC.

                                          By:
                                            ------------------------------------
                                          Name:
                                          Title:

                                                                    APPENDIX C-1

                                                                       EXHIBIT A

     Article IV is hereby amended by adding the following paragraph at the beginning of Article IV:


          Without regard to any other provision of this Certificate of Incorporation (including, without limitation, all of the provisions of Article IV), each one (1) share of Class B Voting Common Stock, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified as and changed (without any further act) into 1.24 fully-paid and nonassessable shares of Class A Nonvoting Common Stock, provided that no fractional shares shall be issued to any holder, and that instead of issuing such fractional shares, the Corporation shall arrange for the disposition of fractional interests by those entitled thereto, by the mechanism of having (1) the transfer agent of the Corporation aggregate such fractional interests, (2) the shares resulting from the aggregation sold and (3) the net proceeds received from the sale allocated and distributed among the holders of the fractional interests as their respective interests appear.

                                                                    APPENDIX C-2

                        CERTIFICATE OF AMENDMENT OF THE
                    RESTATED CERTIFICATE OF INCORPORATION OF
                     THE READER'S DIGEST ASSOCIATION, INC.
           UNDER SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW

     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, The Reader's Digest Association, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

    FIRST:              The Board of Directors of the Corporation adopted
                        resolutions proposing and declaring advisable the amendments to the Restated Certificate of Incorporation set forth in
                        Exhibit A hereto.



    SECOND: To effect the foregoing, the Restated Certificate of Incorporation of the Corporation is hereby amended as set forth in Exhibit A hereto.



    THIRD:              At a meeting of stockholders of the Corporation duly held on
                                , 2002, a majority of the outstanding stock of the
                        Corporation entitled to vote voted to approve the amendments attached as Exhibit A hereto in accordance with the
                        provisions of the Restated Certificate of Incorporation of the Corporation and the General Corporation Law of the State
                        of Delaware.



    FOURTH:             Said amendments were duly adopted in accordance with Section
                        242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, The Reader's Digest Association, Inc. has caused this
certificate to be signed by                                         , its
                    , this      day of           , 2002.

                                          THE READER'S DIGEST ASSOCIATION, INC.

                                          By:
                                            ------------------------------------
                                          Name:
                                          Title:

                                                                    APPENDIX C-2

                                                                       EXHIBIT A

     Article IV is hereby amended and restated in its entirety as set forth below:

                                   ARTICLE IV

                               AUTHORIZED SHARES

     Without regard to any other provision of this Certificate of Incorporation (including, without limitation, all of the provisions of Article IV), the Class A Nonvoting Common Stock is hereby renamed Common Stock.

     The total number of shares which the Corporation shall be authorized to issue is two hundred twenty-five million three hundred ninety thousand (225,390,000) shares, of which forty thousand (40,000) shares shall be Preferred Stock of the par value of One Dollar ($1.00) per share, one hundred twenty thousand (120,000) shares shall be Second Preferred Stock of the par value of One Dollar ($1.00) per share, two hundred thirty thousand (230,000) shares shall be Third Subordinated Preferred Stock of the par value of One Dollar ($1.00) per share, twenty-five million (25,000,000) shares shall be Preference Stock of the par value of One Cent ($.01) per share, issuable in series and two hundred million (200,000,000) shares shall be Common Stock of the par value of One Cent ($.01) per share. The designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of each such class of the capital stock of the Corporation are as follows:

          (a) The holders of shares of Preferred Stock (sometimes called "First Preferred Stock") shall be entitled to receive, when and as declared by the Board of Directors, dividends thereon at the rate of Four Dollars ($4.00) per share per annum and no more, payable in cash quarterly on the first days of January, April, July and October in each year, accruing from the date of issue of such shares. Such dividends shall be cumulative, so that if dividends on all issued and outstanding shares of Preferred Stock (First Preferred Stock) at the rate of Four Dollars ($4.00) per share per annum shall not have been paid or set apart for payment for the current and all past quarterly dividend periods, the deficiency shall be paid or set apart for payment before any distribution, whether by way of dividends or otherwise, on the Second Preferred Stock or the Third Subordinated Preferred Stock or the Preference Stock or the Common Stock of the Corporation shall be declared or paid upon or set apart for payment and before any Second Preferred Stock or any Third Subordinated Preferred Stock or any Preference Stock or any Common Stock of the Corporation shall be purchased by or for the account of the Corporation.

          (b) After all dividends on the Preferred Stock (First Preferred Stock) for all past quarterly dividend periods have been paid or declared and a sum sufficient for the payment thereof set apart, the holders of shares of Second Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends thereon at the rate of Four Dollars ($4.00) per share per annum and no more, payable in cash quarterly on the first days of January, April, July and October in each year, accruing from the date of issue. Such dividends shall be cumulative so that if dividends on all issued and outstanding shares of Second Preferred Stock at the rate of Four Dollars ($4.00) per share per annum shall not have been paid or set apart for payment for the current and all past quarterly dividend periods, the deficiency shall be paid or set apart for payment before any distribution, whether by way of dividends or otherwise, on the Third Subordinated Preferred Stock or the Preference Stock or the Common Stock of the Corporation shall be declared or paid upon or set apart for payment, and before any Third Subordinated Preferred Stock or any Preference Stock or any Common Stock of the Corporation shall be purchased by or for the account of the Corporation.

          (c) After all dividends on the Second Preferred Stock for all past quarterly dividend periods have been paid or declared and a sum sufficient for the payment thereof set apart, the holders of shares of Third Subordinated Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends thereon at the rate of Five Dollars ($5.00) per share per annum and no more,

                                                                    APPENDIX C-2

     payable in cash quarterly on the first days of January, April, July and October in each year, accruing from the record date, in the case of a stock dividend, and the date of issue in all other cases. Such dividends shall be cumulative so that if dividends on all issued and outstanding shares of Third Subordinated Preferred Stock at the rate of Five Dollars ($5.00) per share per annum shall not have been paid or set apart for payment for the current and all past quarterly dividend periods, the deficiency shall be paid or set apart for payment before any distribution, whether by way of dividends or otherwise, on the Preference Stock or the Common Stock shall be declared or paid upon or set apart for payment, and before any Preference Stock or any Common Stock of the Corporation shall be purchased by or for the account of the Corporation.

          (d) In the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary) the holders of the Preferred Stock (First Preferred Stock) shall be entitled to receive and be paid the sum of One Hundred Dollars ($100.00) for each share of such Preferred Stock together with an amount equal to all accrued and unpaid dividends thereon before any sum shall be paid to or any assets distributed among the holders of the Second Preferred Stock or the Third Subordinated Preferred Stock or the Preference Stock or the Common Stock and after the payment to the holders of the Preferred Stock (First Preferred) of the sums stated, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of the Second Preferred Stock and the Third Subordinated Preferred Stock and the Preference Stock and the Common Stock of the Corporation.

          (e) In the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary) the holders of the Second Preferred Stock shall be entitled to receive and be paid the sum of One Hundred Dollars ($100.00) for each share of such Second Preferred Stock, together with an amount equal to all accrued and unpaid dividends thereon before any sum shall be paid to or any assets distributed among the holders of the Third Subordinated Preferred Stock or the Preference Stock or the Common Stock of the Corporation; provided, however, that no such payments shall be made unless the holders of any shares of Preferred Stock (First Preferred Stock) which may be outstanding at the time shall have received any sums to which they may be entitled in such event. After payment to the holders of the Preferred Stock (First Preferred Stock) of the sums stated in subparagraph (d) hereof, and payment to the holders of the Second Preferred Stock of the sums stated in this subparagraph (e) the remaining assets and funds of the Corporation shall be divided among and paid to the holders of the Third Subordinated Preferred Stock and the Preference Stock and the Common Stock of the Corporation.

          (f) In the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary) the holders of the Third Subordinated Preferred Stock shall be entitled to receive and to be paid the sum of One Hundred Dollars ($100.00) for each share of such Third Subordinated Preferred Stock, together with an amount equal to all accrued and unpaid dividends thereon before any sum shall be paid to or any assets distributed among the holders of the Preference Stock or the Common Stock of the Corporation; provided, however, that no such payments shall be made unless the holders of any shares of Preferred Stock (First Preferred Stock) or Second Preferred Stock which may be outstanding at the time shall have received any sums to which they may be entitled in such event. After payment of the holders of the Preferred Stock (First Preferred Stock) of the sums stated in subparagraph (d) hereof, and payment to the holders of the Second Preferred Stock of the sums stated in subparagraph (e) and payment to the holders of the Third Subordinated Preferred Stock of the sums stated in subparagraph (f), the remaining assets and funds of the Corporation shall be divided among and paid to the holders of the Preference Stock and the Common Stock of the Corporation.

          (g) The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the issued and outstanding Preferred Stock (First Preferred Stock) at any time, or from time to time, at the redemption price of One Hundred and Five Dollars ($105.00) per share together with an amount equal to all unpaid accrued dividends thereon computed to the date of redemption. In the event that less than all the issued and outstanding shares of Preferred Stock are to be redeemed, the amount to be redeemed and the method of effecting such redemption, whether by lot or pro rata, may be determined by

                                                                    APPENDIX C-2

     the Board of Directors. Notice of such redemption, stating the date upon which, and the place at which certificates representing the shares to be redeemed shall be surrendered, shall be mailed not less than fifteen (15) days prior to the redemption date to each holder of such shares at his address as it appears on the books of the Corporation. From and after the redemption date, unless default shall be made by the Corporation in providing the funds for redemption, all rights of the holders in respect of such shares shall cease except the right to receive the redemption price payable upon surrender of certificates representing such shares, together with any amount equal to all unpaid accrued dividends thereon.

          (h) The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the issued and outstanding Second Preferred Stock at any time, or from time to time, at the redemption price of One Hundred and Five Dollars ($105.00) per share together with an amount equal to all unpaid accrued dividends thereon computed to the date of redemption; provided, however, that so long as any shares of the Preferred Stock (First Preferred Stock) are outstanding the Board of Directors may not redeem any shares of the Second Preferred Stock unless all dividends on the Preferred Stock (First Preferred Stock) for all past quarterly dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart. In the event that less than all the issued and outstanding shares of Second Preferred Stock are to be redeemed, the amount to be redeemed and the method of effecting such redemption, whether by lot or pro rata, may be determined by the Board of Directors. Notice of such redemption, stating the date upon which, and the place at which certificates representing the shares to be redeemed shall be surrendered, shall be mailed not less than fifteen (15) days prior to the redemption date to each holder of such shares at his address as it appears on the books of the Corporation. From and after the redemption date, unless default shall be made by the Corporation in providing the funds for redemption, all rights of the holders in respect of such shares shall cease except the right to receive the redemption price payable upon surrender of certificates representing such shares, together with an amount equal to all unpaid accrued dividends thereon.

          (i) The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the issued or outstanding Third Subordinated Preferred Stock at any time, or from time to time, at the redemption price of One Hundred and Five Dollars ($105.00) per share together with an amount equal to all unpaid accrued dividends thereon computed to the date of redemption; provided, however, that so long as any shares of the Preferred Stock (First Preferred Stock) and the Second Preferred Stock are outstanding the Board of Directors may not redeem any shares of the Third Subordinated Preferred Stock unless all dividends on the Preferred Stock (First Preferred Stock) and Second Preferred Stock for all past quarterly dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart. In the event that less than all the issued and outstanding shares of Third Subordinated Preferred Stock are to be redeemed, the amount to be redeemed and the method of effecting such redemption, whether by lot or pro rata, may be determined by the Board of Directors. Notice of such redemption, stating the date upon which, and the place at which certificates representing the shares to be redeemed shall be surrendered, shall be mailed not less than fifteen (15) days prior to the redemption date to each holder of such shares at his address as it appears on the books of the Corporation. From and after the redemption date, unless default shall be made by the Corporation in providing the funds for redemption, all rights of the holders in respect of such shares shall cease except the right to receive the redemption price payable upon surrender of certificates representing such shares, together with an amount of all unpaid accrued dividends thereon.

          (j) Except as expressly otherwise provided by law, the holders of the Preferred Stock (First Preferred Stock) and the holders of the Second Preferred Stock and the holders of the Third Subordinated Preferred Stock shall not be entitled to vote at any meeting of the stockholders or to receive notice of such meeting.

          (k) (A) The Preference Stock may be issued, from time to time, by the Board of Directors as shares of one or more series of Preference Stock. The Board of Directors is expressly authorized to fix, by resolution or resolutions, the powers, designations, preferences and relative, participating, optional or

                                                                    APPENDIX C-2

     other special rights, if any, or the qualifications, limitations or restrictions thereof, pertaining to each series of Preference Stock, including, without limitation:

             (i) the distinctive serial designation of such series which shall distinguish it from other series;

             (ii) the number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors in creating the series;

             (iii) the annual dividend rate or rates (or method of determining such rate or rates, including the date or dates, if any, upon which and the terms and conditions under which, such dividend rate or rates may be reset or otherwise modified) for shares of such series and the date or dates upon which such dividends shall be payable;

             (iv) whether dividends on the shares of such series shall be cumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends of the shares of such series shall be cumulative;

             (v) the amount or amounts which shall be paid out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

             (vi) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation;

             (vii) the obligation, if any, of the Corporation to purchase or redeem, in whole or in part, shares of such series pursuant to a sinking fund or redemption or purchase account, at the option of the holders of such shares, upon the happening of a specified event or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

             (viii) whether the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event or otherwise, shares of any other class or classes or any other series of the same or any other class or classes of capital stock of the Corporation, or any other securities of the Corporation or any shares of stock or securities of any other corporation or other entity, and the terms and conditions of any such conversion or exchange, including (without limitation) the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments thereof, and the period or periods within which such conversion or exchange may occur;

             (ix) the voting rights, if any, of the shares of such series in addition to those required by law, including the number of votes per share and any requirement for the approval by the holders of all Preference Stock, or of the shares of one or more series, or of both, in an amount greater than a majority, up to such amount as is in accordance with applicable law, as a condition to specified corporate action or amendments to the certificate of incorporation;

             (x) the ranking of the shares of the series as compared with shares of other series of the Preference Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

             (xi) whether there shall be any limitations applicable, while shares of such series are outstanding, upon the payment of dividends or the making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any capital stock of the Corporation, or upon any other action of the Corporation, and if so, the terms and conditions thereof; and

                                                                    APPENDIX C-2

             (xii) any other powers, preferences and relative, participating, optional or other rights and any qualifications, limitations or restrictions not inconsistent herewith or with applicable law.

          All shares of any one series of Preference Stock shall be alike in every particular except as to the dates from and after which dividends thereon shall be cumulative.

          (B) Notwithstanding the provisions of the foregoing paragraph (k)(A) of this Article IV, the authority of the Board of Directors to fix the powers, designations, preferences, rights, qualifications, limitations and restrictions pertaining to the shares of Preference Stock or any series thereof shall be subject to the limitation that all shares of Preference Stock shall be subject to the rights and preferences of the Preferred Stock (First Preferred Stock), Second Preferred Stock and Third Subordinated Preferred Stock.

          (C) All shares of Preference Stock shall rank senior to the Common Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, except as set forth in the resolution or resolutions of the Board of Directors creating and designating any series of Preference Stock. All shares of Preference Stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion or exchange) shall be cancelled and thereupon restored to the status of authorized but unissued shares of Preference Stock undesignated as to series, unless otherwise provided in the resolution or resolutions of the Board of Directors creating and designating the series of Preference Stock of which the shares that are redeemed, purchased or otherwise acquired by the Corporation are a part.

          (l) Subject to the rights and preferences of the First Preferred Stock, Second Preferred Stock, Third Subordinated Preferred Stock and Preference Stock, as set forth in paragraphs (a) through (k) of this
     Article IV, the Common Stock shall participate share and share alike in all dividends and distributions of assets upon liquidation or otherwise and the holders of the Common Stock of the Corporation shall have full voting power for all purposes, with each share of Common Stock entitled to one vote per share, save as otherwise required by law.

          (m) None of the holders of capital stock of any class shall be entitled as of right to purchase or subscribe for any unissued stock of the Corporation of any class or any additional shares of any class to be issued by reason of any increase of the authorized stock of the Corporation, or any other securities convertible into or exchangeable for stock of the Corporation or carrying any right to purchase such stock.

     Article V is hereby amended and restated in its entirety as set forth below:

          (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of Directors of the Corporation shall be fixed by the Board of Directors in the manner provided in the By-Laws, but in no case shall the number be less than three
     (3) nor more than twelve (12). The Directors need not be stockholders. The election of the Directors of the Corporation need not be by written ballot unless the By-Laws so require. The Directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock or Preference Stock under specific circumstances, shall be divided into three classes as nearly equal in number as is reasonably possible. Jonathan B. Bulkeley, Herman Cain, C.J. Silas and Ed Zschau shall be members of the first class of directors with terms expiring at the 2002 annual meeting of stockholders. James E. Preston, Lawrence R. Ricciardi and William J. White shall be members of the second class of directors with terms expiring at the 2003 annual meeting of stockholders. Lynne V. Cheney, M. Christine DeVita and Thomas O. Ryder shall be members of the third class of directors with terms expiring at the 2004 annual meeting of stockholders. At each subsequent annual meeting of stockholders, the successors to the directors whose terms shall expire that year shall be elected to hold office for the term of three years, so that the term of office of one class of directors shall expire in each year. In any event, each director of the Corporation shall hold office until that director's successor is duly elected and qualified.

                                                                    APPENDIX C-2

          (b) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered:

             (1) To adopt, amend or repeal the By-Laws of the Corporation; provided, that such action shall require the affirmative vote of a majority of the total number of Directors. Nothing herein shall limit the power of the holders of shares of Common Stock of the Corporation to adopt, amend or repeal the By-Laws of the Corporation.

             (2) To provide for the issuance, from time to time, of the shares of stock of the Corporation, whether now or hereafter authorized, for such consideration and on such terms and conditions as it may lawfully fix from time to time; and all shares so issued, the full consideration for which has been paid, shall be deemed fully paid and nonassessable.

          (c) A Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such exemption from liability or limitation thereof is not permitted under Title 8, Chapter 1 of the Delaware Code as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this paragraph shall adversely affect any right or protection of a Director that exists at the time of such amendment, modification or repeal.

     The following new Article IX is hereby added immediately following Article
VIII:

                                   ARTICLE IX

                           ACTION BY WRITTEN CONSENT

     No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting and the power of stockholders to consent in writing is specifically denied.

                                                                      APPENDIX D

PERSONAL AND CONFIDENTIAL

April 12, 2002

Special Committee of the Board of Directors
The Reader's Digest Association, Inc.
Reader's Digest Road
Pleasantville, NY 10570

Board of Directors
The Reader's Digest Association, Inc.
Reader's Digest Road
Pleasantville, NY 10570

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders (other than the Lila Wallace -- Reader's Digest Fund, Inc. and the DeWitt Wallace -- Reader's Digest Fund, Inc. (collectively, the "Funds")) of the outstanding shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and outstanding shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"; together with the Class A Common Stock, the "Shares") of The Reader's Digest Association, Inc. (the "Company") of (i) the repurchase (the "Purchase") of 3,636,363 shares of Class B Common Stock held by the Funds for $27.50 in cash per share, or $99,999,983 in cash in the aggregate (the "Purchase Amount"), (ii) the exchange ratio of 1.24 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company to be exchanged for each share of Class B Common Stock (the "Class B Exchange Ratio"), other than shares of Class B Common Stock purchased from the Funds as described above, and (iii) the exchange ratio of 1 share of Common Stock for each share of Class A Common Stock (the "Class A Exchange Ratio"; collectively with the Class B Exchange Ratio and the Purchase Amount, the "Recapitalization"), taken as a whole, in each case pursuant to the Recapitalization Agreement, dated as of April 12, 2002 (the "Agreement"), among the Company and the Funds. You have informed us that, pursuant to the Agreement,
(i) (a) the Company shall form a wholly owned subsidiary which shall merge with and into the Company (the "Merger") and (b) upon consummation of the Merger, all of the outstanding shares of Class B Common Stock (other than shares repurchased from the Funds) and all of the outstanding shares of Class A Common Stock will be exchanged for shares of Common Stock pursuant to the respective exchange ratios set forth above, provided that, in certain circumstances described in
Section 1.1(c) of the Agreement, such Recapitalization shall be effected pursuant to an amendment to the Company's restated certificate of incorporation (the "Charter Amendment") rather than pursuant to the Merger; and (ii) immediately prior to the Merger or Charter Amendment, as applicable, the Company will repurchase 3,636,363 shares of Class B Common Stock from the Funds for the Purchase Amount. You also have informed us that, as of the date of the Agreement, the Funds held 10,664,063 shares of Class A Common Stock and 6,216,082 shares of Class B Common Stock and that the Recapitalization was the result of arm's-length negotiations between the Special Committee and the Funds.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We are familiar with the Company and the Funds having provided certain investment banking services to the Company from time to time, including
(i) having acted as sole lead and bookrunning manager with respect to the sale of 11,851,496 shares of Class A Common Stock by certain stockholders through an offering of hybrid equity securities exchangeable into shares of Class A Common Stock in February 1998, (ii) having acted as the Company's financial advisor in connection with its acquisition of Books Are Fun, Ltd. in August 1999, (iii) having acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the exchange of a portion of the Class B Common Stock held by the Funds into Class A Common Stock in September 1999,

                                                                      APPENDIX D

Special Committee of the Board of Directors
Board of Directors
The Reader's Digest Association, Inc.
April 12, 2002
Page  2

(iv) having acted as sole lead and book-running manager with respect to the public secondary offering of 11,500,000 shares of Class A Common Stock (including shares held by the Funds) in November 1999, (v) having provided a fairness opinion to the Company in connection with its pending acquisition of the Reiman Publications business ("Reiman Publications") from Reiman Holding Company, LLC which was announced in March 2002, and (vi) having acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with, and having participated in certain of the negotiations leading to, the Agreement. In addition, we are acting as co-lead arranger of the bank facility that is expected to be used to fund the acquisition of Reiman Publications and the cash portion of the Recapitalization. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended June 30, 2001; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial projections for the Company prepared by Company management (the "Forecasts"). We also have held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company. In addition we have held discussions with members of the senior management of the Company and the Special Committee of the Board of Directors of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement. We have also reviewed the reported prices and trading activities for the Company's Class A Common Stock and Class B Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain other transactions, including transactions in which a controlling stockholder group effectively relinquishes voting control, reviewed the financial terms of certain recent business combinations in the consumer publishing industry specifically and other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company in connection with their consideration of the transaction contemplated by the Agreement and do not constitute a recommendation as to how any holder of Class B Common Stock should vote with respect to such transaction. We also have noted the Special Committee's determination that all holders of Class B Common Stock (not just the Funds) would receive the benefit of the Class B Exchange Ratio in the Recapitalization. In addition, we took into account the fact that neither the Funds nor any other party will have voting control of the Company upon consummation of the transaction contemplated by the Agreement. We express no view as to the price at which the Common Stock may likely trade following completion of the transaction contemplated by the Agreement or as to the relative fairness of the Recapitalization to the holders of Class A Common Stock as compared to the holders of Class B Common Stock.

                                                                      APPENDIX D

Special Committee of the Board of Directors
Board of Directors
The Reader's Digest Association, Inc.
April 12, 2002
Page  3

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Recapitalization, taken as a whole, pursuant to the Agreement is fair from a financial point of view to the holders of Shares (other than the Funds).

                                          Very truly yours,

                                               /s/ GOLDMAN, SACHS & CO.
                                          --------------------------------------
                                                   GOLDMAN, SACHS & CO.

                                                                      APPENDIX E

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                                APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                                                                      APPENDIX E

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

                                                                      APPENDIX E

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders

                                                                      APPENDIX E

of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

           DRIVING DIRECTIONS TO READER'S DIGEST GLOBAL HEADQUARTERS

FROM MANHATTAN

     From East Side, take I-87 north (Major Deegan Thruway) into Yonkers to Exit 5, "Central Park Avenue, Route 100." Proceed on Route 100 north for 1 mile to entrance to Sprain Brook Parkway (left turn). Continue on Sprain Brook Parkway north approximately 12 miles to exit for Saw Mill River Parkway north. Take Saw Mill River Parkway north approximately 7 miles to the traffic light at the Reader's Digest Road exit (Exit 33). Turn right at the exit and bear right to the top of the hill proceeding around the Reader's Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader's Digest main entrance.

     From West Side, take the West Side Highway north to the Henry Hudson Parkway north to the Saw Mill River Parkway north. Continue on the Saw Mill River Parkway north approximately 20 miles to the traffic light at the Reader's Digest Road exit (Exit 33). Turn right at the exit and bear right to the top of the hill proceeding around the Reader's Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader's Digest main entrance.

FROM DUTCHESS OR PUTNAM COUNTY

     Take I-84 south to the I-684 south approximately 10 miles to Saw Mill River Parkway south. Bear right onto Exit 5 entering Saw Mill River Parkway south and continue approximately 7 miles to traffic light at Reader's Digest Road exit (Exit 33). Turn left at exit and bear right to top of hill proceeding around the Reader's Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader's Digest main entrance.

FROM NEW JERSEY


     Take I-287 east (Tappan Zee Bridge) to Exit 1 for Saw Mill River Parkway north. Take Saw Mill River Parkway north approximately 7 miles to the traffic light at the Reader's Digest Road exit (Exit 33). Turn right at the exit and bear right to the top of the hill proceeding around the Reader's Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader's Digest main entrance.


FROM CONNECTICUT

     Take I-95 south to Exit 21 to I-287. Proceed on I-287 to Exit 3 for Sprain Brook Parkway north. Take Sprain Brook Parkway north approximately 4 miles to exit for Saw Mill River Parkway north. Take Saw Mill River Parkway north approximately 7 miles to the traffic light at the Reader's Digest Road exit (Exit 33). Turn right at the exit and bear right to the top of the hill proceeding around the Reader's Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader's Digest main entrance.

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Registrant's Restated Certificate of Incorporation, as amended, provides that Registrant shall indemnify each officer or director of Registrant to the fullest extent permitted by law, subject to the limitations set forth in its by-laws. The by-laws provide that Registrant shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of Registrant or serves or served at the request of Registrant any other enterprise as a director or officer. Expenses incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by Registrant promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Registrant. The rights of any person under the by-laws shall be enforceable against Registrant by such person who shall be presumed to have relied upon them in serving or continuing to serve as a director or officer as provided above. Notwithstanding the foregoing, and except as otherwise provided by law, Registrant may not make any payment for indemnification pursuant to the by-laws to any person to the extent of the amount of such payment that would result in the imposition of an excise tax under Chapter 42 of the Internal Revenue Code of 1986, as amended.

     Section 145 of the Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such actions, suits or proceedings. The Delaware General Corporation Law also provides that Delaware corporations may purchase insurance on behalf of any director, officer, employee or agent.

     Registrant may purchase and maintain insurance on behalf of any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of such persons being or having been such a director, officer, employee or agent, whether or not Registrant would have the power to indemnify such person against such expenses and liabilities under the provisions of the Restated Certificate of Incorporation or otherwise. Registrant maintains such insurance on behalf of its directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

          See Exhibit Index.

     (b) Financial Statement Schedules.

          None.

     (c) Item 4(b) Information.

        The opinion of Goldman, Sachs & Co. is attached as Appendix D to the proxy statement/prospectus.

ITEM 22.  UNDERTAKINGS

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder, through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (e) The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

     (g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (h) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (i) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of New Castle, State of New York, as of July 2, 2002.


                                          THE READER'S DIGEST ASSOCIATION, INC.
                                          By:      /s/ THOMAS O. RYDER
                                            ------------------------------------
                                                      Thomas O. Ryder
                                                   Chairman of the Board
                                                and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated as of July 2, 2002.



                      SIGNATURE                                             TITLE
                      ---------                                             -----
                 /s/ THOMAS O. RYDER                           Director, Chairman of the Board
-----------------------------------------------------            and Chief Executive Officer
                   Thomas O. Ryder                              (principal executive officer)

                          *                               Senior Vice President and Chief Financial
-----------------------------------------------------                      Officer
                Michael S. Geltzeiler                           (principal financial officer)

                          *                                Vice President and Corporate Controller
-----------------------------------------------------          (principal accounting officer)
                   Thomas D. Barry

                          *                                               Director
-----------------------------------------------------
                Jonathan B. Bulkeley

                          *                                               Director
-----------------------------------------------------
                     Herman Cain

                          *                                               Director
-----------------------------------------------------
                   Lynne V. Cheney

                          *                                               Director
-----------------------------------------------------
                 M. Christine DeVita

                          *                                               Director
-----------------------------------------------------
                  James E. Preston

                          *                                               Director
-----------------------------------------------------
                Lawrence R. Ricciardi

                          *                                               Director
-----------------------------------------------------
                     C.J. Silas

                      SIGNATURE                                             TITLE
                      ---------                                             -----
                          *                                               Director
-----------------------------------------------------
                  William J. White

                          *                                               Director
-----------------------------------------------------
                      Ed Zschau

               *By: /s/ C.H.R. DUPREE
  ------------------------------------------------
                    C.H.R. DuPree
                  Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
 2.1       Recapitalization Agreement, dated as of April 12, 2002, by and among the DeWitt Wallace-Reader's Digest Fund, Inc., the
           Lila Wallace-Reader's Digest Fund, Inc. and The Reader's
           Digest Association, Inc., included as Appendix A to the
           proxy statement/prospectus which is part of this
           registration statement.

 2.2 Agreement and Plan of Merger, dated as of June 28, 2002, by and between The Reader's Digest Association, Inc. and RDA
           Merger Corp., included as Appendix B to the proxy statement/prospectus which is part of this registration statement.

 3.1.1     Restated Certificate of Incorporation of The Reader's Digest
           Association, Inc., filed with the State of Delaware on February 7, 1990 (Exhibit 3.1.1 to Annual Report on Form
           10-K for the year ended June 30, 1993).

 3.1.2 Certificate of Amendment of the Certificate of Incorporation of The Reader's Digest Association, Inc., filed with the
           State of Delaware on February 22, 1991 (Exhibit 3.1.2 to
           Annual Report on Form 10-K for the year ended June 30,
           1993).

 3.1.3 Certificate of Amendment of the Certificate of Incorporation of The Reader's Digest Association, Inc., filed with the
           State of Delaware on November 19, 1999 (Exhibit 10.29 to
           Quarterly Report on Form 10-Q for the quarter ended March
           31, 2000).

 3.1.4     Proposed Certificates of Amendment of the Certificate of
           Incorporation of The Reader's Digest Association, Inc., included as Appendix C to the proxy statement/prospectus which is part of this registration statement.

 3.2.1     Amended and Restated By-Laws of The Reader's Digest
           Association, Inc., effective February 22, 1991 (Exhibit 3.2 to Annual Report on Form 10-K for the year ended June 30,
           1993).

 3.2.2*    Amended and Restated By-Laws of The Reader's Digest
           Association, Inc., to be effective upon completion of the recapitalization.

 5.1 Opinion of C.H.R. DuPree, Esq., as to the legality of the securities being registered.

23.1 Consent of C.H.R. DuPree, Esq. (included in Exhibit 5.1 hereto).

23.2       Consent of KPMG LLP.

23.3       Consent of Ernst & Young LLP.

99.1 Opinion of Goldman, Sachs & Co., included as Appendix D to the proxy statement/prospectus which is part of this registration statement.

99.2       Form of Proxy for Special Meeting of Stockholders of The
           Reader's Digest Association, Inc.

99.3       Form of Voting Direction Card for Participants in the
           Reader's Digest Employee Ownership Plan and 401(k)
           Partnership.

99.4       Form of Admission Card.

99.5       Consent of Goldman, Sachs & Co.


---------------


* Previously filed.